                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

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                               QUANEX CORPORATION

                                  $250,000,000

                                REVOLVING CREDIT

                                      AND

                              TERM LOAN AGREEMENT

                           DATED AS OF JULY 23, 1996

                            COMERICA BANK, AS AGENT

                                      AND

                         HARRIS TRUST AND SAVINGS BANK

                                      AND

                 WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION

                                  AS CO-AGENTS


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
                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
         1.      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         2.      THE INDEBTEDNESS: REVOLVING CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                 2.1        Revolving Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 2.2        Type of Advance and Maturity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 2.3        Requests for and Refundings and Conversion of
                             Revolving Credit Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 2.4        Disbursement of Revolving Credit Advances . . . . . . . . . . . . . . . . . . . . . . . .  25
                 2.5        Revolving Credit Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 2.6        Optional Reduction or Termination of
                             Revolving Credit Aggregate Commitment  . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 2.7        Optional Cancellation of Revolving Credit
                             Committed Increase.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 2.8        Mandatory Reduction of Revolving Credit
                             Aggregate Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 2.9        Extension of Revolving Credit Maturity Date . . . . . . . . . . . . . . . . . . . . . . .  28

         3.      LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                 3.1        Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 3.2        Conditions to Issuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 3.3        Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 3.4        Assignments of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 3.5        Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 3.6        Issuance and Facing Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 3.7        Draws Under Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 3.8        Funding of Letter of Credit Payment as
                             Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 3.9        Obligations Irrevocable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 3.10       Risk Under Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 3.11       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 3.12       Liability of Agent or the Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 3.13       Right of Reimbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 3.14       Existing Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         3A.     SWING LINE CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                 3A.1       Swing Line Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 3A.2       Accrual of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 3A.3       Requests for Swing Line Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 3A.4       Disbursement of Swing Line Advances . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 3A.5       Refunding of or Participation Interest in
                             Swing Line Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39





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                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                     Page
                                                                                                                     ----
         3B.     TERM LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                 3B.1       Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 3B.2       Repayment of Principal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 3B.3       Initial Requests for Funding Term Loans . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 3B.4       Term Loan Rate Requests; Initial Term Loan,
                             Refundings and Conversions of Advances of Term
                             Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 3B.5       Term Loan Certifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 3B.6       Failure to Refund or Convert  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 3B.7       Disbursement of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

         4.      INTEREST, INTEREST PERIODS, PREPAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                 4.1        Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 4.2        Interest Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 4.3        Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

         5.      SPECIAL PROVISIONS FOR LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                 5.1        Reimbursement of Prepayment Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 5.2        Agent's Eurodollar Lending Office . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 5.3        Circumstances Affecting Eurodollar-based
                             Availability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 5.4        Laws Affecting Eurodollar-based Advance
                             Availability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 5.5        Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 5.6        Other Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 5.7        Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 5.8        Substitution of Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

         6.      PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                 6.1        Payment Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                 6.2        Application of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                 6.3        Pro-rata Recovery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                 6.4        Deposits and Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

         7.      CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

                 7.1        Execution of Notes and This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                 7.2        Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                 7.3        Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                 7.4        Termination of Prior Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                 7.5        Collateral Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 7.6        Representations and Warranties -- All
                             Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61





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                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                     Page
                                                                                                                     ----
                 7.7        Compliance with Certain Documents and
                             Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 7.8        No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 7.9        No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 7.10       Company's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 7.11       Payment of Agent's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 7.12       Other Documents and Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 7.13       Change in Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                 7.14       Continuing Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

         8.      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                 8.1        Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                 8.2        Due Authorization - Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                 8.3        Due Authorization -- Restricted Subsidiaries
                             and Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 8.4        Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 8.5        No Negative Pledges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 8.6        Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 8.7        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 8.8        Enforceability of Agreement and Loan
                             Documents -- Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 8.9        Enforceability of Loan Documents --
                             Restricted Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 8.10       Non-contravention -- Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 8.11       Non-contravention -- Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 8.12       No Material Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 8.13       Consents, Approvals and Filings, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 8.14       ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 8.15       Environmental and Safety Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 8.16       No Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 8.17       Agreements Affecting Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . .  66
                 8.18       Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                 8.19       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

         9.      AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

                 9.1        Conduct of Business and Preservation of
                             Existence, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                 9.2        Keeping of Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                 9.3        Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                 9.4        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
                 9.5        Inspections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
                 9.6        Computation of Financial Tests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                 9.7        Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                 9.8        Governmental and Other Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                 9.9        Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70





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                                  (Continued)

                                                                                                                     Page
                                                                                                                     ----
                 9.10       Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                 9.11       ERISA Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
                 9.12       Compliance with Contractual Obligations and
                             Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                 9.13       Hazardous Material Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
                 9.14       Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
                 9.15       Debt Service Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
                 9.16       Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

         10.     NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

                 10.1       Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
                 10.2       Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
                 10.3       Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
                 10.4       Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
                 10.5       Merger and Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
                 10.6       Negative Pledges of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
                 10.7       Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
                 10.8       Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
                 10.9       Prepayment or Amendment of Subordinated
                             Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

         11.     DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

                 11.1       Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
                 11.2       Exercise of Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
                 11.3       Rights Cumulative.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
                 11.4       Waiver of Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

         12.     AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

                 12.1       Appointment of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
                 12.2       Deposit Account with Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
                 12.3       Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
                 12.4       Successor Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
                 12.5       Loans by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
                 12.6       Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
                 12.7       Notices by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
                 12.8       Agent's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
                 12.9       Nature of Agency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
                 12.10      Actions; Confirmation of Agent's Authority to
                             Act in Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
                 12.11      Authority of Agent to Enforce Notes and This
                             Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
                 12.12      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
                 12.13      Knowledge of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
                 12.14      Agent's Authorization; Action by Banks  . . . . . . . . . . . . . . . . . . . . . . . . .  88





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                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                     Page
                                                                                                                     ----
                 12.15      Enforcement Actions by the Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
                 12.16      Co-Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

         13.     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

                 13.1       Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
                 13.2       Law of Michigan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
                 13.3       Waiver by Company of Certain Laws;
                             WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
                 13.4       Agent's Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
                 13.5       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
                 13.6       Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
                 13.7       Successors and Assigns; Assignments and
                             Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
                 13.8       Indulgence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
                 13.9       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
                 13.10      Entire Agreement; Amendment or Waiver . . . . . . . . . . . . . . . . . . . . . . . . . .  95
                 13.11      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
                 13.12      Withholding Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
                 13.13      Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
                 13.14      Effectiveness of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
                 13.15      Designation of Unrestricted and Restricted
                             Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
                 13.16      Construction of Certain Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
                 13.17      Independence of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
                 13.18      Reliance on and Survival of Various
                             Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99

                               TABLE OF CONTENTS
                                  (Continued)

SCHEDULES:
- ---------

Schedule 1.1              Bank Percentages
Schedule 1.2              Pricing Matrix (Grids I and II)
Schedule 8.6              List of Subsidiaries
Schedule 8.12             Material Litigation
Schedule 8.14             Pension Plans
Schedule 8.16             Environmental Matters
Schedule 10.1             Liens Securing Funded Debt
Schedule 10.2             Permitted Indebtedness
Schedule 13.5             Addresses for Notices


EXHIBITS:
- --------

Exhibit A-1               Form of Request for Revolving Credit Advance
Exhibit A-2               Form of Request for Swing Line Advance
Exhibit B                 Form of Revolving Credit Note
Exhibit C                 Form of Swing Line Note
Exhibit D                 Form of Swing Line Participation Certificate
Exhibit E                 Form of Letter of Credit Agreement
Exhibit F                 Form of Term Note
Exhibit G                 Form of Term Loan Initial Request
Exhibit H                 Form of Term Loan Rate Request
Exhibit I                 Form of Letter of Credit Notice
Exhibit J                 Form of Subsidiary Guaranty
Exhibit K                 Form of Company Guaranty
Exhibit L                 Form of Assignment Agreement

                               QUANEX CORPORATION
                                  $250,000,000
                                REVOLVING CREDIT
                                      AND
                              TERM LOAN AGREEMENT



         THIS $250,000,000 REVOLVING CREDIT AND TERM LOAN AGREEMENT ("Agreement") is made as of the 23rd day of July, 1996, among the Banks signatory hereto (individually "Bank" and collectively "Banks"), Comerica Bank, as agent for the Banks (in such capacity, "Agent") and Quanex Corporation, a Delaware corporation ("Company").

                                   RECITALS:

         A. The Company has requested that the Banks extend credit to it consisting of a revolving credit facility in the aggregate principal amount of Two Hundred Fifty Million Dollars ($250,000,000), and including therein a swing line facility, letters of credit facility and a committed term loan facility.

         B. The Banks are prepared to extend such credit as aforesaid, but only upon the terms and conditions set forth in this Agreement.

         NOW THEREFORE, COMPANY, AGENT AND THE BANKS AGREE AS FOLLOWS:

         1.      DEFINITIONS

         For the purposes of this Agreement the following terms (when capitalized) will have the following meanings:

         "Account Party(ies)" shall mean the account party or parties named in a Letter of Credit, which will be Company, individually, or jointly and severally with a Restricted Subsidiary, as named in the application to the Agent for the issuance of such Letter of Credit.

         "Adjusted Leverage Calculation" is defined in Section 4.1(x)(d).

         "Advance(s)" shall mean Revolving Credit Advance(s), Swing Line Advance(s), and/or Advance(s) of a Term Loan, as the context may require.

         "Affected Lender" is defined in Section 5.8.

         "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under the common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agent" shall mean Comerica Bank or any successor appointed in accordance with Section 12.4 hereof.

         "Agent's Fees" shall mean those fees and expenses required to be paid by Company to Agent under Section 12.8 hereof.

         "Alternate Base Rate" shall mean for any day a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

         "Annual Debt Service" shall mean, as of the last day of each Fiscal Quarter, the sum of interest charges (including without limitation, capitalized interest expense) incurred on indebtedness (including the interest component, as determined in accordance with generally accepted accounting principles, of all Rentals on Capitalized Leases) plus all amounts required for mandatory repayment of principal of and premium on indebtedness (whether by operation of sinking fund or otherwise), for the Company and its Restricted Subsidiaries, on a Consolidated basis, during the period of twelve months ended on and immediately preceding the date of such calculation.

         "Applicable Interest Rate" shall mean the Eurodollar-based Rate, the Quoted Rate or the Prime-based Rate, as selected by Company from time to time or otherwise determined pursuant to the terms and conditions of this Agreement; provided, however, that the Applicable Interest Rate for any Bank shall never exceed the Highest Lawful Rate for such Bank.

         "Applicable Letter of Credit Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate the Letter of Credit Fees due and payable hereunder, determined by reference to the appropriate columns in the applicable Pricing Matrix (Grid I or II) attached to this Agreement as Schedule 1.2.

         "Applicable Commitment Fee Percentage" shall mean as of any date of determination thereof, the applicable percentage used to calculate the Revolving Credit Commitment Fee due and payable hereunder, determined by reference to the appropriate columns in the applicable Pricing Matrix (Grid I or II) attached to this Agreement as Schedule 1.2.

         "Banks" shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders and shall include the Swing Line Bank and any assignee which becomes a Bank pursuant to
Section 13.7.

         "Base Tangible Net Worth" shall mean (i) One Hundred Million Dollars ($100,000,000) plus (on a cumulative basis), for each Fiscal Year ending on or after October 31, 1997, Five Million Dollars ($5,000,000), plus (ii) fifty percent (50%) of the Net Income (if positive) of the Company and its Restricted Subsidiaries, on a Consolidated basis, earned in each Fiscal Quarter commencing subsequent to July 31, 1990, plus (iii) 100% of the amount of cash proceeds or the value of any other assets received by Company of any New Equity, net of reasonable and customary fees and expenses (including, without limitation, filing fees, brokerage commissions, accounting fees and attorneys fees) incurred in connection with the issuance thereof.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in dollar deposits in the interbank market) in Detroit, London, New York and Houston.

         "Capitalization" shall mean, as of the time of any determination thereof, Funded Debt plus Tangible Net Worth of the Company and its Restricted Subsidiaries, on a Consolidated basis.

         "Capitalized Lease" shall mean any lease of property (real, personal or mixed) the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles or for which the amount of the asset and liability thereunder as so capitalized should be disclosed in a note to such balance sheet.

         "Co-Agent(s)" shall mean Harris Trust and Savings Bank and/or Wells Fargo Bank (Texas), National Association, in their individual capacities as co-agent hereunder, or both of them, as the context may require.

         "Collateral Documents" shall mean the guaranty agreements executed and delivered (or to be executed and delivered) to the Agent by Company's Restricted Subsidiaries in accordance with the terms and conditions hereof (substantially in the form attached as Exhibit J), including, but not limited to the guaranty agreements from LaSalle, Michigan Seamless and Nichols (and upon consummation of the Piper Acquisition, from Piper), of all of the Indebtedness hereunder and of Letter of Credit Obligations of Account Parties, and Company's guaranty of the Letter of Credit Obligations of the Account Parties (substantially in the form attached hereto as Exhibit K).

         "Company" shall mean Quanex Corporation, a Delaware corporation.

         "Consolidated" or "Consolidating" shall, when used with reference to any financial information (or when used as a part of any defined term or statement pertaining to any financial condition) mean the accounts of Company and its Subsidiaries (or, if the context indicates, Company and its Restricted Subsidiaries) determined on a consolidated or consolidating basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with generally accepted accounting principles applied on a consistent basis and consistent with the financial statements, if any, as at and for the Fiscal Year ended October 31, 1995.

         "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or written undertaking to which such Person is a party or by which it or any of its property is bound.

         "Conversion" shall mean the conversion of the Subordinated Debentures into common shares of the Company in accordance with the terms of the Indenture.

         "Current Assets" shall mean as of the time any determination thereof is to be made, the amount, without duplication, that would be classified on a balance sheet for the Company and its Restricted Subsidiaries, on a Consolidated basis, as the current assets at such time determined in accordance with generally accepted accounting principles consistently applied.

         "Debt Rating" shall mean a debt rating of Company's long term, non-credit enhanced senior unsecured debt (regardless of whether any such debt is outstanding) as in effect from time to time and published or otherwise communicated by the applicable rating agency to Agent and the Banks.

         "Debt Service Coverage Ratio" shall mean, for the period of any determination thereof, a ratio, the numerator of which is Net Earnings Available for Debt Service for such period and the denominator of which is Annual Debt Service for such period.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "Effective Date" shall mean the date on which all the conditions precedent set forth in Sections 7.1 through 7.13 have been satisfied; provided however that such date shall not occur after August 31, 1996.

         "Eurodollar Interest Period" shall mean an interest period of one (1), two (2), three (3) or six (6) months as selected by Company or otherwise determined in accordance with the provisions hereof.

         "Eurodollar Lending Office" shall mean, (a) with respect to the Agent, Agent's office located at Grand Cayman, British West Indies or such other branch of Agent, domestic or foreign, as it may hereafter designate as a Eurodollar Lending Office by notice to Company and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as a Eurodollar Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Company and Agent.

         "Eurodollar Rate" shall mean:

         (a) the per annum interest rate at which deposits in eurodollars are offered to Agent's Eurodollar Lending Office by other prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Eurodollar-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurodollar Interest Period; divided by,

         (b) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency-Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurodollar funding (currently referred to as "eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, all as conclusively determined (absent manifest error) by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Eurodollar-based Advance" shall mean a Revolving Credit Advance or an advance, readvance, refunding or conversion of all or a portion of a Term Loan which bears interest at a rate based on the Eurodollar-based Rate.

         "Eurodollar-based Rate" shall mean a per annum interest rate equal to the Eurodollar Rate, plus the Margin.

         "Event of Default" shall mean the Events of Default specified in
Section 11.1 hereof.

         "Existing Letter of Credit" shall mean a letter of credit issued under the Prior Credit Agreement which is outstanding on the Effective Date.

         "Facility Reduction Proceeds" is defined in Section 2.8.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Bank" shall mean any one of twelve central banks, or any one of their branches, which are part of the Federal Reserve System and which constitute the so-called Federal Reserve Banks.

         "Fiscal Quarter" shall mean a fiscal quarterly period of a Fiscal
Year.

         "Fiscal Year" shall mean the Company's fiscal year consisting of any period of twelve consecutive calendar months ending on October 31.

         "Funded Debt" shall mean, with respect to Company and its Restricted Subsidiaries on a Consolidated basis, without duplication, as of the date of any determination thereof, (a) any obligations, contingent or otherwise, for borrowed money, (b) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (c) any obligation, contingent or otherwise, secured by any lien in respect of property even though the person owning the property has not assumed or become liable for the payment of such obligation,
(d) any Capitalized Lease obligation, (e) any note payable or draft accepted representing an extension of credit, whether or not representing an obligation for borrowed money, (f) any liability associated with letters of credit, whether contingent or otherwise, (g) any obligation which is in economic effect a guaranty, regardless of its characterization, with respect to indebtedness (of the kind otherwise described in this definition) of another person, and (h) liabilities for obligations of Company and/or its Restricted Subsidiaries which may arise by operation of law (excluding taxes, but including by way of example and without limitation, liabilities for ERISA funding, environmental hazards, hazardous and solid waste handling practices and/or clean-up liabilities imposed under CERCLA, RCRA or similar state statutes).

         Notwithstanding anything to the contrary in the foregoing paragraph, the following shall not be included in the calculation of Funded Debt; (w) indebtedness of Company described in subsection 10.2(e) hereof; (x) any obligations pursuant to the $50,000 Community Economic Betterment Account Forgivable Loan by the Department of Economic Development for the City of Davenport to Company, unless and until such time the amount of such loan is required to be paid to the City of Davenport; (y) any obligations pursuant to the $1,100,000 advance by Iowa-Illinois Gas & Electric Company to Company during such time as the discounted portion of Company's electric utility payments are being applied to reduce such obligations; and (z) any obligations (in a net amount not exceeding $6,000,000) pursuant to Section XIV of the Economic Development Expansion Agreement between the City of Davenport, Rejuvenate Davenport, Inc., and Company during such time as such obligations are contingent obligations.

         Furthermore, notwithstanding anything to the contrary in the foregoing paragraphs, the aggregate principal amount of the Subordinated Debentures as of the date of their issue by the Company shall not be included in the calculation of Funded Debt.

         "Governmental Authority" shall mean any federal, state, provincial, local, foreign or other governmental authority or body (or any agency, instrumentality or political subdivision thereof).

         "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

         "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by Governmental Authority pertaining to any hazardous, toxic or dangerous waste, substance or material on or about any facilities owned, leased or operated by Company or any of its Affiliates, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air, or pertaining to the protection of the environment; any so-called "superfund" or "superlien" law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

         "Hedging Obligations" shall mean obligations in respect of interest rate protection agreements or foreign currency exchange agreements (including foreign currency hedges and swaps), commodity options or commodity swaps entered into between Company and/or a

Restricted Subsidiary and a Bank, or any Affiliate of a Bank, to manage existing or anticipated interest rate or foreign exchange rate risk and not for speculative purposes.

         "Hereof", "Hereto", "Hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

         "Highest Lawful Rate" shall mean, with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on its Notes or other Indebtedness under laws applicable to such Bank which are in effect as of the date hereof or, to the extent allowed by law, under such laws applicable to such Bank which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

         "Indebtedness" shall mean all indebtedness and liabilities, whether direct or indirect, absolute or contingent, owing by Company or any Account Party to the Banks or to the Agent, in any manner and at any time, under this Agreement or the Loan Documents, whether evidenced by the Notes or otherwise, due or hereafter to become due, now owing or that may hereafter be incurred by the Company or any Account Party to, or acquired by, the Banks or by Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals or extensions of any of the foregoing.

         "Indenture" shall mean that certain Indenture (pursuant to which the Subordinated Debentures were issued) dated as of June 30, 1995 between the Company and Chemical Bank, as trustee, as such Indenture may be amended, subject to the terms hereof, from time to time.

         "Interest Period" shall mean (a) for any Eurodollar-based Advance, an interest period of one, two, three or six months as selected by the Company pursuant to Section 4.2 hereof or (b) for any Quoted Rate Advance, an interest period of up to thirty days, as offered by the Swing Line Bank and accepted by the Company pursuant to Section 3A.3 hereof.

         "Investment Grade Rating" shall mean a Debt Rating from S&P of BBB- (or higher) or from Moody's of Baa3 (or higher).

         "Issuing Office" shall mean Agent's office located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226 or such other office as Agent shall designate as its Issuing Office.

         "LaSalle" shall mean LaSalle Steel Company, a Delaware corporation and a wholly-owned Subsidiary of Company.

         "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application of an Account Party(ies) requesting Agent to issue such Letter of Credit (including the terms and conditions on the reverse side thereof or otherwise provided therein), substantially in the form attached hereto as Exhibit E.

         "Letter of Credit Fees" shall mean the fees payable to Agent for the accounts of the Banks in connection with Letters of Credit pursuant to Section
3.5 hereof.

         "Letter of Credit Maximum Amount" shall mean as of any date of determination the lesser of: (a) Twenty Five Million Dollars ($25,000,000); or
(b) the then applicable Revolving Credit Aggregate Commitment minus the sum of
(i) aggregate principal amount of Revolving Credit Advances plus Swing Line Advances outstanding as of such date plus (ii) Letter of Credit Obligations as of such date.

         "Letter of Credit Obligations" shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding and (b) the aggregate amount of Reimbursement Obligations which have not been reimbursed by the Company as of such date.

         "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Agent in its capacity as issuer of a Letter of Credit as a result of a draw against any Letter of Credit.

         "Letter(s) of Credit" shall mean any standby and/or documentary letters of credit issued by Agent, titled as such, at the request of or for the account of an Account Party(ies) pursuant to Article 3 hereof, including without limitation any Existing Letters of Credit.

         "Leverage" shall mean, as of the last day of each Fiscal Quarter, Funded Debt divided by Capitalization, expressed as a percentage.

         "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract (except that, for purposes of Section 10.1, the contractual or other right of any bank to set off deposits, other account balances, or any investments permitted under Section 10.4(b) through Section 10.4(e) against debts owed to it shall not constitute a Lien unless or until a bank shall assert such right of setoff), and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, right-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting Property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

         "Loan Documents" shall mean collectively, this Agreement, any Notes, the Collateral Documents, any Letter of Credit Agreements and any other documents, instruments or agreements executed pursuant to or in connection with any such document.

         "Majority Banks" shall mean at any time the Banks holding 66 2/3% of the aggregate principal amount of the Indebtedness then outstanding under the Notes plus the Letter of Credit Obligations, or, if no Indebtedness or Letters of Credit are then outstanding, of the Percentages.

         "Manufacturing Property" shall mean the assets of the Company or any Restricted Subsidiary which are material to the business of the Company and its Restricted Subsidiaries, taken as a whole, including, without limitation, any such asset which constitutes part of the manufacturing or fabricating business of the Company or any Restricted Subsidiary.

         "Margin" shall mean, as of any date of determination thereof, the applicable margin determined by reference to the appropriate columns of the applicable Pricing Matrix (Grid I or II) attached hereto as Schedule 1.2.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or the Notes or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes or any of the Collateral Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

         "Material Unrestricted Subsidiaries" shall mean any Unrestricted Subsidiary or any number of Unrestricted Subsidiaries which have, individually or in aggregate, indebtedness, obligations and other liabilities exceeding Fifty Million Dollars ($50,000,000).

   "Michigan Seamless" shall mean Michigan Seamless Tube Company, a Delaware corporation.

         "Moody's" shall mean Moody's Investors Service, Inc., or any successor thereto acceptable to the Majority Banks in their sole discretion.

         "Net Earnings Available for Debt Service" shall mean, for the four Fiscal Quarters preceding any calculation thereof, the total operating and non-operating revenues of the Company and its Subsidiaries on a Consolidated basis, including interest and dividends upon securities held, less the sum of all operating expenses, expenditures for ordinary repairs and maintenance, taxes (other than income and excess profits, taxes or other taxes which are imposed on income after the deduction of interest charges), and all non-operating expenses and losses of Company and its Restricted Subsidiaries on a Consolidated basis (provided that such expenses shall not include charges for amortization, depreciation and depletion, interest charges, and all amortization of debt discount and expense or premium), plus the SFAS Adjustment, if any, with respect to the applicable period of calculation. No profits or losses from the sale or abandonment of capital assets or change in the value of securities or other investments shall be included in making such computations.

         "Net Income" shall mean, for the period of determination thereof, the net income for such period taken as one accounting period, for Company and its Restricted Subsidiaries, on a Consolidated basis, determined in accordance with generally accepted accounting principles consistently applied, plus the SFAS Adjustment, if any, for such period.

         "New Equity" shall mean additional common or preferred stock of the Company issued on or after the date hereof (excluding any stock issued pursuant to a conversion of the Subordinated Debentures).

         "New Senior Debt" shall mean any senior unsecured debt issued by the Company after the date hereof.

         "Nichols" shall mean Nichols-Homeshield, Inc., a Delaware corporation.

         "Notes" shall mean the Revolving Credit Notes, the Swing Line Note and/or the Term Notes, as the context indicates.

         "Pension Plans" shall mean all pension plans or employee benefit plans of Company or its Subsidiaries which are subject to ERISA.

         "Percentage" shall mean, with respect to any Bank, its percentage share, as set forth on Schedule 1.1 hereto, of the Revolving Credit Aggregate Commitment, Letters of Credit and/or Term Loans, as the context indicates, as such Schedule may be revised from time to time by Agent in accordance with provisions of Section 13.7.

         "Permitted Acquisitions" shall mean (x) subject to satisfaction by the Company of the Special Conditions on or before the Required Consummation Date, the Piper Acquisition and (y) any acquisition by the Company or any of its Subsidiaries of assets, businesses or business interests or shares of stock or other ownership interests of or in any Person primarily engaged in those businesses in which Company and its Subsidiaries are engaged on the date hereof or other businesses directly related thereto, conducted in accordance with the following requirements:

                 (a) not less than thirty (30) nor more than ninety (90) days prior to the date each such proposed acquisition is scheduled to be consummated, the Company provides written notice thereof to Agent (with drafts of all material documents pertaining to such proposed acquisition to be furnished to Agent not less than thirty (30) days prior to such date), accompanied by the Pro Forma Projected Financial Information delivered, if required, pursuant to Section 9.3 hereof, whereupon Agent shall promptly notify each of the Banks of its receipt thereof and, upon the written request of a Bank, shall distribute copies of all notices and other materials received from Company under this subparagraph (a) to each such requesting Bank;

                 (b) on the date of any such acquisition, all necessary or appropriate governmental, quasi- governmental, agency, regulatory or similar approvals of applicable jurisdictions (or the respective agencies, instrumentalities or political subdivisions, as applicable, of such jurisdictions) and all necessary or appropriate non-governmental and other third-party approvals which, in each case, are material to such acquisition have been obtained and are in effect, and the Company and its Subsidiaries are in full compliance therewith, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made;

                 (c) the total consideration paid or incurred, or to be paid or incurred, with respect to each such acquisition, shall not exceed 15% of Tangible Net Worth determined as of the date of such acquisition;

                 (d) concurrently with such acquisition, the Company, its Subsidiaries and any of the corporate entities involved in such acquisition shall execute or cause to be executed, and provide or cause to be provided to Agent, for the Banks, any Loan Documents required hereunder and such other documents and instruments (including without limitation opinions of counsel, amendments, acknowledgments, consents and evidence of approvals or filings) as reasonably requested by Agent, if any, and otherwise comply with the terms and conditions of this Agreement; and

                 (e) both immediately before and after such acquisition, no Event of Default, or event, which with the giving of notice or the lapse of time or both would become an Event of Default (whether or not related to such acquisition), has occurred and is continuing.

         "Permitted Redemptions" shall mean redemptions required under Section
11.5 of the Indenture or by virtue of a "Change of Control" as defined in the Indenture, and redemptions of an aggregate amount not to exceed Ten Million Dollars ($10,000,000) principal of the Subordinated Debentures, plus accrued interest upon the principal amount so redeemed (determined in accordance with the documents governing the Subordinated Debentures), effected from and after the date hereof in connection with or necessary to effect the Conversion.

         "Person" shall mean an individual, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

         "Piper" shall mean Piper Impact, Inc., formerly known as Quanex Aluminum, Inc., a Delaware corporation.

         "Piper Acquisition Letter of Intent" shall mean that certain letter of intent entered into between the Target Company, B.F. Sammons and Marshall W. Robbins, as sellers, and the Company and Piper, as purchasers, dated as of May 29, 1996.

         "Piper Acquisition" shall mean the acquisition by the Company, subject to the terms hereof, of substantially all of the assets, properties, rights and business of the Target Company for the price and on substantially the terms and conditions set forth in the Piper Acquisition Letter of Intent.

         "Piper Acquisition Date" shall mean the date on which the Piper Acquisition has been consummated in accordance with the terms and conditions hereof.

         "Preferred Stock" shall mean the Cumulative Convertible Exchangeable Preferred Stock of the Company issued in 1992.

         "Prime Rate" shall mean the per annum interest rate established by Agent as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Agent at any such time.

         "Prime-based Advance" shall mean a Revolving Credit Advance or any advance, readvance, refunding or conversion of all or any portion of a Term Loan which bears interest at a rate based on the Prime-based Rate.

         "Prime-based Rate" shall mean that rate of interest which is the greater of (i) the Prime Rate or (ii) the Alternate Base Rate.

         "Prior Credit Agreement" shall mean that certain Revolving Credit and Letter of Credit Agreement dated as of December 4, 1990, as amended prior to the date hereof.

         "Priority Debt" shall mean, without duplication, (i) all indebtedness of Restricted Subsidiaries, (ii) any indebtedness of the Company secured by Liens permitted by Sections 10.1(f), (g), (j) or (k) hereof and (iii) all indebtedness arising from Receivables Financing(s).

         "Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition a statement (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition and, pro forma combined projected financial information for the Company and its Consolidated Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date and as of the end of at least the next succeeding three (3) Fiscal Years of Company following the acquisition and projected statements of income for each of those years, including sufficient detail to permit calculation of the amounts and the ratio described in Sections 9.14, 9.15 and 10.2 (as to Funded Debt and Priority Debt) hereof, as projected as of the effective date of the acquisition and for those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Majority Banks shall reasonably request.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

         "Purchasing Lender" is defined in Section 5.8.

         "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

         "Quoted Rate Advance" shall mean any Swing Line Advance which bears interest at the Quoted Rate.

         "Receivables Financing(s)" shall mean any accounts receivable securitization program or other type of financing transaction involving accounts entered into by the Company or any of its Restricted Subsidiaries, on terms and conditions usual and customary for such transactions and otherwise in compliance with this Agreement; provided that substantially all the indebtedness incurred in connection therewith is obtained from the sale or encumbrance of accounts, and not otherwise; and provided further that the amount advanced by buyers or lenders in respect of any Receivables Financing(s) shall not be less than eighty percent (80%) of the aggregate book value, of the accounts sold or pledged, calculated for each account as of the time of the sale or pledge thereof.

         "Redemption Debt Instruments" is defined in Section 10.7.

         "Refunded Swing Line Advance" is defined in Section 3A.5 hereof.

         "Reimbursement Obligation" shall mean the obligation of an Account Party(ies) under each Letter of Credit Agreement to reimburse the Agent for each payment made by the Agent under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing to the Agent under such Letter of Credit Agreement, and shall include the obligation of Company to make such reimbursement pursuant to its guaranty of such obligations of the Account Parties other than Company.

         "Rentals" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         "Request for Revolving Credit Advance" shall mean a Request for Revolving Credit Advance issued by Company under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A-1, as amended or otherwise modified.

         "Request for Swing Line Advance" shall mean a Request for Swing Line Advance issued by Company under Section 3A.3 of this

Agreement in the form attached hereto as Exhibit A-2, as amended or otherwise modified.

         "Required Consummation Date" shall mean September 30, 1996, or such later date as may be approved in writing by each of the Banks.

         "Restricted Investment" shall mean the amount of any cash or other assets invested, advanced or loaned by the Company or any Restricted Subsidiary in or to an Unrestricted Subsidiary plus the amount of any obligation or liability of any Unrestricted Subsidiary with respect to which the Company or any Restricted Subsidiary is, directly or indirectly, liable whether such liability arises by virtue of agreement or instrument entered with or for the benefit of an Unrestricted Subsidiary (including by way of example and without limitation, any obligation which is in economic effect a guaranty, regardless of its characterization, or any liability with respect to letters of credit, whether contingent or otherwise), or by operation of law (including by way of example and without limitation, liability for ERISA funding, environmental hazards, hazardous and solid waste handling practices and/or cleanup liability imposed under CERCLA, RCRA or similar state statutes), or otherwise.

         "Restricted Subsidiary" shall mean (a) LaSalle, Michigan Seamless, Nichols, Piper and Quanex Bar, Inc., a Delaware corporation and (b) any Subsidiary designated as such by resolution of the board of directors of the Company and (i) that is organized under the laws of the United States or any State thereof, (ii) that conducts substantially all of its business and has substantially all of its assets within the United States, (iii) of which eighty percent (80%) or more (by number of votes) of the voting stock is owned by the Company and/or one or more Restricted Subsidiaries and (iv) that concurrently with its designation as a Restricted Subsidiary shall execute and deliver to the holders of the Notes a supplemental guaranty of the obligations of the Company under the Notes pursuant to a guaranty substantially identical to the form of guaranty attached hereto as Exhibit J, if the execution and delivery thereof is required by Section 9.16 of this Agreement. For purposes of this Agreement, the term "Restricted Subsidiary" shall not include (x) any Subsidiary that was an "Unrestricted Subsidiary" pursuant to the terms of this Agreement and (y) any Subsidiaries of an Unrestricted Subsidiary.

         "Revolving Credit Advance" shall mean a borrowing requested by Company and made by the Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to
Section 4.3 hereof and any advance in respect of a Letter of Credit under
Section 3.7 hereof.

         "Revolving Credit Aggregate Commitment" shall mean One Hundred Fifty Million Dollars ($150,000,000); provided, however, that, subject to reduction or termination of the Revolving Credit

Committed Increase under Section 2.6, 2.8, 3B.3, 4.3 or 11.2 hereof, said amount shall increase to Two Hundred Fifty Million Dollars ($250,000,000) concurrently with the Piper Acquisition Date, so long as no Default or Event of Default has occurred and is continuing on such date.

         "Revolving Credit Commitment Fee" shall mean the commitment fee payable to Agent for distribution to the Banks pursuant to Section 2.5 hereof.

         "Revolving Credit Committed Increase" shall mean, subject to reduction or termination pursuant to Section 2.6, 2.7 or 11.2 hereof, (i) from the date hereof to but not including the Piper Acquisition Date One Hundred Million Dollars ($100,000,000) and (ii) from and after the Piper Acquisition Date, zero
(0).

         "Revolving Credit Maturity Date" shall mean the earlier to occur of
(i) July 23, 2001 or such later date as is agreed to by the Company and the Banks pursuant to the provisions of Section 2.9, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section
2.6 or 11.2 hereof.

         "Revolving Credit Notes" shall mean the Notes described in Section 2.1, hereof, made or to be made by Company to each of the Banks in the form annexed to this Agreement as Exhibit B, as such Notes may be amended, renewed, replaced or extended from time to time.

         "S&P" shall mean Standard & Poor's Ratings Group, or any successor thereto, acceptable to the Majority Banks in their sole discretion.

         "SFAS Adjustment" shall mean the amount of any adjustments required pursuant to SFAS No. 106 "Employer's Accounting for Postretirement Benefits Other Than Pension", including, without limitation any adjustments for prior years booked in the first quarter of Company's 1992 Fiscal Year.

         "Special Conditions" shall mean those special terms and conditions required to be satisfied prior to or concurrently with the consummation of the Piper Acquisition, as follows:

         (a) there shall have been no material adverse change in the condition, financial or otherwise, or prospects of the Target Company, generally, or in the condition, financial or otherwise, or prospects of the properties, business, results or operations of the Target Company to be acquired by the Company pursuant to the Piper Acquisition Letter of Intent from that existing as of the date of this Agreement (as determined in reference to the financial statements of the Target Company covering its fiscal years 1993, 1994 and 1995, as previously delivered by the Company to the Banks); nor shall any omission, inconsistency, inaccuracy, or any change in presentation or accounting standards which renders such financial statements materially misleading have been determined by Agent or the Majority Banks to exist;

         (b) all governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary or appropriate under any laws applicable to Company or any of its Subsidiaries, or the Target Company for or in connection with the Piper Acquisition and all necessary or appropriate non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made, and evidence thereof satisfactory in form and substance to Agent and the Majority Banks shall have been delivered, or caused to have been delivered, by Company to Agent;

         (c) There are no actions, suits or proceedings pending or, to the knowledge of Company threatened against or affecting the Target Company in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which would materially adversely affect the financial condition of the Target Company or the ability of the Target Company to enter into or perform its obligations in connection with the Piper Acquisition, nor are any actions, suits, or proceedings pending, or to the knowledge of Company threatened against Company or any of its Subsidiaries which would materially adversely affect the ability of the Company or any of its Subsidiaries to enter into or perform their respective obligations in connection with the Piper Acquisition;

         (d) the Company shall have designated Piper to be a Restricted Subsidiary for all purposes of this Agreement, and shall have complied with all requirements applicable to Restricted Subsidiaries hereunder, including without limitation the execution and delivery by Piper of a supplemental guaranty in accordance with Section 9.16 hereof;

         (e) the Company shall have delivered or caused to be delivered to Agent and each of the Banks a certified copy (duly executed) of that certain asset purchase agreement to be entered into between the Target Company, B.F.

                 Sammons and Marshall W. Robbins, as sellers, and the Company and Piper, as purchasers, together with copies of the other material acquisition documents to be executed and delivered pursuant thereto, which agreement, and other acquisition documents shall be on substantially the same terms as set forth in the Piper Acquisition Letter of Intent; and

         (f) the Company shall have delivered or caused to be delivered to Agent (as evidenced by Agent's written confirmation thereof) updated schedule(s) of the Permitted Liens, and the matters shown on such updated schedule(s) do not differ materially adversely from the matters disclosed by Company on Schedule 10.1, hereto (as evidenced by Agent's written confirmation thereof), or have been approved by the Majority Banks, in their sole discretion (upon which event Schedule 10.1 hereto shall be deemed amended to include such additional matters).

         "Subordinated Debentures" shall mean the 6.88% Convertible Subordinated Debentures of the Company due June 30, 2007.

         "Subsidiaries" shall mean any other corporation, association, joint stock company, partnership, joint venture, limited liability company or partnership, business trust or other entity of which more than fifty percent (50%) of the outstanding voting stock or membership or other interests, as the case may be, is owned either directly or indirectly by Company or one or more of its Subsidiaries or by Company and one or more of its Subsidiaries.

         "Swing Line Advance(s)" shall mean a borrowing made by Swing Line Bank to Company pursuant to Section 3A.1 hereof, including without limitation, any readvance, refunding or conversion of such borrowing pursuant to Section 3A.5 hereof.

         "Swing Line Bank" shall mean Comerica Bank, in its capacity as lender under Section 3A of this Agreement, and its successors and assigns.

         "Swing Line Note" shall mean the swing line note described in Section 3A.1 hereof, made by Company to Swing Line Bank in the form annexed hereto as Exhibit C, as such Note may be amended, renewed, replaced or extended from time to time.

         "Tangible Net Worth" shall mean the total common shareholder's equity of Company and its Restricted Subsidiaries on a Consolidated basis, together with the amounts, if any, of preferred stock which is classified as part of shareholder's equity, as reflected on the most recent regularly prepared quarterly balance sheet of Company and its Subsidiaries, which balance sheet shall be prepared in accordance with generally accepted accounting principles consistently applied plus, in the event any Preferred Stock shall be converted into or exchanged for Subordinated Debentures which are outstanding at the time of determination of Tangible Net Worth, the amount of net cash proceeds originally received by the Company from the sale of the Preferred Stock so converted, plus, the SFAS Adjustment less (a) the amount of all assets classified as intangible assets (including, without limitation, goodwill, trade-marks, trade names, patents, copyrights, franchises and unamortized debt discount and expenses) exclusive of deferred charges, (b) the aggregate amount expended during the applicable quarter for all dividends, distributions, purchases, redemptions, other acquisitions or retirements of stock, and (c) the aggregate amount of Restricted Investments in excess of Forty Million Dollars ($40,000,000).

         "Target Company" shall mean Piper Impact, Inc., a Tennessee corporation.

         "Term Loan Aggregate Commitment" shall mean One Hundred Million Dollars ($100,000,000) as reduced from time to time (i) pursuant to Section 3B.3 hereof by the amount of each Term Loan funded from time to time hereunder as of the date of the funding of each such Term Loan or (ii) pursuant to
Section 2.6 or 4.3(c) hereof.

         "Term Loan Funding Period" shall mean a period commencing on the Piper Acquisition Date and ending on the first anniversary of the date of this Agreement.

         "Term Loan Maturity Date" shall mean a maturity date for a Term Loan selected by the Company pursuant to Section 3B hereof; provided, however, that such date shall not be more than seven years from the date of funding of each such Term Loan and in any event, shall not be later than July 23, 2004.

         "Term Loan Permitted Amortization Schedule" shall mean the amortization schedule selected by Company for a specified Term Loan based on equal quarterly installments of principal sufficient to pay and discharge in full the initial amount of the applicable Term Loan over the stated term of such loan, commencing on the last Business Day of the first calendar quarter ending after the funding date of such loan and continuing on the last Business Day of each calendar quarter thereafter to and including the applicable Term Loan Maturity Date; provided however, in establishing the applicable amortization schedule, that Company may elect to make payments of interest only during the first four years of the term of any such loan (or any portion of such initial four year period), in which event principal amortization will be required in equal quarterly installments sufficient to pay and discharge in full the initial amount of the applicable Term Loan over the remaining term of such loan, commencing on the last Business Day of the first calendar quarter ending after the expiration of the interest-only period selected by Company and continuing on the last Business Day of each calendar quarter thereafter to and including the applicable Term Loan Maturity Date; and provided further that, for each Term Loan with a Term Loan Maturity Date of four years or less from the initial date of funding thereof, no principal amortization will be required during the stated term of such loan and the entire outstanding principal balance shall be due and payable on the applicable Term Loan Maturity Date.

         "Term Loan Initial Request" shall mean a request for the initial funding of a Term Loan submitted by the Company to the Agent under Section 3B.3 of this Agreement in the form annexed hereto as Exhibit G.

         "Term Loan Rate Request" shall mean a request for the refunding or conversion of any Advance of a Term Loan submitted by Company under Section 3B.4 of this Agreement in the form annexed hereto as Exhibit H.

         "Term Loan Reduction Proceeds" is defined in Section 4.3(c).

         "Term Loan Request" shall mean a Term Loan Initial Request or a Term Loan Rate Request, or both such requests, as the context may indicate.

         "Term Loans" shall mean the term loans to be advanced by the Banks to the Company pursuant to Section 3B.1 hereof, in an aggregate amount not to exceed the Term Loan Aggregate Commitment, and "Term Loan" shall mean any specified Term Loan funded pursuant thereto.

         "Term Notes" shall mean the term notes described in Section 3B.1 hereof, made by Company to each of the Banks in the form annexed to this Agreement as Exhibit F, as the case may be, as such notes may be amended, renewed, replaced, extended or supplemented from time to time.

         "type" shall mean, relative to any Advance (including an Advance of Term Loan), the portion thereof, if any, being maintained as a Prime-based Advance or an a Eurodollar-based Advance.

         "Unrestricted Subsidiary" shall mean any Subsidiary that is not a Restricted Subsidiary, including without any limitation any Subsidiary that was at one time a Restricted Subsidiary but that has been designated an Unrestricted Subsidiary pursuant to the terms of this Agreement.

         2.      THE INDEBTEDNESS: REVOLVING CREDIT

         2.1 Revolving Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Bank severally agrees to make Revolving Credit

Advances to Company at any time and from time to time from the Effective Date until the Revolving Credit Maturity Date, and Company may borrow, sums not to exceed each such Bank's Percentage of the Revolving Credit Aggregate Commitment, as set forth on Schedule 1.1, attached hereto. All of the Revolving Credit Advances under this Section 2.1 shall be evidenced by Revolving Credit Notes under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

         2.2 Type of Advance and Maturity. The Revolving Credit Notes, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date, and each Revolving Credit Advance from time to time outstanding hereunder shall be either a Prime-based Advance or a Eurodollar-based Advance as the Company may elect subject to the provisions hereof. The amount and date of each Revolving Credit Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Agent's records, which records will be presumed correct; provided, however, that any failure by the Agent to record any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

         2.3 Requests for and Refundings and Conversion of Revolving Credit Advances. Company may request a Revolving Credit Advance, refund any such Advance in the same type of Advance or convert any such Advance to any other type of such Advance only after delivery to Agent of a Request for Revolving Credit Advance executed by an authorized officer of Company and subject to the following:

         (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit A-1 including without limitation:

                      (i) the proposed date of such Advance, which must be a Business Day;

                     (ii) whether such Advance is a refunding or conversion of an outstanding Advance; and

                    (iii) whether such Advance is to be a Prime-based Advance or a Eurodollar-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto;

         (b) each such Request for Revolving Credit Advance shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Revolving Credit Advance must be delivered by 11:00 a.m. (Detroit time) on such proposed date of Advance;

         (c) the principal amount of such Advance, plus the amount of any outstanding Indebtedness having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance, at least Three Million Dollars ($3,000,000), and (ii) in the case of a Eurodollar-based Advance, at least Five Million Dollars ($5,000,000) or any larger amount in an integral multiple of One Hundred Thousand ($100,000);

         (d) a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Company;

         (e) the principal amount of such Revolving Credit Advance, plus the outstanding principal amount of all other Revolving Credit Advances plus the outstanding principal amount of all Swing Line Advances hereunder plus the Letter of Credit Obligations, in each case as of the date of the requested Advance, shall not exceed the then applicable Revolving Credit Aggregate Commitment; provided however, that, in the case of any Revolving Credit Advance being applied to refund an outstanding Swing Line Advance, the aggregate principal amount of Swing Line Advances to be refunded shall not be included for purposes of calculating the limitation under this Section 2.3(e);

         (f) upon completion of the Revolving Credit Advance there shall be no more than five (5) Interest Periods and five (5) Applicable Interest Rates (including the Prime-based Rate) with respect to all outstanding Revolving Credit Advances.

         (g) each Request for Revolving Credit Advance shall constitute a certification by the Company as of the date thereof that:

                      (i) both before and after the Revolving Credit Advance, the obligations of the Company and its Subsidiaries set forth in this Agreement and any of the Loan Documents are the valid and binding obligations of the Company and each of its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as the validity or enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or other equitable principles

                                  (regardless of whether enforcement is
                                  considered in proceedings in law or equity);

                      (ii) all conditions to the making of the Revolving Credit Advance have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

                     (iii) there is no Event of Default, in existence, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default, and none will exist upon the making of the Revolving Credit Advance (both before and after giving effect to such Advance);

                      (iv) the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of the Revolving Credit Advance (both before and after giving effect to such Advance); and

                       (v) the execution of the Request for Revolving Credit Advance will not violate the terms and conditions of any material contract, agreement or other borrowing of Company.

         The Agent may advance funds under the Revolving Credit Notes upon telephone request made by any one of those officers or agents of Company authorized by resolution of Company's Board of Directors to make such requests. Any such telephone request shall satisfy the time requirements set forth in
Section 2.3(b) above. Company hereby authorizes Agent and each Bank to disburse Revolving Credit Advances pursuant to the instructions of any officer or agent so identified. On the same day as such request for a Revolving Credit Advance is made, the officer or agent requesting the advance shall mail to Agent a Request for Revolving Credit Advance in form similar to that attached hereto as Exhibit A-1, executed by an authorized officer or agent of Company and, until such Request for Revolving Credit Advance is received by Agent, the telephone request itself shall constitute the Company's certification of the matters set forth in Section 2.3(f) above. Notwithstanding the foregoing, the Company acknowledges that Company shall bear all risk of loss resulting from disbursements made upon any telephone request until such time as Agent receives the written confirmation of such request except to the extent any actions have been taken prior thereto in reliance thereon.





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
         If, as to any outstanding Eurodollar-based Advance, Agent has not received payment on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Revolving Credit Advance meeting the requirements of this Section 2.3 with respect to the refunding or conversion of such Advance, or, subject to Section 4.1 hereof, if on such day an Event of Default, or event which, with the giving of notice or the lapse of time, would become an Event of Default shall exist, the principal amount thereof which is not then prepaid shall be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify Company of said action.

         2.4 Disbursement of Revolving Credit Advances. (a) Upon receiving any Request for Revolving Credit Advance (or telephone request) from Company under Section 2.3 hereof, Agent shall promptly notify each Bank by wire, telex or by telephone, including facsimile transmission (confirmed by wire or telex) of the amount of such Revolving Credit Advance to be made and the date such Revolving Credit Advance is to be made by said Bank pursuant to its Percentage of the Revolving Credit Aggregate Commitment. Unless the conditions for Revolving Credit Advance are not met by Company or such Bank's portion of the Revolving Credit Aggregate Commitment shall have been suspended or terminated in accordance with this Agreement, each Bank shall, not later than 2:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, make available the amount of its Percentage of the Revolving Credit Advance in immediately available funds to Agent, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226;

         (b) Subject to submission of an executed Request for Revolving Credit Advance by Company without exceptions noted in the compliance certification therein, Agent shall make available to Company not later than 4:00 p.m. (Detroit time) on such date the aggregate of the amounts so received by it in like funds by credit to an account of Company maintained with Agent or to such other account or third party as Company may direct. Agent shall deliver the documents and papers received by it for the account of each Bank to such Bank or upon its order;

         (c) Unless Agent shall have been notified by any Bank prior to the date of any proposed Revolving Credit Advance that such Bank does not intend to make available to Agent such Bank's Percentage of the Revolving Credit Advance, Agent may assume that such Bank has made such amount available to Agent on such date and may, in reliance upon such assumption, make available to Company a corresponding amount. If such amount (having been made available to Company by Agent) is not in fact made available to Agent by such Bank, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Company and Company shall pay such amount to Agent. Agent shall also be entitled to recover from such Bank or Company, as the case may be, interest on such amount in respect of each day from the date such amount was made available by Agent to Company to the date such amount is recovered by Agent, at a rate per annum equal to:

                      (i) in the case of such Bank, with respect to Prime-based Advances, the Federal Funds Effective Rate, and with respect to Eurodollar-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount;

                      (ii) in the case of Company, the rate of interest then applicable to such Revolving Credit Advance; and

                    (iii) in the case of such Bank or Company with respect to Advances required to be made pursuant to Sections 3.7 and 3.8 hereof, the rate of interest set forth in subsection 3.7(a)(iii) hereof.

         The obligation of any Bank to make any Revolving Credit Advance shall not be affected by the failure of any other Bank to make any Revolving Credit Advance and no Bank shall have any liability to Company, the Agent, or any other Bank for another Bank's failure to make any Revolving Credit Advance hereunder.

         2.5 Revolving Credit Commitment Fee. From the Effective Date to the Revolving Credit Maturity Date, the Company shall pay to the Agent on behalf of Banks a Revolving Credit Commitment Fee quarterly in arrears commencing November 1, 1996, and on the first day of each Fiscal Quarter thereafter. The Revolving Credit Commitment Fee shall be the sum of:

                 (a) the Applicable Commitment Fee Percentage times the daily average amount by which the Revolving Credit Aggregate Commitment then applicable under Section 2.6 hereof exceeds the sum of
         (i) the aggregate principal amount of Revolving Credit Advances outstanding from time to time hereunder, (ii) the amount of Letter of Credit Obligations during such period, and (iii) the aggregate principal amount of Swing Line Advances outstanding from time to time hereunder, in each case determined on a daily basis; and

                 (b) the Applicable Commitment Fee Percentage times the then applicable amount of the Revolving Credit Committed Increase (if any), calculated on a daily basis.

The Revolving Credit Commitment Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of the Revolving Credit Commitment Fee based upon its respective Percentage. It is expressly understood that the commitment fees described in this Section are not refundable under any circumstances.

         2.6 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Provided that the Revolving Credit Committed Increase shall have first been permanently terminated or cancelled in accordance with this Agreement in its entirety, upon at least five (5) Business Days' prior written or telegraphic notice to the Agent, the Company may permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Ten Million Dollars ($10,000,000) or any larger amount in an integral multiple One Million Dollars ($1,000,000); (ii) each reduction or termination shall be accompanied by the payment of the Revolving Credit Commitment Fee, if any, accrued on the amount of the Revolving Credit Aggregate Commitment so reduced through the date of such reduction or termination; (iii) the Revolving Credit Aggregate Commitment, as so reduced, shall not be less than the aggregate face amount of outstanding Letters of Credit; (iv) the Company shall prepay the amount, if any, by which the sums of the then outstanding aggregate unpaid principal amount of Swing Line Advances and Revolving Credit Advances plus the Letter of Credit Obligations exceeds the amount of the Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; and (v) if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Advance. Reductions of the Revolving Credit Aggregate Commitment and any accompanying payment of the Revolving Credit Commitment Fee and prepayments of the Revolving Credit Notes shall be distributed to each Bank in accordance with such Bank's Percentage thereof. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall automatically reduce the Term Loan Aggregate Commitment then in effect.

         2.7 Optional Cancellation of Revolving Credit Committed Increase. Prior to the Piper Acquisition Date, the Company may at any time, upon at least twenty (20) Business Days' prior written notice to the Agent (accompanied by the payment of that portion of the Revolving Credit Commitment Fee, if any, accrued to the date of such cancellation applicable to the Revolving Credit Committed Increase assessed under Section 2.5, above) permanently cancel, in whole but not in part, the Revolving Credit Committed Increase then in effect (if any), in which case the Revolving Credit Committed Increase shall be zero (0) and the Banks shall have no further obligation for any increases in the Revolving Credit Aggregate Commitment based on the Revolving Credit Committed Increase.

         2.8 Mandatory Reduction of Revolving Credit Aggregate Commitment. In the event from time to time from and after the date of this Agreement of the Company's entry into any Receivables Financing, the Company shall, to the extent of 100% of the aggregate maximum financing proceeds available therefrom (any and all such proceeds, the "Facility Reduction Proceeds"), concurrently with each entry into each Receivables Financing, permanently reduce the Revolving Credit Aggregate Commitment by complying with the terms and conditions of Section 2.6 hereof (including any reductions of Indebtedness outstanding under the Revolving Credit or the Swing Line required thereby), except that, for purposes of the reduction of the Revolving Credit Aggregate Commitment under this Section 2.8, the Company shall not be required to comply with subparagraph (i) of Section 2.6 or the five day notice requirement contained in the preamble thereto. To the extent that Indebtedness under the Revolving Credit Notes which is subject to repayment as a result of the reduction in the Revolving Credit Aggregate Commitment hereunder (and under Section 2.6 hereof) is being carried at the Eurodollar- based Rate and no Event of Default, or event which with the lapse of time or the giving of notice or both would constitute such an Event of Default, has occurred and is continuing hereunder, Company may deposit the aforesaid Facility Reduction Proceeds in a cash collateral account to be held by Agent, for and on behalf of the Banks, on such terms and conditions as reasonably acceptable to Agent and the Majority Banks. Subject to the terms and conditions of the cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit Notes in accordance with this subparagraph and in accordance with Section 2.6 hereof, on the last day of each Interest Period attributable to such Eurodollar-based Advances.

         2.9 Extension of Revolving Credit Maturity Date. Provided that no Event of Default, or event which with the lapse of time or the giving of notice or both would become an Event of Default, has occurred and is continuing, Company may, by written notice to Agent and each Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each Bank) prior to June 30, but not before June 16, of each year, request that the Banks extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving

Credit Maturity Date then in effect (each such request, a "Request"). Each Bank shall, not later than thirty (30) Business Days following the date of its receipt of a Request, give written notice to the Agent stating whether such Bank is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Banks, then, effective fifteen (15) Business Days after the date of Agent's receipt of all such written approvals from the Banks, as aforesaid, the Revolving Credit Maturity Date shall be so extended for an additional one year period, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Company and the Banks that such extension has occurred. If (i) any Bank gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Bank fails to provide written approval to Agent of such a Request within thirty
(30) Business Days of the date of Agent's receipt of the Request, then (x) the Banks shall be deemed to have declined to extend the Revolving Credit Maturity Date, (y) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Company to request extensions thereof under this Section 2.9) and (z) the commitments of the Banks to make Advances of the Revolving Credit hereunder and of Swing Line Bank to make Swing Line Advances shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Company and the Banks thereof.

         3.      LETTERS OF CREDIT.

         3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Agent may through its Issuing Office, in its sole discretion, at any time and from time to time from the Effective Date until the Revolving Credit Maturity Date, upon the request of an Account Party, issue Letters of Credit for the account of such Account Party, in an aggregate amount at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall provide an initial expiration date not later than one (1) year from its date of issuance (subject to renewals in Agent's sole discretion) and that it is available by drafts drawn at sight and presentation of documents (which shall be payable within three (3) Business Days of sight, provided that the terms and conditions of the Letter of Credit are complied with); provided that each Letter of Credit shall expire (notwithstanding any renewals thereof) three (3) Business Days prior to the Revolving Credit Maturity Date. Provided further, that all applications will be submitted and all Letters of Credit issued hereunder shall be subject in all respects to applicable provisions of U.S. law and regulations, including without limitation, the Trading With the Enemy Act, Export Administration Act, International Emergency Economic Powers Act, and the Regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury. Upon the Effective Date, all letters of credit issued pursuant to the Prior Credit Agreement shall be deemed to be Letters of Credit issued under this Agreement and shall be subject to the terms of this Agreement.

         3.2 Conditions to Issuance. No Account Party shall be issued any Letter of Credit unless, as of the date the issuance of such Letter of Credit is requested:

         (a) the face amount of the Letter of Credit requested plus all Letter of Credit Obligations, do not exceed the Letter of Credit Maximum Amount;

         (b) the face amount of the Letter of Credit requested, plus the principal amount of all outstanding Revolving Credit Advances and outstanding Swing line Advances plus all Letter of Credit Obligations, do not exceed the then applicable Revolving Credit Aggregate Commitment;

         (c) the obligations of Company and its Subsidiaries set forth in this Agreement and any of the Loan Documents are valid, binding and enforceable obligations of Company and each of its Subsidiaries, as the case may be, except as the validity or enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or other equitable principles (regardless of whether enforcement is considered in proceedings in law or equity);

         (d) no Event of Default exists and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default exists;

         (e) the representations and warranties contained in this Agreement and the Loan Documents are true in all material respects;

         (f) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of Company or the Account Party;

         (g) the Account Party requesting the Letter of Credit shall have delivered to Agent and the Issuing Office, not less than five
                 (5) Business Days prior to the requested date for issuance, the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Agent and its Issuing Office;

         (h) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Agent from issuing the Letter of Credit, or any Bank from taking an assignment of its Percentage thereof pursuant to 3.4 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Agent refrain from issuing, or any Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally; and

         (i) Agent shall have received the issuance fee required in connection with the issuance of such Letter of Credit pursuant to Section 3.6 hereof.

Each Letter of Credit Agreement submitted to Agent pursuant hereto shall constitute the requesting party's certification of the matters set forth in this Section 3.2 (a) through (i).

         3.3 Notice. Agent shall give notice, substantially in the form attached as Exhibit I, to each Bank of the issuance of each Letter of Credit, promptly after issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank's Percentage thereof.

         3.4 Assignments of Letters of Credit. Immediately upon Agent's issuance of any Letters of Credit in accordance with the terms hereof, each Bank shall be deemed to have, without further action on the part of Agent or such Bank, irrevocably and unconditionally purchased and received, without recourse or warranty, a participation in and assignment of Agent's engagement under such Letter of Credit in an amount equal to such Bank's Percentage of the face amount of such Letter of Credit, and Banks hereby absolutely and unconditionally assume, as primary obligors and not sureties, and unconditionally agree to pay and discharge when due in accordance with the terms hereof, their respective Percentages of the Letter of Credit Payments under such Letters of Credit. Agent shall give notice, substantially in the form attached as Exhibit I, to each Bank of the issuance of each Letter of Credit, not later than three (3) Business Day after issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank's Percentage thereof.

         3.5 Letter of Credit Fees. Company agrees to pay, or to cause the applicable Account Party to pay, to Agent for distribution to the Banks in accordance with the Percentages, Letter of Credit Fees with respect to the undrawn face amount of such Letter of Credit issued pursuant hereto, at a per annum rate equal to the Applicable Letter of Credit Fee Percentage. Such fees shall be payable quarterly in advance on the first Business Day of each Fiscal Quarter and shall be calculated on the basis of a 360 day year and assessed for the actual number of days elapsed from the date of the issuance of each Letter of Credit until the earlier of (i) the date of expiration set forth in such Letter of Credit, or (ii) the date of surrender of such Letter of Credit.

         3.6 Issuance and Facing Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees the Company will pay or cause the applicable Account Party to pay, for the sole account of the Agent, facing fees, letter of credit issuance fees and standard administration, payment and cancellation charges assessed by Agent or its Issuing Office, at the times, in the amounts and on the terms set forth (or to be set forth from time to time) in a letter agreement between Agent and Company.

         3.7     Draws Under Letters of Credit.

                 (a) Upon receipt of any draw against a Letter of Credit, Agent shall promptly notify Company and the Account Party (if other than Company) of the amount of such draw and the date for payment of such draw. The Company hereby agrees to deposit with Agent (whether or not Company is Account Party with respect to such Letter of Credit), on the first Business Day subsequent to such notice an amount equal to all Reimbursement Obligations with respect to such draw. So long as all of the conditions for Advances under the Notes are complied with, Company shall be entitled to fund such deposit with proceeds of an Advance requested in accordance with Section 2.3 hereof. In the event that sufficient funds are not deposited with Agent on or before the date for payment of a draft, Agent shall so notify Banks and, immediately upon Agent's payment under any Letter of Credit and for all purposes of this Agreement and the Loan Documents, the amount paid as a result of such draft (i) shall constitute an Advance whether or not the Company is then entitled to any Advances under this Agreement or is in default hereunder or otherwise (and the Company shall not be entitled to refuse any such Advance), (ii) shall be evidenced by the Revolving Credit Notes issued by the Company hereunder, (iii) shall bear interest at the Prime-based Rate, plus three percent (3%) until repaid, and (iv) shall be due and payable on demand.

                 (b) Any amounts so paid by Agent pursuant to a draft against any Letter of Credit (regardless of whether it is considered to be an Advance), with interest thereon as aforesaid, shall be considered to be Indebtedness of the Company for all purposes of this Agreement and the Loan Documents, and shall be covered thereby to the full extent thereof.

                 (c) In the event that Company fails to deposit with Agent funds sufficient to pay Reimbursement Obligations with respect to any draft, from the date of Agent's payment on such draft until Company and/or the Account Party shall have paid Reimbursement Obligations resulting from such draft, Company shall not be entitled to request or receive any Advance hereunder and the

Account Parties shall not be entitled to request or receive issuance of Letters of Credit hereunder.

         3.8     Funding of Letter of Credit Payment as Advance.

         By or before 11 a.m. (Detroit time) on the date for payment of any draft under any Letter of Credit, Agent shall promptly notify each Bank by wire, telex or by telephone (confirmed by wire, telecopy or telex) of the amount of such draft (providing each Bank with a copy of the draft and accompanying certificate), and, if applicable, the amount of resulting Revolving Credit Advances to be made pursuant to Section 3.7(a) hereof. Each Bank hereby irrevocably and unconditionally agrees to make available the amount of its Percentage of such Advance in immediately available funds to Agent, at the office of Agent located at One Detroit Center, Detroit, Michigan, 48226, no later than 2:00 p.m. (Detroit time) on the date of the Letter of Credit Payments to be made in connection with such draft. In the event such draft is not considered to be or is subsequently determined not to constitute an Advance hereunder, each Bank shall nevertheless be obligated to make available its Percentage of the draft, as aforesaid. By virtue of its issuance of the Letter of Credit, Agent is obligated to pay a draft under the Letter of Credit whether or not it has received each Bank's respective Percentage of the Advances resulting therefrom. However, if such amount is not in fact made available to Agent by such Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Company and Company shall immediately repay such amount to Agent. Agent shall also be entitled to recover from such Bank or Company, as the case may be, interest on such amount in respect of each day from the date such amount was paid by Agent pursuant to the draft related thereto, at a rate per annum equal to the rate of interest referred to in Section 3.7(a)(iii) hereof. The obligation of any Bank to make any Advance hereunder shall not be affected by the failure of any other Bank to make any Advance hereunder, or to fund its Percentage of any Letter of Credit Payment, as the case may be, and no Bank shall have any liability to Company, any Account Party, the Agent, or any other Bank for another Bank's failure to make any such Advance hereunder, or to fund such other Bank's Percentage of any Letter of Credit Payment, as the case may be.

         3.9 Obligations Irrevocable. The obligations of Company, and Account Parties to make payments to Agent with respect to Reimbursement Obligations under Section 3.7 hereof, and the obligations of Banks to make payments to Agent with respect to Letter of Credit Payments pursuant to Section
3.8 hereof, shall be irrevocable and (except for Reimbursement Obligations arising and Letter of Credit Payments made solely as a result of Agent's gross negligence or willful misconduct) not subject to any qualification or exception whatsoever, including, without limitation:

         (a) invalidity or unenforceability of this Agreement or any other Loan Documents or any portions hereof or thereof;

         (b) the existence of any claim, set-off, defense or other right which Company, any other Account Party, or any Bank may have against a beneficiary named in a Letter of Credit, Agent, any Bank or any other Person;

         (c) any draft, certificate or any other document presented in connection with a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

         (d) the occurrence of any Event of Default or event which, with the lapse of time or giving of notice, or both, would constitute an Event of Default;

         (e) payment by the Agent in good faith under any Letter of Credit against presentation of a draft or accompanying certificate which on its face appears to comply with the terms of the Letter of Credit;

         (f) any failure, omission, delay or lack on the part of Agent or any party to this Agreement or any of the Loan Documents to enforce, assert or exercise any right, power or remedy conferred upon Agent or any such party under any such documents; or

         (g) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of the Company or any Account Party; the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment or other similar proceedings affecting the Company or any Account Party, or any of their respective assets, or any allegation or contest of the validity of this Agreement or any of the Loan Documents, in any such proceedings.

         3.10 Risk Under Letters of Credit. (a) In assigning and the handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Agent shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit; provided, however, that without the prior written concurrence of the Banks, Agent shall not (i) amend, modify, terminate or release any of Company's, or any Account Party's, obligations respecting Letters of Credit or under any of said documents or instruments or any security interest, mortgage or guaranty given with respect thereto; (ii) compromise any claim or waive any right or privilege against Company or any Account Party; or (iii) settle any litigation respecting any Letter of Credit or any of said documents and instruments.

         (b) Subject to other terms and conditions of this Agreement, Agent shall hold the Letters of Credit and the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Agent's regularly established practices and procedures and, except pursuant to Section 12.3 hereof, Agent will have no further obligation with respect thereto. In the administration of Letters of Credit, Agent shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers and other experts selected by Agent and Agent may rely upon any notice, communication, certificate or other statement from Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Agent believes to be authentic. Agent will, upon request, furnish the Banks with copies of Letter of Credit Agreements, Letters of Credit and documents related thereto.

         (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Agent makes no representation and shall have no responsibility with respect to (i) the obligations of Company or any of the Account Parties or, the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Company, any of the Account Parties or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Agent in its capacity as issuer of Letters of Credit. Each of the Banks expressly acknowledge that they have made and will continue to make their own evaluations of Company's and the Account Parties' creditworthiness without reliance on any representation of Agent or Agent's officers, agents and employees.

         (d) If at any time Agent shall recover any part of any unreimbursed amount for any draft under a Letter of Credit, or any interest thereon, Agent shall receive same for the pro rata benefit of the Banks in accordance with their respective Percentage interests therein and shall promptly deliver to each Bank its share thereof, less Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank's Percentage share of such payment, such Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

         3.11 Indemnification. The Company hereby indemnifies and holds Agent and each of the Banks harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which any such party may incur (or which may be claimed against any such party by any person) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit; provided, however, that the Company shall not be required to indemnify Agent or the Banks pursuant to this Section 3.11 for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent caused by (a) the willful and wrongful failure or willful and wrongful misconduct or gross negligence of the Agent or (b) the Agent's willful failure to pay under the Letter of Credit after the presentation to the Agent by a Letter of Credit beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 3.11 is intended nor shall be deemed to limit, reduce or otherwise affect in any manner whatsoever the reimbursement obligation of Company and the Account Parties contained in Section 3.8, hereof.

         3.12 Liability of Agent or the Banks. The Company assumes all risks of the acts or omissions of beneficiaries of the Letters of Credit and agrees that neither the Agent nor any of the Banks (nor any of their respective officers or directors) shall be liable or responsible for: (a) the use which may be made of Letters of Credit or for any acts or omissions of any beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereof, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Agent in good faith made against presentation of documents which on their face appear to comply with the terms of any Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit. In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         3.13 Right of Reimbursement. Each Bank agrees to reimburse the Agent on demand, pro rata in accordance their Percentages, for (i) the out-of-pocket costs and expenses of the Agent to be reimbursed by Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Company or Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent (in its capacity as issuer of Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any Letter of Credit Agreement, except to the extent that such liabilities, losses, costs or expenses were incurred by Agent solely as a result of Agent's gross negligence or willful misconduct.

         3.14 Existing Letters of Credit. Each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit (except that Letter of Credit Fees paid under the Prior Credit Agreement shall not be recalculated, redistributed or reallocated by Agent to the Banks), and each application submitted in connection with each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit Application. On the date of execution of this Agreement, the Agent shall be deemed automatically to have sold and transferred, and each other Bank shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and risk participation, to the extent of such other Bank's Percentage, in each Existing Letter of Credit and the applicable Reimbursement Obligations with respect thereto and any security therefor or guaranty pertaining thereto.

         3A.     SWING LINE CREDIT.

         3A.1    Swing Line Advances. The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth (including Section 3A.3), make one or more advances (each such advance being a "Swing Line Advance") to Company from time to time on any Business Day during the period from the Effective Date to (but excluding) the Revolving Credit Maturity Date, in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) at any time outstanding. All Swing Line Advances shall be evidenced by the Swing Line Note, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by Company on the last day of the Interest Period applicable thereto. In no event whatsoever shall any outstanding Swing Line Advance be deemed to reduce, modify or affect any Bank's commitment to make Revolving Credit Advances based upon its Percentage.

         3A.2    Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued therein and any amount payable with respect thereto in accordance with the terms of this Agreement and the Loan Documents.

         3A.3    Requests for Swing Line Advances. Company may request a Swing
Line Advance only after delivery to Swing Line Bank of a Request for Swing Line Advance executed by a person authorized by the Company to make such requests on behalf of Company, subject to the following and to the remaining provisions hereof:

         (a) each such Request for Swing Line Advance shall set forth the information required on the Request for Swing Line Advance including without limitation:

                      (i) the proposed date of Swing Line Advance, which must be a Business Day;

                     (ii) whether such Swing Line Advance is to be a Prime-based Advance or Quoted Rate Advance; and

                    (iii)         the duration of the Interest Period
                                  applicable thereto;

         (b) each such Request for Swing Line Advance shall be delivered to Swing Line Bank by 12:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

         (c) the principal amount of such requested Swing Line Advance, plus the principal amount of all other Swing Line Advances then outstanding, shall not exceed Ten Million Dollars ($10,000,000);

         (d) the principal amount of such requested Swing Line Advance, plus the principal amount of all other Swing Line Advances and Revolving Credit Advances then outstanding hereunder (including any Revolving Credit Advances requested to be made on such date), plus any Letter of Credit Obligations as of the date of the requested Swing Line Advance, shall not exceed the then applicable Revolving Credit Aggregate Commitment;

         (e) the principal amount of such Swing Line Advance shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or any larger amount in integral multiples of Fifty Thousand Dollars ($50,000);

         (f) each Request for Swing Line Advance, once delivered to Swing Line Bank, shall not be revocable by Company, and shall constitute and include a certification by the Company as of the date thereof that:

                      (i) both before and after the Swing Line Advance, the obligations of the Company and its Subsidiaries set forth in this Agreement and the Loan Documents, as applicable, are valid, binding and enforceable obligations of such parties;

                      (ii) to the best knowledge of Company all conditions to Advances have been satisfied;

                     (iii) there is no Default or Event of Default in existence, and none shall exist upon the making of the Swing Line Advance; and

                      (iv) the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of and immediately after the making of the Swing Line Advance.

Swing Line Bank shall promptly deliver to Agent by telecopier a copy of any Request for Swing Line Advance received.

         3A.4    Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by Company without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Swing Line Bank shall make available to Company the amount so requested, in same day funds, not later than 4:00 p.m. (Detroit time) on the date of such Swing Line Advance by credit to an account of Company maintained with Swing Line Bank or to such other account or third party as Company may reasonably direct. Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

         3A.5    Refunding of or Participation Interest in Swing Line Advances.

         (a) The Agent, at any time in its sole and absolute discretion, may (or, upon the request of the Swing Line Bank, shall) on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf) request each Bank (including the Swing Line Bank in its capacity as a Bank) to make a Prime-based Revolving Credit Advance in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of the Swing Line Advances (the "Refunded Swing Line Advances") outstanding on the date such notice is given; provided that (i) at any time as there shall be a Swing Line Advance outstanding for more than thirty days, the Agent shall, on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf), promptly request each Bank (including the Swing Line Bank) to make a Revolving Credit Advance in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of such outstanding Swing Line Advance, (ii) Swing Line Advances may be prepaid by the Company in accordance with the provisions of
Section 4.3 hereof and (iii) Quoted Rate Advances which are converted to Revolving Credit Advances at the request of the Agent at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 5.1. Unless any of the events described in
Section 11.1(i) shall have occurred (in which event the procedures of paragraph
(b) of this Section 3A.5 shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Bank shall make the proceeds of its Revolving Credit Advance available to the Agent for the ratable benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) prior to 11:00 a.m. Detroit time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances.

         (b) If, prior to the making of a Revolving Credit Advance pursuant to paragraph (a) of this Section 3A.5, one of the events described in Section 11.1(i) shall have occurred, each Bank will, on the date such Revolving Credit Advance was to have been made, purchase from the Swing Line Bank an undivided participating interest in the Refunded Swing Line Advance in an amount equal to its Percentage of such Refunded Swing Line Advance. Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Bank a Swing Line Bank Participation Certificate in the form of Exhibit D dated the date of receipt of such funds and in such amount.

         (c) Each Bank's obligation to make Revolving Credit Advances and to purchase participation interests in accordance with clauses (a) and (b) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (iv) any breach of this Agreement by the Company or any other Person;
(v) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Bank does not make available to the Agent the amount required pursuant to clause (a) or
(b) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate for the first two Business Days and at the Prime-based Rate thereafter.

         3B.     TERM LOANS

         3B.1    Commitment. Subject to the terms and conditions of this
Agreement (including without limitation Section 3B.3 hereof), each Bank, severally and for itself alone, agrees to advance to the Company during the Term Loan Funding Period, in a single Advance for each such loan, sums not to exceed in the aggregate for each such Bank an amount equal to such Bank's respective Percentage of each Term Loan funded pursuant to Section 3B.3 hereof; provided, however, that Company is permitted to elect no more than two Term Loans under this Agreement; and provided further that the aggregate amount of Term Loans funded under this Agreement, determined as set forth in Section 3B.3 hereof, shall not exceed the Term Loan Aggregate Commitment. Upon the expiration of the Term Loan Funding Period, the Banks' respective commitments to make additional Term Loans hereunder shall expire and be of no further force and effect. Each of the Term Loans funded under this Section 3B.1 shall be evidenced by Term Notes to be executed and delivered by Company to each of the Banks, substantially in the form attached hereto as Exhibit F, with appropriate insertions acceptable to the Agent and the Banks in form and substance, and in the face amount of each Bank's Percentage of the applicable Term Loan to be funded by the Banks hereunder.

         3B.2    Repayment of Principal. Until the applicable Term Loan
Maturity Date (as selected by the Company hereunder), when the entire unpaid principal balance of the applicable Term Loan and all accrued interest and other sums outstanding thereon shall be paid in full (subject to the terms hereof), the principal Indebtedness evidenced by each Term Loan shall be repaid, in accordance with the Term Loan Permitted Amortization Schedule selected by the Company for such Term Loan under Section 3B.3 hereof. The applicable Term Loan Maturity Date and the Term Loan Permitted Amortization Schedule selected for such Term Loan under Section 3B.3 hereof shall be set forth in the Term Notes executed for such Term Loan. There shall be no readvance or reborrowing of any principal reductions of the Term Loans, whether pursuant to this Section 3B.2, resulting from the proceeds of New Senior Debt, consisting of optional prepayments or otherwise.

         3B.3    Initial Requests for Funding Term Loans. Company may request the funding of a Term Loan only upon delivery to the Agent of a Term Loan Initial Request executed by an authorized officer of Company not less than ten
(10) nor greater than thirty (30) Business Days prior to the proposed date of funding, subject to the following conditions:

         (a) Each such Term Loan Initial Request shall set forth the information required on the form annexed hereto as Exhibit G, including without limitation:

                       (i) the proposed date that the applicable Term Loan is to be funded, which must be a Business Day;

                      (ii) the principal amount of the Term Loan requested to be funded, which amount shall not be less than Twenty Five Million Dollars ($25,000,000);

                     (iii) that the principal amount of the Term Loan requested does not exceed the then applicable Term Loan Aggregate Commitment; and

                      (iv) subject to the terms and conditions hereof, the proposed Term Loan Maturity Date and the Term Loan Permitted Amortization Schedule for such Term Loan;

         (b) The amount of the principal amount of the Term Loan requested to be funded, determined as of the date of funding such loan, shall not exceed the lesser of (i) the then remaining Term Loan Aggregate Commitment, reduced by the original principal amount of the Term Loan funded prior thereto, if any (determined with respect to each Term Loan on the date of funding thereof) and (ii) the then applicable Revolving Credit Aggregate Commitment immediately preceding the funding thereof minus the sum of the aggregate principal amount of all outstanding Revolving Credit Advances and all Swing Line Advances (including, in each case, any such Advances requested to be made on such funding date), the aggregate undrawn amount of all Letters of Credit which shall be outstanding as of such funding date and the aggregate amount of all unpaid Letter of Credit Obligations as of such funding date;

         (c) Each such Term Loan Initial Request shall be accompanied by the Company's concurrent request for a reduction in the Revolving Credit Aggregate Commitment in the amount of the Term Loan so requested, to be effective, subject to the terms hereof, concurrently with the funding of such Term Loan, and satisfying in every respect the terms and conditions of
                 Section 2.6 hereof (with respect to such reduction) as of the funding of such Term Loan, including without limitation making those reductions of Indebtedness required to be made under said Section 2.6 hereof;

         (d) Within three (3) Business Days of receipt from the Company of a Term Loan Initial Request, Agent shall furnish, or cause to be furnished, to the Company the proposed forms of Term Notes which have been completed to evidence the applicable Term Loan, incorporating the information supplied by the Company in its Term Loan Initial Request with respect to such Term Loan, including without limitation, the amount of such Term Loan, the applicable Term Loan Maturity Date and Term Loan Permitted Amortization Schedule selected by the Company, provided that neither the Agent nor any of the Banks shall suffer any liability whatsoever in the event such Term Notes are not delivered for execution hereunder; and

         (e) Not later than the close of business five (5) days prior to the proposed date of funding of the Term Loan covered by the applicable Term Loan Initial Request, Company shall deliver to the Agent (which shall distribute such documents to the Banks concurrently with the funding of such Term Loan) (i) the aforesaid Term Notes, executed and delivered in compliance with this Agreement (dated as of the proposed date of funding of such Term Loan) accompanied by such other Loan Documents (including without limitation Collateral Documents), corporate authority documentation, opinions of counsel and the like as required hereunder, upon which delivery the Term Loan Initial Request shall no longer be revocable by the Company and (ii) a Term Loan Rate Request for such Term Loan submitted in accordance with Section 3B.4 hereof, except that the time period for submission thereof shall be governed by this
                 Section 3B.3(e).

         3B.4    Term Loan Rate Requests; Initial Term Loan, Refundings and
Conversions of Advances of Term Loans. Company may select the Applicable Interest Rate(s) and Interest Periods for the initial Advance of a Term Loan and may refund all or any portion of any Advance of a Term Loan as an Advance with a like Interest Period or convert any Advance of a Term Loan to an Advance with a different Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed by an authorized officer of Company and subject to the terms hereof and to the following:

         (a) each such Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form annexed hereto as Exhibit H with respect to such Term Loan, including without limitation:

                      (i) the proposed date of the initial funding (as set forth in the Term Loan Initial Request), refunding or conversion of the Advance, which must be a Business Day, as the case may be;

                      (ii) whether the Advance is a refunding or conversion of an outstanding Advance; and

                    (iii) whether such Advance (or any portion thereof) is to be a Prime-based Advance or a Eurodollar-based Advance, and, except in the case of a Prime-based Advance, the Interest Period(s) applicable thereto;

         (b) each such Term Loan Rate Request shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Term Loan Rate Request must be delivered by 11 a.m. on the proposed date of Advance;

         (c) the principal amount of such Advance of a Term Loan, plus the amount of any other advance of such Term Loan to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least Three Million Dollars ($3,000,000), or the remaining principal balance outstanding under such Term Loan, whichever is less and (ii) in the case of a Eurodollar-based Advance at least Five Million Dollars ($5,000,000) or the remaining principal balance outstanding under such Term Loan, whichever is less, or in each case a larger integral multiple of One Hundred Thousand Dollars ($100,000);

         (d) no Advance shall have an Interest Period ending after the Term Loan Maturity Date applicable to such Term Loan, and, notwithstanding any provision hereof to the contrary, Company shall be required to select Interest Periods (or the Prime-based Rate) for sufficient portions of a Term Loan such that the Company may make its required principal payments hereunder on a timely basis and otherwise in accordance with
                 Section 3B.2 above;

         (e)     upon completion of the Advance there shall be no more than two
                 (2) Interest Periods and two (2) Applicable Interest Rates (including the Prime-based Rate) with respect to each Term Loan; and

         (f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by Company.

Each selection of an Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be rebuttably presumptive evidence thereof, absent demonstrable error.

         3B.5    Term Loan Certifications. Each Term Loan Request shall
constitute and include a certification by the Company as of the date thereof that:

         (a) both before and after the Advance so requested, the obligations of the Company and its Subsidiaries set forth in this Agreement and the Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of the Company, its Subsidiaries, as the case may be, except as the validity or enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or other equitable principles (regardless of whether enforcement is considered in proceedings in law or equity);

         (b) all conditions to Advances of the applicable Term Loan or Term Loans have been satisfied, and shall remain satisfied to the date of Advance (both before and after giving effect to such Advance);

         (c) there is no Default or Event of Default in existence, and none will exist upon the making of the applicable Advance (both before and after giving effect to such Advance);

         (d) the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of the applicable Advance (both before and after giving effect to such Advance); and

         (e) the execution of the applicable Term Loan Request will not violate the material terms and conditions of any material contract, agreement or other borrowing of Company or any of its Subsidiaries.

Each Term Loan Request shall be accompanied by such documents, instruments and other materials required hereunder or otherwise necessary to evidence satisfaction of all conditions to the applicable Advance or Advances of a specified Term Loan or Term Loans.

         3B.6    Failure to Refund or Convert.  In the event the Company shall fail with respect to any Advance of a Term Loan (other than a Prime-based Advance) to timely exercise its option to refund or convert such Advance in accordance with Section 3B.5 hereof (and such Advance has not been paid in full on the last day of the Interest Period applicable thereto according to the terms hereof), the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance.

         3B.7    Disbursement of Advances.

         (a) Upon receiving a Term Loan Request from Company in compliance with Sections 3B.3 and/or 3B.4 hereof, as applicable, together with such other documents and instruments required thereunder, Agent shall promptly notify each Bank by wire, telex or by telephone (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Bank pursuant to its Percentage of the Advance. Unless such Bank's commitment to make Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each Bank shall make available to Agent the amount of its Percentage of the Advance in immediately available funds at the office of Agent located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226, not later than 2:00 p.m. (Detroit time) on the date of such Advance.

         (b) Subject to receipt of the Term Loan Requests, as applicable, and such other documents and instruments referred to in subparagraph 3B.7(a) hereof (without exceptions noted in the compliance certifications therein), Agent shall make available to Company the aggregate of the amounts so received by it from the Banks in like funds not later than 4:00 p.m. (Detroit time) on the date of such Advance by deposit to an account of the Company maintained with Agent, or to such other account or third party as Company may reasonably direct.

         (c) Agent shall deliver the documents and papers received by it for the account of each Bank to such Bank or upon its order. Unless Agent shall have been notified by any Bank prior to the date of any proposed Advance that such Bank does not intend to make available to Agent such Bank's Percentage of the Advance, Agent may assume that such Bank has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to Company a corresponding amount. If such amount is not in fact made available to Agent by such Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Company and Company shall pay such amount to Agent. Agent shall also be entitled to recover from such Bank or Company, as the case may be, interest on such amount in respect of each day from the date such amount was made available by Agent to Company to the date such amount is recovered by Agent, at a rate per annum equal to:

              (i) in the case of such Bank, with respect to Prime-based Advances, the Federal Funds Effective Rate, and with respect to Eurodollar-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount; and

             (ii) in the case of Company, the rate of interest then applicable to such Term Loan.

The obligation of any Bank to make any Advance hereunder shall not be affected by the failure of any other Bank to make any Advance hereunder, and no Bank shall have any liability to the Company or its Subsidiaries, the Agent, any other Bank, or any other party for another Bank's failure to make any loan or Advance hereunder.

         4.      INTEREST, INTEREST PERIODS, PREPAYMENTS.

         4.1 Interest. Each Bank's Revolving Credit Notes, Swing Line Note (if any), Term Notes and the Revolving Credit Advances, Swing Line Advances or Term Loans evidenced thereby shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to: (a) the Prime-based Rate, (b) the Eurodollar-based Rate or (c) the Quoted Rate; as the Company may elect or as otherwise applicable pursuant to the provisions of this Agreement; provided, however, that in no event shall any Bank's Notes, Advances or other Indebtedness bear interest at a rate greater than the Highest Lawful Rate applicable to such Bank. With respect to Prime-based Advances, interest shall be payable quarterly on the first Business Day of each Fiscal Quarter, commencing on the first Business Day of the Fiscal Quarter immediately following the Fiscal Quarter during which such Advance is made, and at maturity. With respect to Eurodollar-based Advances and Quoted Rate Advances, interest shall be payable on the last day of each Interest Period applicable thereto, provided however, that, in the case of a Eurodollar-based Advance, if such Interest Period is longer than three months, interest shall be payable three months following the first day of such Interest Period and on the last day of such Interest Period. Notwithstanding the foregoing in the event of an Event of Default, all principal payments due on Advances shall bear interest, payable on demand, from the date of an Event of Default at a rate per annum equal to: (i) in the case of a Prime-based Advance, three percent (3%) above the rate which would otherwise be applicable under subsection (a) of this Section 4.1; and (ii) in the case of a Eurodollar-based Advance or Quoted Rate Advance, three percent (3%) above the rate which would otherwise be applicable under subsection (b) or (c), of this Section 4.1 until the end of the then current Interest Period, at which time such Eurodollar Advances or Quoted Rate Advances, shall be automatically converted into Prime-based Advances and bear interest at the rate provided for in clause (i) of this sentence; provided, however, that in no event shall any Bank's Notes, Advances or other Indebtedness bear interest at a rate greater than the Highest Lawful Rate applicable to such Bank. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate. The interest rate with respect to all Eurodollar-based Advances shall change on the effective date of any adjustment of the Margin, determined as follows:

                 (x) So long as the Company does not have an Investment Grade Rating, adjustments in the Margin, the Applicable Commitment Fee Percentage and the Applicable Letter of Credit Fee Percentage, based upon Leverage, shall be implemented on a quarterly basis as follows:

                          (a) Such adjustments shall be given prospective effect only, effective (i) as to all Prime-based Advances outstanding hereunder, the Applicable Commitment Fee Percentage and the Applicable Letter of Credit Fee Percentage, upon the required date of delivery of the financial statements under Section 9.3(c) hereunder, in each case establishing applicability of the appropriate adjustment, and (ii) as to each Eurodollar-based Advance outstanding hereunder, effective upon the expiration of the applicable Interest Period(s), if any, in effect on the date of the delivery of such financial statements, in each case with no retroactivity or claw-back. In the event Company fails timely to deliver the financial statements required under Section 9.3(c), then from the date delivery of such financial statements was required until such financial statements are delivered, the applicable Margin and fee percentages shall be those set forth under Level V of the Pricing Matrix -- Grid I.

                          (b) With respect to Eurodollar-based Advances outstanding hereunder, an adjustment hereunder, after becoming effective, shall remain in effect only through the end of the applicable Interest Period(s) for such Eurodollar-based Advances if any; provided, however, that upon any change in the Margin level then in effect, as aforesaid, or the occurrence of any other event which under the terms hereof causes such adjustment no longer to be applicable, then any such subsequent adjustment or no adjustment, as the case may be, shall be effective (and said pricing shall thereby be adjusted up or down, as applicable) with the commencement of each Interest Period following such change or event, all in accordance with the preceding subparagraph.

                          (c) Such Margin adjustments under this Section 4.1(x) shall be made irrespective of, and in addition to, any other interest rate adjustments hereunder.

                          (d) From the date hereof until the required date of delivery under Section 9.3(c)of the financial statements for the Company's Fiscal Quarter ending July 31, 1996, the margins and fee percentages shall be those set forth under Level IV of the Pricing Matrix -- Grid I; provided, however, that in the event the Piper Acquisition occurs after July 31, 1996, then until the required date of delivery under
                 Section 9.3(c) of the financial statements for the Company's Fiscal Year ending October 31, 1996, the applicable Margin and fee percentages shall be those set forth under Level IV of the Pricing Matrix - - Grid I; provided, further, that the Company may deliver, together with the financial statements required pursuant to Section 9.3(c) for the Fiscal Quarter ending July 31, 1996, an adjusted Leverage calculation as of the end of said Fiscal Quarter, reflecting the Piper Acquisition and the various changes in the financial components resulting therefrom, supported by reasonable detail and otherwise in form and substance satisfactory to the Majority Banks ("Adjusted Leverage Calculation"). If submitted by the Company hereunder (and acceptable to the Banks, as aforesaid), the Adjusted Leverage Calculation shall be used to determine the applicable Margin and fee percentages for the period from the required delivery date of the financial statements for the Fiscal Quarter ending July 31, 1996 until the required delivery date of the financial statements for the Fiscal Year ending October 31, 1996; provided that, if established on the basis of the Adjusted Leverage Calculation, the applicable Margin and fee percentages for such period shall in no case be less than those provided under Level III of the Pricing Matrix - Grid I.

                 (y) In the event the Company obtains and continues to maintain at least one Investment Grade Rating, the Margin shall be determined by reference to the appropriate columns in the Pricing Matrix - Grid II attached to this Agreement as Schedule 1.2, and, in such case, the Margin or any change in the Margin, as the case may be, shall be determined upon the obtaining of and/or any change in the applicable Debt Rating.

Upon receipt by the Agent of each interest payment made by the Company under this Section 4.1, the Agent shall promptly remit to each Bank such Bank's Percentage thereof.

         4.2 Interest Periods. Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 4.3 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance and shall end on the date one, two, three or six months thereafter, as the Company may elect as set forth below, subject to the following:

              (i) no Interest Period with respect to a Revolving Credit Advance shall extend beyond the Revolving Credit Maturity Date and no Interest Period with respect to an Advance of the Term Loan shall extend beyond the Term Loan Maturity Date; and

             (ii) with respect to a Eurodollar-based Advance, any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Company shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Revolving Credit given to the Agent pursuant to Section 2.3, its Term Loan Initial Request pursuant to Section 3B.3 or by its notice of conversion given to the Agent pursuant to Section 4.3, as the case may be.

         4.3 Prepayments. (a) At its option and upon three (3) Business Days' prior written or telephonic notice to the Agent, the Company may prepay the Revolving Credit Advances in whole at any time or in part from time to time, without premium or penalty but with accrued interest on the principal being prepaid to the date of such prepayment, provided that: (i) in the case of a Prime-based Advance each partial prepayment shall be in an amount not less than One Million Dollars ($1,000,000) or an integral multiple thereof; (ii) in the case of a Eurodollar-based Advance, each partial prepayment shall be in an amount not less than Four Million Dollars ($4,000,000); and (iii) a Eurodollar-based Advance may only be prepaid on the last Business Day of the then current Interest Period with respect thereto.

         (b) Company may prepay all or part of the outstanding balance of any Prime-based Advance(s) of a Term Loan at any time (subject to not less than one (1) Business Day's notice to Agent), provided that the amount of any partial prepayment by such party shall be at least One Million Dollars ($1,000,000) and the aggregate balance of Prime-based Advance(s) remaining outstanding on such Term Loan shall be at least Three Million Dollars ($3,000,000). Company may prepay all or part of any Eurodollar-based Advance (subject to not less than three (3) Business Days' notice to Agent) only on the last day of the Interest Period applicable thereto, provided that the amount of any such partial prepayment by such party shall be at least One Million Dollars ($1,000,000), and the unpaid portion of such Advance which is refunded or converted under Section 3B.4 hereof shall be at least Five Million Dollars ($5,000,000). Any prepayment made in accordance with this Section 4.3(b) shall be applied against principal installments due hereunder in the inverse order of their maturities, and shall be without premium or penalty (subject to Section 12 hereof), but there shall be no readvance or reborrowing of any principal reductions of the applicable Term Loan (whether or not such principal reductions constitute prepayments).

Each prepayment under clauses (a) and/or (b) above shall be made to the Agent, and promptly upon receipt thereof, the Agent shall remit to each Bank its Percentage thereof. In its notice of prepayment, the Company shall specify the date of prepayment, the amount of the prepayment and the Revolving Credit Advance and/or Term Loan to be prepaid.

         (c) In the event from time to time from and after the date of this Agreement of the Company's issuance of any New Senior Debt, the Company shall be obligated, to the extent of the initial One Hundred Million Dollars ($100,000,000) in proceeds thereof (any and all such proceeds, the "Term Loan Reduction Proceeds"), to prepay Indebtedness outstanding under the Term Notes, applying such Term Loan Reduction Proceeds first against the Term Loan with the longer final maturity date and to payments of principal under the applicable Term Notes in the inverse order of their maturities. Company shall also be obligated to pay accrued interest on the applicable Term Notes to the date of each such prepayment. To the extent that Indebtedness under the Term Notes which is subject to repayment hereunder is being carried at the Eurodollar-based Rate and no Event of Default, or event which with the lapse of time or the giving of notice or both would constitute such an Event of Default, has occurred and is continuing hereunder, Company may deposit the aforesaid Term Loan Reduction Proceeds in a cash collateral account to be held by Agent, for and on behalf of the Banks, on such terms and conditions as reasonably acceptable to Agent and the Majority Banks. Subject to the terms and conditions of the cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Notes in accordance with this subparagraph as applicable, on the last day of each Interest Period attributable to such Eurodollar-based Advances. Any amounts repaid or prepaid hereunder shall permanently reduce the Term Loan Aggregate Commitment; and no amount repaid or prepaid hereunder shall be available for reborrowing.

         Furthermore, to the extent the Term Loan Reduction Proceeds exceed the Indebtedness then outstanding under the Term Notes, Company shall, concurrently with the issuance of New Senior Debt, permanently reduce the Revolving Credit Aggregate Commitment by complying with the terms and conditions of Section 2.6 hereof (including any reductions of Indebtedness outstanding under the Revolving Credit or the Swing Line required thereby), except that, for purposes of reduction of the Revolving Credit Aggregate Commitment under this Section 4.3(c) the Company shall not be required to comply with subparagraph (i) of
Section 2.6 or the five day notice requirement contained in the preamble thereto, and except that, subject to the foregoing, Company may elect to establish a cash collateral arrangement on substantially the terms set forth in the preceding subparagraph with respect to the prepayment of Revolving Credit and Swing Line Advances prior to the expiration of any Interest Periods applicable thereto.

         5.      SPECIAL PROVISIONS FOR LOANS.

         5.1 Reimbursement of Prepayment Costs. If (a) Company makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or (b) Company converts or refunds (or attempts to convert or refund) any such Advance; or (c) Company fails to borrow, refund or convert into any Eurodollar-based Advance after notice has been given by Company to Agent in accordance with the terms hereof requesting such Advance, or (d) Company fails to make any payment of principal or interest in respect of a Eurodollar-based Advance when due, and any Bank incurs any loss, cost or expense as a result thereof, then Company shall reimburse Agent and Banks, as the case may be on demand for such resulting loss, cost or expense incurred by Agent and Banks, as the case may be, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be shall have funded or committed to fund such Advance. Such amount payable by Company to Agent and Banks, as the case may be may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Agent and Banks shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

         5.2 Agent's Eurodollar Lending Office. For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Agent shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or if any Bank shall designate as its eurodollar lending office an office which maintains books separate from those of the rest of such Bank, Agent or such Bank shall have the option of maintaining and carrying the relevant Advance on the books of such office.

         5.3 Circumstances Affecting Eurodollar-based Availability. If with respect to any Interest Period Agent determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Agent for such Interest Period, then Agent shall forthwith give notice thereof to the Company. Thereafter until Agent notifies Company that such circumstances no longer exist, the obligation of Banks to make Eurodollar-based Advances for such Interest Period, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance for such Interest Period shall be suspended, and the Company shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar-based Advance covered hereby together with accrued interest thereon, any amounts payable (but not yet paid) under Section 5.1 hereof, and all other amounts payable hereunder on the last day of the then current Interest Period applicable to such Advance. Upon the date for repayment as aforesaid and unless Company notifies Agent to the contrary within two (2) Business Days after receiving a notice from Agent pursuant to this Section, such outstanding principal amount shall be converted to a Prime-based Advance as of the last day of such Interest Period.

         5.4 Laws Affecting Eurodollar-based Advance Availability. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, such Bank shall forthwith give notice thereof to Company and to Agent. Thereafter (a) the obligations of Banks to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Company may select as the Applicable Interest Rates only the Prime-based Rate, and (b) if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto, Company shall immediately prepay such Advance, together with interest to the date of payment, and any amounts payable under Section 5.1 or 5.7 with respect to such prepayment and the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto.

         5.5 Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation, implementation or application thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority:

         (a) shall subject any of the Banks or Agent (or any of their respective eurodollar lending offices) to any tax, duty or other charge with respect to any Advance, or any Note or shall change the basis of taxation of payments to any of the Banks (or any of their respective eurodollar lending offices) of the principal of or interest on any Advance or any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income or gross receipts of any of the Banks or Agent or any of their respective eurodollar lending offices imposed by the jurisdiction in which Agent's or such Bank's principal executive office or eurodollar lending office is located); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Eurodollar-based Advance any such requirement included in the calculation of the Eurodollar-based Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Banks or Agent (or any of their respective eurodollar lending offices) or shall impose on any of the Banks or Agent (or any of their respective eurodollar lending offices) or the foreign exchange and interbank markets any other condition affecting any Advance or any of the Notes;

and the result of any of the foregoing is to increase the costs to any of the Banks or Agent of making, renewing or maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Agent or any of the Banks under this Agreement, or under the Notes, or under any Letter of Credit Agreement, then such Bank (if applicable) shall promptly notify Agent, and Agent shall promptly notify Company and (if applicable) such Bank or Banks of such fact and demand compensation therefor and, Company agrees to pay, to the extent such payment would not violate or result in a violation of any applicable law, to Agent or such Bank such additional amount or amounts as will compensate such Agent or Bank or Banks for such increased cost, within thirty
(30)
days of such notice. In the event that any such adoption or change is subsequently reversed, Agent or such Bank, as the case may be, shall promptly notify Company and, if applicable, Agent of such fact and Agent or such Bank or Banks (as applicable) will within thirty (30) days of such notice, (i) reduce or eliminate the additional compensation assessed hereunder, as aforesaid, by an amount (as reasonably determined by Agent or such Bank or Banks, as applicable) necessary to address such reversal and (ii) to the extent necessary, reimburse Company for the amount of any overpayment resulting from such reversal (and, if applicable, notify Agent of such payment).

         5.6 Other Increased Costs. In the event that after the date hereof the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's or Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material, then the Company shall pay to such Bank or Agent, as the case may be, from time to time, upon request by such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank's or Agent's obligations or Advances hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Company, reasonably promptly after becoming aware of any event described in this Section 5.6 and shall be conclusive, absent manifest error in computation. In the event that any such adoption or change is subsequently reversed, Agent or such Bank, as the case may be, shall promptly notify Company and, if applicable, Agent of such fact and Agent or such Bank or Banks (as applicable) will within thirty (30) days of such notice, (i) reduce or eliminate the additional compensation assessed hereunder, as aforesaid, by an amount (as reasonably determined by Agent or such Bank or Banks, as applicable) necessary to address such reversal and (ii) to the extent necessary, reimburse Company for the amount of any overpayment resulting from such reversal (and, if applicable, notify Agent of such payment).

         5.7 Indemnity. The Company will indemnify Agent and each of the Banks against any loss or expense which may arise or be attributable to the Agent's and each Bank's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Advances (a) as a consequence of any failure by the Company to make any payment when due of any amount due hereunder in connection with a Eurodollar-based Advance or Quoted Rate Advance,
(b) due to any failure of the Company to borrow, refund or convert on a date specified therefor in a Request for Advance or Request for Swing Line Advance or (c) due to any payment, prepayment or conversion of any Eurodollar-based Advance on a date other than the last day of the Interest Period for such Advance. Such loss or expense shall be calculated based upon the present value, as applicable, of payments due from the Company with respect to a deposit obtained by the Agent or any of the Banks in order to fund such Advance to the Company or otherwise in accordance with this Agreement. The Agent's and each Bank's, as applicable, calculations of any such loss or expense shall be furnished to the Company and shall be conclusive, absent manifest error.

         5.8 Substitution of Banks. If (i) the obligation of any Bank to make Eurodollar-based Advances has been suspended pursuant to Section 5.3 or
Section 5.4 or (ii) any Bank has demanded compensation under Section 5.5, 5.6 or 6.1(d) (in each case, an "Affected Lender"), Company shall have the right, with the assistance of the Agent, to seek a substitute lender or lenders (which may be one or more of the Banks (the "Purchasing Lender" or "Purchasing Lenders") to purchase the Revolving Credit Note and the Term Note and assume the commitments (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Lender. The Affected Lender shall be obligated to sell its Revolving Credit Note and Term Note and assign its commitments to such Purchasing Lender or Purchasing Lenders within fifteen days after receiving notice from Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Company shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 5.1 if Company has prepaid the outstanding Eurodollar-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Section 5.5 or 5.6 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender's commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Banks, the Affected Lender, as assignor, such Purchasing Lender, as assignee, Company and the Agent, with the required consent of the Swing Line Bank shall enter into an Assignment Agreement pursuant to Section 13.7 hereof, whereupon such Purchasing Lender shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment, the then applicable Revolving Credit Committed Increase, the then applicable Term Loan Aggregate Commitment and any Indebtedness outstanding under the Term Loans of the Affected Lender. In connection with any assignment pursuant to this Section 5.8, Company or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.7. Upon the consummation of any sale pursuant to this Section 5.8, the Affected Lender, the Agent and Company shall make appropriate arrangements so that, if required, each Purchasing Lender receives a new Revolving Credit Note and Term Note(s).

         6.      PAYMENTS.

         6.1     Payment Procedure.

         (a) All payments by Company of principal of, or interest on, the Notes or of Revolving Credit Commitment Fees, Reimbursement Obligations or Letter Credit Fees shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 11:00 a.m. (Detroit time) in immediately available funds by Company to Agent, for the ratable account of the Banks. Upon receipt of each such payment, the Agent shall make prompt payment to each Bank in like funds of all amounts received by it for the account of such Bank.

         (b) Unless the Agent shall have been notified by Company prior to the date on which any payment to be made by Company is due that Company does not intend to remit such payment, the Agent may, in its discretion, assume that Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Company has not in fact remitted such payment to the Agent, each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Revolving Credit Advances, the federal funds rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurodollar-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

         (c) Whenever any payment to be made hereunder (other than payments in respect of any Eurodollar-based Advance) shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment. Whenever any payment of principal of, or interest on, a Eurodollar-based Advance shall be due on a day which is not a Business Day the date of payment thereof shall be extended to the next succeeding Business Day unless as a result thereof it would fall in the next calendar month, in which case it shall be shortened to the next preceding Business Day and, in the case of a payment of principal, interest thereon shall be payable for such extended or shortened time, if any.

         (d) All payments to be made by Company under this Agreement or any of the Notes (including without limitation payments under the Swing Line Note) shall be made without set-off or counterclaim, as aforesaid, and without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless Company is compelled by law to make payment subject to such tax. In such event, Company shall:

              (i) pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Banks (and, in the case of any Swing Line Advances, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

             (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Company or the Permitted Borrower of any such taxes payable by the Company or the Permitted Borrower.

         As used herein, the terms "tax", "taxes" and "taxation" include all existing taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with the transactions hereunder, or the payment and/or receipt of funds hereunder, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against Company, Agent or any of the Banks). In the event that such tax is subsequently reversed, Agent or such Bank, as the case may be, shall promptly notify Company and, if applicable, Agent of such fact and Agent or such Bank or Banks (as applicable) will within thirty (30) days of such notice, reimburse Company for the amount of any overpayment resulting from such reversal (and, if applicable, notify Agent of such payment).

         6.2 Application of Proceeds. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any offsets, voluntary payments by Company or others and any other sums received or collected in respect of the Indebtedness, shall be applied to the Indebtedness in such order and manner as determined by the Majority Banks (subject, however, to the applicable Percentages of the Loans held by each of the Banks) on a pro rata basis, and then, if there is any excess, to Company. The application of such proceeds and other sums to the Indebtedness shall be based on each Bank's Percentage of the aggregate amount thereof.

         6.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Indebtedness, such Bank shall purchase from the other Banks such participations in the Notes and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably in accordance with the Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company agrees that any Bank so purchasing a participation may exercise all rights of offset, banker's lien, counterclaim or other sundry rights with respect thereto as if the obligation under the Notes and/or Reimbursement Obligations evidenced by the participation was owed directly to such Bank.

         6.4 Deposits and Accounts. In addition to and not in limitation of any rights of any Bank or other holder of any Note or assignee of Letter of Credit Agreements and Reimbursement Obligations under applicable law, each Bank and each other such holder shall, in the event of a default under the Notes or any Letter of Credit Agreement or an Event of Default hereunder, and





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without notice or demand of any kind, have the right to liquidate and collect all property or assets of Company (including deposits and other credits), whether presently owned or hereafter acquired, in possession or control of (or owing by) such Bank or other holder for any purpose, and to apply the proceeds of any such liquidations and collections, and offset any amounts owing to Company, against Company's obligations hereunder and under the Notes and Loan Documents, provided, however, that any such amount so applied by any Bank or other holder on any of the Notes owing to it shall be subject to the provisions of Section 6.3.

         7.      CONDITIONS.

         The obligations of Banks to make Advances pursuant to this Agreement are subject to, and the Effective Date of this Agreement shall be the date of, Company's satisfaction of the following conditions:

         7.1 Execution of Notes and This Agreement. Company shall have executed and delivered to Agent for the account of each Bank, the Notes and this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto) and the Notes, the Loan Documents and this Agreement shall be in full force and effect.

         7.2 Corporate Authority. Agent shall have received, with a counterpart thereof for each Bank: (i) certified copies of resolutions of the Board of Directors of Company evidencing approval of the borrowing hereunder and execution and delivery of the Loan Documents to which it is party, and each of the Restricted Subsidiaries evidencing approval of its entering into the Collateral Documents; (ii) certified copies of Company's and each of the Restricted Subsidiaries' Certificate of Incorporation and Bylaws; (iii) a certificate of good standing from the state of Company's incorporation, and from the states of incorporation of the Restricted Subsidiaries and from every state in which either the Company or any of the Restricted Subsidiaries is qualified to do business; and (iv) incumbency certificates for Company and its Restricted Subsidiaries.

         7.3 Opinion of Counsel. Company shall furnish Agent, together with signed copies for each Bank, an opinion of counsel to the Company and to the Restricted Subsidiaries, dated the Effective Date and covering such matters as required by and otherwise satisfactory in form and substance to the Agent and each of the Banks.

         7.4 Termination of Prior Credit Agreement. The Company and the Agent (on behalf of the Banks) shall have terminated in writing the Prior Credit Agreement and the Company shall have paid to the Banks all commitment fees and other fees accrued under the Prior Credit Agreement to the termination date.





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         7.5     Collateral Documents. As security for all Indebtedness of
Company to Bank hereunder, Company agrees to furnish, execute and deliver to Agent, or cause to be furnished, executed and delivered to Agent, prior to or concurrently with the initial borrowing hereunder, in form to be satisfactory to Agent and the Banks and supported by appropriate corporate resolutions in certified form authorizing same, the Collateral Documents.

         7.6 Representations and Warranties -- All Parties. The representations and warranties made by Company and any other party to any of the Loan Documents under this Agreement or any of the Loan Documents shall have been true and correct when made and shall be true and correct in all material respects on and as of the date of any of the Loans hereunder, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct when made.

         7.7 Compliance with Certain Documents and Agreements. Company and each of its Subsidiaries (and any of their respective Affiliates) shall have each performed and complied with all agreements and conditions contained in this Agreement, the Loan Documents and any agreement or other document executed hereunder or thereunder and required to be performed or complied with by each of them and none of such parties shall be in default in the performance or compliance with any of the terms or provisions hereof or thereof.

         7.8 No Default. No Event of Default or event which with the lapse of time or giving of notice or both would constitute an Event of Default shall have occurred and be continuing.

         7.9 No Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), properties, business, prospects of, results or operations of Company or its Subsidiaries (taken as a whole) from October 31, 1995.

         7.10 Company's Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a responsible senior officer of Company, dated the date of the making of initial Advances hereunder, stating that the conditions of paragraphs 7.1 and 7.5 through 7.9 and 7.13 hereof have been fully satisfied.

         7.11 Payment of Agent's Fees. Company shall have paid to the Agent the Agent's Fees and all costs and expenses required hereunder.

         7.12 Other Documents and Instruments. The Agent shall have received, with a photocopy for each Bank, such other instruments





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
and documents as the Majority Banks may reasonably request in connection with the making of the Loans hereunder, and all such instruments and documents shall be satisfactory in form and substance to the Majority Banks.

         7.13 Change in Control. No Person or group of Persons acting in concert shall have acquired or be controlling, directly or indirectly, whether by ownership, proxy, voting trust or otherwise, fifty percent (50%) or more of the issued and outstanding common stock of Company.

         7.14 Continuing Conditions. The obligations of the Banks to make Advances under this Agreement, shall be subject to the continuing conditions that all documents executed or submitted pursuant hereto shall be satisfactory in form and substance to Agent and its counsel and to each of the Banks and their respective counsel; Agent and its counsel and each of the Banks and their respective counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as Agent or its counsel and each of the Banks and their respective counsel may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement (including, without limitation, matters arising from time to time as a result of changes occurring with respect to any statutory, regulatory or decisional law applicable hereto) shall be satisfactory to counsel to Agent and counsel to each of the Banks.

         8.      REPRESENTATIONS AND WARRANTIES

         Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

         8.1 Corporate Authority. Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware; LaSalle is duly organized and existing in good standing under the laws of State of Delaware; Michigan Seamless is duly organized and in good standing under the laws of State of Delaware; Nichols is duly organized and existing in good standing under the laws of the State of Delaware; each other Subsidiary of the Company is duly organized and existing in good standing under the laws of the state of its incorporation; and Company and each of Company's Subsidiaries is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary and where failure to be so qualified would have a material adverse effect on their respective businesses.

         8.2 Due Authorization - Company. Execution, delivery and performance of this Agreement, the Loan Documents to which it is party, and any other documents and instruments required under this Agreement to which it is party, and the issuance of the Notes by

Company are within its corporate powers, have been duly authorized by Company, are not in contravention of law or the terms of Company's Certificate of Incorporation or Bylaws, and do not require the consent or approval, material to the transactions contemplated by this Agreement, or the Loan Documents of any governmental body, agency or authority; and this Agreement, the Loan Documents and any other documents and instruments to which Company is party required under this Agreement, when issued and delivered under this Agreement, will all be valid and binding upon Company in accordance with their terms upon and after the Effective Date.

         8.3 Due Authorization -- Restricted Subsidiaries and Subsidiaries. Execution, delivery and performance of the Collateral Documents and all other documents and instruments executed and delivered by any of the Restricted Subsidiaries of Company under or in connection with this Agreement or the Loan Documents (or to be so executed and delivered), are within their respective corporate powers, have all been duly authorized by such Restricted Subsidiaries or Subsidiaries, are not in contravention of law or the terms of their respective articles of incorporation or bylaws, and do not require the consent or approval of any governmental body, agency or authority.

         8.4 Encumbrances. There are no security interests in, liens, mortgages, or other encumbrances on any of Company's or any Subsidiary's property except for those not prohibited by the provisions of this Agreement.

         8.5 No Negative Pledges. As of the date hereof, neither Company nor any of its Restricted Subsidiaries are parties to, or subject to, any agreement, document or instrument which would restrict or prevent them from granting first priority liens upon, security interests in and pledges of assets (in accordance with generally accepted accounting principles consistently applied) to Agent on behalf of Banks, except (i) the agreements, documents or instruments existing on the date hereof pursuant to which Liens not prohibited by the terms of this Agreement have been created ("Existing Lien Agreements"), and (ii) Article 12 of the Company's Certificate of Incorporation as in effect on the date hereof.

         8.6 Subsidiaries. As of the date hereof, there are no Subsidiaries of Company except for the Subsidiaries listed on Schedule 8.6 hereto.

         8.7 Taxes. Company and its Subsidiaries each have filed on or before their respective due dates, all material federal, state and foreign tax returns which are required to be filed or have obtained extensions for filing such tax returns and are not delinquent in filing such returns in accordance with such extensions and have paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case





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
may be, to the extent such taxes have become due except to the extent such tax payments are being actively contested in good faith and to the extent Company and its Subsidiaries have created adequate reserves for such taxes in accordance with generally accepted accounting principles consistently applied.

         8.8 Enforceability of Agreement and Loan Documents -- Company. This Agreement and each of the Loan Documents to which Company is a party and all other certificates, agreements and documents executed and delivered by Company under or in connection herewith have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of Company, enforceable in accordance with their respective terms, except as the validity or enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or other equitable principles (regardless of whether enforcement is considered in proceedings in law or equity).

         8.9 Enforceability of Loan Documents -- Restricted Subsidiaries. The Loan Documents and all certificates, documents and agreements executed in connection therewith by any of the Restricted Subsidiaries, including without limitation the Collateral Documents, have each been duly executed and delivered by the respective duly authorized officers of such parties and constitute the valid and binding obligations of such parties, enforceable in accordance with their respective terms, except as the validity or enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or other equitable principles (regardless of whether enforcement is considered in proceedings in law or equity).

         8.10 Non-contravention -- Company. The execution, delivery and performance of this Agreement and the Loan Documents and any other documents and instruments required under or in connection with this Agreement by Company are not in contravention of the terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

         8.11 Non-contravention -- Subsidiaries. The execution, delivery and performance of those Loan Documents signed by any of the Restricted Subsidiaries, and any other documents and instruments required under or in connection with this Agreement by any of the Restricted Subsidiaries are not in contravention of the terms of any indenture, agreement or undertaking to which any of such parties is a party or by which it is bound.

         8.12 No Material Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Company threatened against or affecting Company or its Subsidiaries in any court or before or by any governmental department, agency or





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
instrumentality, an adverse decision in which would materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole or their respective abilities to perform their respective obligations under this Agreement or any of the Loan Documents to which they are party, except as listed on Schedule 8.12 hereto.

         8.13 Consents, Approvals and Filings, Etc. No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person is required in connection with the execution, delivery and performance: (i) by Company of this Agreement, any of the Loan Documents to which it is a party or any other documents or instruments to be executed and or delivered by Company in connection therewith or herewith; or (ii) by each Restricted Subsidiary of the Loan Documents to be executed by it under this Agreement.

         8.14 ERISA. As of the Effective Date, neither Company, nor any of its Subsidiaries, maintains or contributes to any employee pension benefit plan subject to Title IV of ERISA except those set forth in Schedule 8.14 hereto. As of the dates indicated on Schedule 8.14 hereto, the unfunded or over funded "actuarial accrued liabilities" of the Pension Plans were as indicated thereon, and there are no accumulated funding deficiencies within the meaning of ERISA, or any existing liability with respect to the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto.

         8.15 Environmental and Safety Matters. (a) As of the Effective Date, the Company and each of its Subsidiaries is in material compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene and with all Hazardous Materials Laws, in effect as of the date hereof, except for matters disclosed on Schedule 8.15 hereto, and except for such matters as are not likely to have a Material Adverse Effect.

         (b) As of the Effective Date, no demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any applicable Hazardous Materials Laws is pending or, to the best knowledge of Company, after due investigation, threatened against the Company or any of its Subsidiaries, except as disclosed on Schedule 8.15 hereto, and except for such matters as are not likely to have a Material Adverse Effect.

         8.16 No Investment Company. Neither Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its





                                       65
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important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Loans will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         8.17 Agreements Affecting Financial Condition. Neither Company nor any of its Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which materially adversely affects the financial condition, operations or prospects of any such party, as the case may be, except as disclosed on the most recent Form 10-K or 10-Q for Company.

         8.18 Accuracy of Information. The Consolidated financial statements of Company dated as of October 31, 1995, previously furnished Agent and the Banks by Company prior to the date of this Agreement, are complete and correct in all material respects and fairly present the financial condition of Company and its Consolidated Subsidiaries and the results of its operations as of the date thereof; since such date there has been no material adverse change in the financial condition of Company or its Consolidated Subsidiaries. To the knowledge of Company's financial officers and except as previously disclosed in writing by Company to Banks, neither Company, nor Subsidiaries have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against said balance sheets, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company, or its Subsidiaries.

         8.19 Use of Proceeds. Advances made to the Company hereunder shall be used by Company (i) for the payment of the costs and expenses of the transactions contemplated by this Agreement; (ii) for the payment of any monies due in connection with the termination of the Prior Credit Agreement; and (iii) for its general business purposes, including without limitation working capital and to finance Permitted Acquisitions.

         9.      AFFIRMATIVE COVENANTS

         Company covenants and agrees that it will, and, as applicable, it will cause each of its Restricted Subsidiaries to, so long as any of the Banks are committed to make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement:

         9.1 Conduct of Business and Preservation of Existence, Etc. Continue to engage in businesses of the same general types as now conducted by it and other businesses reasonably related thereto





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(including without limitation, upon consummation of the Piper Acquisition, the
Target Company's business); preserve and maintain its corporate existence (subject to the provisions of Section 10.5) and such of its rights, licenses, and privileges as are material to the business and operations conducted by it; qualify and remain qualified to do business in each jurisdiction in which lack of such qualification would have a material adverse effect on the respective business, operations or ownership of the properties of Company or any of its Restricted Subsidiaries; at all times maintain, preserve and protect all of its property and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements, betterments and improvements thereto to the extent that, in each case, the businesses carried on in connection therewith may be properly and advantageously conducted at all times (subject to the provisions of Section
10.5 and subject to any sale of assets which are not otherwise prohibited by the provisions of this Agreement); and maintain ownership of the issued and outstanding capital stock of each Restricted Subsidiary at least equal to the percentage ownership of such Restricted Subsidiary on the date it became a Restricted Subsidiary (subject to the provisions of Section 10.5 and subject to any sale of assets which are not otherwise prohibited by the provisions of this Agreement).

         9.2 Keeping of Books. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with generally accepted accounting principles consistently applied; and permit each Bank or its representatives, at reasonable times and intervals, to visit all of its offices, discuss its financial matters with its officers and independent certified public accountants (and by this provision Company authorizes such accountants to discuss the finances and affairs of Company and its Subsidiaries) and examine any of its or their books and other corporate records.

         9.3     Reporting Requirements. Furnish Agent and each Bank:

         (a) as soon as possible, and in any event within three (3) Business Days after becoming aware of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a written statement of the chief financial officer of the Company (or in his absence, a responsible senior officer) setting forth details of such Event of Default or event and the action which the Company has taken or has caused to be taken or proposes to take or cause to be taken with respect thereto;

         (b) as soon as available, and in any event within one hundred twenty (120) days after and as of the end of each of

                 Company's Fiscal Years, a detailed Consolidated audit report of Company and its Consolidated Restricted Subsidiaries certified to by nationally recognized independent certified public accountants together with an unaudited Consolidating report of Company and its Consolidated Restricted Subsidiaries certified by an authorized officer of Company;

         (c) as soon as available, and in any event within sixty (60) days after and as of the end of each quarter other than the last quarter of each Fiscal Year, and within one hundred twenty
                 (120) days after and as of the last quarter of each Fiscal Year, Consolidated and Consolidating balance sheet for Company and its Consolidated Restricted Subsidiaries and statement of profit and loss and surplus reconciliation of Company and its Restricted Subsidiaries certified by an authorized officer of Company;

         (d) as soon as possible, and in any event within three (3) Business Days after becoming aware (i) of any material adverse change in the financial condition of the Company, any of its Restricted Subsidiaries or any Material Unrestricted Subsidiary, a certificate of the chief financial officer of Company (or in his absence, a responsible senior officer) setting forth the details of such change, or (ii) of the taking by the Internal Revenue Service of a tax position (verbal or written) which would have a materially adverse effect upon Company, any of its Restricted Subsidiaries or any Material Unrestricted Subsidiary (or any tax position taken by the Company, any of its Restricted Subsidiaries or any Material Unrestricted Subsidiary), a certificate of the chief financial officer of Company (or in his absence, a responsible senior officer) setting forth the details of such position and the financial impact thereof, or (iii) the taking of any action or position (which would have a materially adverse effect upon Company, any of its Restricted Subsidiaries or any Material Unrestricted Subsidiary) by the Environmental Protection Agency, or any other federal or state agency monitoring or regulating environmental matters, with respect to environmental hazards, wastes, or conditions which such agency or agencies believe to exist upon the properties of, or as a consequence of the operations of Company or any of its Subsidiaries (or which such agency or agencies believe Company or any of its Subsidiaries may otherwise be liable for), a certificate of the chief financial officer of Company (or in his absence, a responsible senior officer) setting forth the details of such action or position and the financial impact thereof; and





                                       68
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         (e)     as soon as available, the Company's 10-Q and 10-K Reports
                 filed with the U.S. Securities and Exchange Commission, and in any event, with respect to the 10-Q Report, within sixty (60) days of the end of each of the Company's Fiscal Quarters, and with respect to the 10-K Report, within one hundred five (105) days after and as of the end of each of Company's Fiscal Years, and, as soon as available, copies of all other documents filed by the Company with the Securities and Exchange Commission (other than any registration statement and prospectus included therein relating to an employee benefit plan and filed on Form S-8 or any successor form) and copies of any orders in any proceedings to which the Company or any Restricted Subsidiary is a party issued by any governmental agency;

         (f) promptly as issued, all press releases, notices to shareholders and all other material written communications transmitted to the general public or to the trade or industry in which the Company is engaged;

         (g) promptly as published or otherwise available to Company, notice of the obtaining of or any change in any Debt Rating obtained by the Company from S&P or Moody's;

         (h) not less than thirty (30) nor more than ninety (90) days prior to the proposed consummation of any acquisition (other than the Piper Acquisition) the value of which could reasonably be expected to exceed 5% of the Company's Tangible Net Worth as of the date of such acquisition, the Pro Forma Projected Financial Information; and

         (i) promptly, and in form to be satisfactory to Agent and the requesting Bank or Banks, such other information as Agent or any of the Banks (acting through Agent) may reasonably request from time to time.

         9.4 Taxes. Pay and discharge all material taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become delinquent, unless and to the extent only that such payment is being contested in good faith and is reserved for on its balance sheet in accordance with generally accepted accounting principles consistently applied.

         9.5 Inspections. Permit Agent, through its authorized attorneys, accountants, representatives and auditors (including without limitation environmental auditors) to examine Company's and each of its Subsidiaries' books, accounts, records, ledgers and assets and properties of every kind and description wherever





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located at all reasonable times during normal business hours, upon oral or written request of Agent.

         9.6 Computation of Financial Tests. Furnish to the Agent concurrently with the delivery of each of the financial statements required by
Section 9.3 (b) and (c) hereof, a statement prepared and certified by the chief financial officer of Company (or in his absence, a responsible senior officer of Company) setting forth all computations necessary to show compliance by Company with the covenants contained in Sections 9.14, 9.15 and 10.2 of this Agreement, as of the date of such financial statements.

         9.7 Indemnification. Indemnify and save Agent and Banks harmless from all loss, damage, liability, or out- of-pocket costs or expenses, including attorney fees, incurred by Agent or Banks by reason of an Event of Default or following the occurrence and during the continuance of any Event of Default, in exercising any of their respective rights, remedies or prerogatives under or in connection with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expense arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 9.7.

         9.8 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance: (i) by Company, of this Agreement, the Loan Documents or any other documents or instruments to be executed and/or delivered by Company in connection therewith or herewith; and (ii) by each of its Restricted Subsidiaries, of the Loan Documents to which they are party.

         9.9 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate.

         9.10 Compliance with ERISA. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of any Pension Plan.

         9.11 ERISA Notices. Promptly notify Banks upon the occurrence thereof of any of the following events:

         (a) the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

         (b) the appointment of a trustee by a United States District Court to administer any Pension Plan;

         (c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan;

         (d) the failure of any Pension Plan to satisfy the minimum funding requirements for any plan year as established in the Internal Revenue Code of 1986, as amended;

         (e) the withdrawal of the Company or any Subsidiary from any Pension Plan; or

         (f)     a reportable event, within the meaning of Title IV of ERISA.

         9.12 Compliance with Contractual Obligations and Laws. Comply in all material respects with all Contractual Obligations and with all applicable laws, rules, regulations and orders of any Governmental Authority, whether federal, state, local or foreign (including without limitation, to the extent set forth in Section 9.13, hereof, Hazardous Material Laws and including any consumer protection, truth in lending, disclosure and other similar laws and regulations governing the provision of financing to consumers), in effect from time to time, except to the extent that failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and could not reasonably be expected to materially adversely affect the ability of any of the Company, or the Restricted Subsidiaries to perform their respective obligations under any of the Loan Documents to which they are a party.

         9.13    Hazardous Material Laws.

         (a) Comply and cause its Subsidiaries to comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all Hazardous Material Laws and obtain and comply with and maintain, and insure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, registrations or permits required by Hazardous Material Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

         (b) Defend, indemnify and hold harmless the Agent and the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, and out-of-pocket costs and





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
expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Hazardous Material Laws applicable to the Company or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

         9.14 Tangible Net Worth. Maintain a Tangible Net Worth at the end of each Fiscal Quarter of not less than the Base Tangible Net Worth.

         9.15 Debt Service Coverage Ratio. Maintain a Debt Service Coverage Ratio at the end of each Fiscal Quarter of not less than 1.50 to 1.0.

         9.16 Guaranties. Except as provided below, Company shall cause each Person which now is or hereafter becomes a Restricted Subsidiary to deliver to the Agent, in accordance with this Section 9.16, a fully executed guaranty agreement in the form attached as Exhibit J and such other instruments and documents related to such guaranty (including an opinion of counsel) as the Agent or any Bank shall reasonably request; provided, however, that such guaranties shall not be required from Restricted Subsidiaries designated by Company which do not have, in the aggregate, either:

         (a)     assets exceeding Ten Million Dollars ($10,000,000), or

         (b) total outstanding loans, advances and/or capital contributions and other investments from Company and/or any of the other Restricted Subsidiaries exceeding Two Million Dollars ($2,000,000).

         Company shall deliver to Agent a certificate setting forth the names of the Restricted Subsidiaries which, pursuant to this Section 9.16, are not executing and delivering guaranties and the Company's calculation of the matters set forth in subparagraphs (a) and (b) hereof, (x) on even date herewith, (y) within five (5) Business Days of the date that any Person becomes a Restricted Subsidiary after the date hereof, and (z) within five (5) Business Days after the Restricted Subsidiaries which have not theretofore executed guaranties pursuant hereto exceed the limitations set forth in subparagraphs
(a) or (b) of this Section 9.16. Guaranties, if any, to be executed and delivered pursuant to this Section 9.16 after the date hereof shall be delivered to Agent on behalf of Banks within thirty (30) days after the date such certificate is required.





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         10.     NEGATIVE COVENANTS

         Company covenants and agrees that so long as any Indebtedness or the commitment to lend under this Agreement remains outstanding, it will not, and it will not allow its Restricted Subsidiaries, without the prior written consent of the Majority Banks, to:

         10.1 Limitation on Liens. Create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

         (a) Liens for property taxes and assessments or governmental charges or levies and liens securing claims or demands of mechanics and materialmen, provided that payment of the obligations secured thereby is not at the time required by
                 Section 9.4 and liens for property taxes and assessments or governmental charges, levies or claims with respect to property that the Company or a Restricted Subsidiary has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property, provided that adequate reserves with respect thereto are maintained on the books of the Company in conformity with generally accepted accounting principles;

         (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured or if, within sixty (60) days after the entry thereof, such judgment or award shall have been discharged or execution thereof stayed pending appeal or shall have been discharged within sixty (60) days after the expiration of any such stay;

         (c) Liens incidental to the conduct of business or the ownership of properties and assets (including warehousemen's, carriers', repairmen's, statutory landlords' and other liens of like general nature) and deposits, pledges or liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds, workers'





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
                 compensation, unemployment insurance or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue for more than ninety (90) days or, if so overdue is being contested in good faith by appropriate actions or proceedings;

         (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

         (e) Liens securing indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

         (f) Liens (i) (including, without limitation, Capitalized Leases) existing as of the date of this Agreement and reflected on
                 Schedule 10.1 hereto, securing Funded Debt of the Company or any Restricted Subsidiary outstanding on such date or (ii) securing the refundings, refinancings, restructurings or replacements of indebtedness secured by Liens (including without limitation Capitalized Leases) permitted by Section 10.1(f)(i), provided that (x) the instrument pursuant to which the indebtedness secured by such Liens is issued does not contain provisions which are more restrictive in any material respect than the instrument pertaining to the indebtedness being refunded, refinanced, restructured or replaced and (y) such Lien is limited to the property covered by the Lien being replaced;

         (g) Liens (including without limitation Capitalized Leases) incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition of assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such assets, whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that the Lien shall attach solely to the Property acquired or purchased;

         (h) the interest of the lessee under any operating lease of Property leased by the Company or any Restricted





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
                 Subsidiary as lessor, provided that such operating lease does not interfere in any material respect with the business of the Company or any Restricted Subsidiary;

         (i) Liens (i) consisting of customary initial deposits and margin accounts or (ii) incurred in the ordinary course of business and which are customary in the industry, in each case securing Hedging Obligations;

         (j) Liens securing tax-exempt private activity bonds issued pursuant to Sections 103, 142 and 144 of the Internal Revenue Code of 1986 (or any successor provision) for the benefit of the Company and/or any Restricted Subsidiary;

         (k) Liens incurred in connection with any sale/leaseback arrangement of Property (other than Manufacturing Property) entered into by the Company or any Restricted Subsidiary;

         (l) Liens imposed by operation of law that do not materially affect the ability of the Company or the Restricted Subsidiaries to perform its or their respective obligations under this Agreement;

         (m) Liens arising from the filing of financing statements pursuant to the provisions of the Uniform Commercial Code regarding leases or consignments, which Liens (i) are incurred in the ordinary course of business, (ii) are not incurred in connection with the incurrence of any Indebtedness and (iii) do not interfere in any material respect with the business of the Company or any Restricted Subsidiary;

         (n) Liens on cash or other Property of the Company held in escrow for the benefit of the Company in connection with the sale of assets by the Company to any third party;

         (o) Liens on corporate owned life insurance policies held in trust created to secure loans to Company from proceeds of borrowing under such insurance policies;

         (p) any Lien securing indebtedness assumed pursuant to a Permitted Acquisition, provided that such Lien is limited to the property so acquired, and was not entered into, extended or renewed in contemplation of such acquisition; and

         (q) Any Lien securing indebtedness arising out of a Receivables Financing; provided that the aggregate book value of the accounts and/or other assets transferred or pledged (and not liquidated) in connection with such Receivables Financing does not exceed one hundred twenty five percent (125%) of the original principal amount of the indebtedness arising from such Receivables Financing;

provided, however, that any indebtedness secured by Liens permitted pursuant to clauses (f), (g), (j), (k), (p) and (q) above shall be incurred within the limitations of Section 10.2.

         10.2 Indebtedness. Become or remain obligated for any indebtedness for borrowed money or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible (or any interest rate protection or foreign currency hedges or swaps in connection with any such indebtedness), except:

         (a)     indebtedness to the Banks;

         (b) unsecured indebtedness, including without limitation Hedging Obligations and the New Senior Debt, provided that at the time any such indebtedness is incurred no Event of Default or event which, with the giving of notice or the lapse of time or both would constitute an Event of Default, has occurred and is continuing (both before and after giving effect to such indebtedness);

         (c)     indebtedness set forth on Schedule 10.2 hereof;

         (d) lease obligations and purchase money indebtedness incurred in connection with leases or purchases of fixed assets in an aggregate amount not to exceed the amount of all fixed asset leases shown on the Consolidated financial statements of Company and its Subsidiaries dated October 31, 1995 plus Ten Million Dollars ($10,000,000);

         (e) indebtedness to insurance companies secured by pledges and security interests of Company's interests in life insurance policies issued by the insurance companies, in amounts not to exceed with respect to each such loan or extension of credit, ninety percent (90%) of the cash surrender value of the insurance policy pledged in connection with such loan or extension of credit; and

         (f)     Priority Debt.

         Provided that, notwithstanding anything to the contrary in this
Section 10.2, Company and its Restricted Subsidiaries shall not incur obligations or indebtedness which would be included in Funded Debt which, after giving effect to the incurring of such obligations or indebtedness, would cause the ratio of Funded Debt to Capitalization to exceed sixty percent (60%) or would result in an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default





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
hereunder. In the event that the ratio of Funded Debt to Capitalization exceeds the percentage set forth above, notwithstanding the fact that such event may have resulted from a reduction in Capitalization rather than an increase in Funded Debt, until such excess is remedied, Company shall not be entitled to request or receive any Advance hereunder (other than an Advance pursuant to Sections 3.7 and 3.8 hereof) and Account Parties shall not be entitled to request or have issued any Letter of Credit hereunder. Further, the Company will not and will not permit any Restricted Subsidiary to create, assume, incur or guarantee or in any manner become liable in respect of any Priority Debt if at the time of incurrence thereof and after giving effect thereto and to the application of the proceeds thereof Priority Debt would exceed ten percent (10%) of Capitalization.

         10.3 Transactions with Affiliates. Enter into any transaction with any of their stockholders or officers or their Affiliates (other than Restricted Subsidiaries), except in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm's length; provided that transactions between or among Company, the Restricted Subsidiaries and/or any wholly-owned Subsidiaries of Company shall not be subject to this Section 10.3.

         10.4 Investments. The Company will not, and will not permit any Restricted Subsidiary to, make any investments in or loans, advances or extensions of credit to, any Person, except:

         (a) investments, loans and advances by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any investment in a corporation which, after giving effect to such investment, will become a Restricted Subsidiary;

         (b) investments from and after the date hereof in and loans or advances to Unrestricted Subsidiaries, in an aggregate amount at any time outstanding not to exceed $45,000,000, or any greater amount approved in writing by Majority Banks (treating any direct or indirect guaranty of the obligations of any Unrestricted Subsidiary as an investment in such Unrestricted Subsidiary);

         (c) investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is rated at least A-1 by S&P or at least P-1 by Moody's;

         (d) investments in direct obligations of the United States of America, or any agency thereof, maturing in twelve months or less from the date of acquisition thereof and which are backed by the full faith and credit of the United States of America;





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
         (e) investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $250,000,000 and whose commercial paper is rated at least A-1 by S&P or at least P-1 by Moody's (except that Comerica Bank shall not be required to be so rated or to have such amount of capital, surplus and undivided profits);

         (f) investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of any jurisdiction other than that of the United States or any state thereof and whose short-term deposit rating is the highest such rating then accorded by Moody's provided that the aggregate amount of such investments under this clause (e) shall not exceed $5,000,000;

         (g) investments in money market funds or mutual funds that invest solely in investments described in clauses (c) through (f), above and in cash and cash equivalents;

         (h) investments in common stock of publicly traded companies, in an aggregate amount not to exceed at any time $200,000;

         (i) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary and under employee benefit plans in an aggregate amount not to exceed $5,000,000;

         (j) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

         (k) investments, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Security of, any Person (other than an Affiliate) which is a customer of the Company or any Restricted Subsidiary, which investment was made in exchange for amounts owed by such customer to the Company or any Restricted Subsidiary; provided that all such investments shall not exceed $1,000,000 in the aggregate unless payment on the underlying obligation of such customer is more than ninety (90) days past due and collection of which defaulted obligations was determined, in the judgment of the Board of Directors of the Company, to be commercially doubtful;

         (l) investments in obligations of municipalities organized under the laws of any state of the United States or any subdivision of any such state which, at the time of acquisition by the Company or any Restricted Subsidiary, are rated not lower than "A" or "MIG-1" by Moody's or "A" by S&P and which mature within twelve months or less from the date of acquisition thereof, provided that the aggregate amount of such investments under this clause shall not exceed an amount equal to 50% of Tangible Net Worth and the aggregate amount of such investments under this clause shall not, with respect to the amount of obligations of any one issuer, exceed 1% of Tangible Net Worth;

         (m) Hedging Obligations, to the extent treated as investments rather than indebtedness; and

         (n) other investments (in addition to those permitted by the foregoing provisions of this Section 10.4 made as Restricted Payments) within the limitations of Section 10.7.

         In valuing any investments, loans and advances for the purpose of applying the limitations set forth in this Section 10.4 and Section 10.7 (except as otherwise expressly provided therein), such investments, loans and advances shall be taken at the original amount or cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

         10.5 Merger and Consolidation. Enter into any merger or consolidation or sell or transfer or dispose of all, substantially all or any material part of its assets, except (a) sales of inventory in the ordinary course of business, (b) the merger or consolidation of another corporation in substantially the same line of business as the Company into the Company or a Subsidiary, if the Company or the Subsidiary, as the case may be, is the surviving corporation, and if immediately after the consummation of the transaction, and after giving effect thereto, no Event of Default has occurred or exists, (c) transfers of accounts pursuant to a Receivables Financing and
(d) the sale, transfer or disposition of all, substantially all or any material part of the assets of (i) the Company or any Subsidiary to any Restricted Subsidiary which has executed and delivered to the Banks a supplemental guaranty substantially identical to the form of guaranty attached hereto as Exhibit J or (ii) any Subsidiary to the Company, if, in any such event, immediately after the consummation of the transaction and after giving effect thereto, no Event of Default has occurred or exists.

         10.6 Negative Pledges of Assets. Except for the Existing Lien Agreements and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, enter into, or allow to exist, any agreement, document or instrument which would restrict or prevent Company and its Restricted Subsidiaries from granting Agent on behalf of Banks liens upon, security interests in and pledges of their respective assets which are senior in priority to all Liens.

         10.7 Dividends. Declare or pay any dividend or make any distribution on its capital stock or to its stockholders, or purchase, redeem or otherwise acquire or retire for value their capital stock (or debt instruments issued upon redemption or conversion of capital stock, or which are convertible into capital stock, which are referred to in this Section 10.7 as "Redemption Debt Instruments"), or make any Restricted Investments except to the extent that such dividends, purchases, redemptions, other acquisitions or retirements and Restricted Investments (collectively, the "Restricted Payments"), do not exceed, in aggregate amount, the sum of (i) Twenty-One Million Dollars ($21,000,000), plus (ii) fifty percent (50%) of the Net Income of the Company and its Restricted Subsidiaries subsequent to October 31, 1989, plus (iii) the aggregate net cash proceeds received by the Company for the sales, subsequent to October 31, 1989, of shares of its capital stock or warrants, rights or options to purchase or acquire any shares of its capital stock, plus (iv) principal amount of securities (other than capital stock) of the Company issued after October 31, 1989 and converted after such date into shares of capital stock of the Company, plus (v) the aggregate amount of net proceeds received by the Company and its Restricted Subsidiaries in connection with any sale or disposition of Restricted Investments made during such period, provided that for the purposes of this Section 10.7 the amount of such net proceeds received from the sale or disposition of any Restricted Investment may not exceed the amount charged as a Restricted Investment when such Restricted Investment was made (except that, if a Restricted Investment in an Unrestricted Subsidiary is sold or otherwise disposed of, all of the net proceeds received in connection with such sale or disposition may be included for this purpose), plus (vi) any dividends on or other distributions in respect of shares of capital stock of any Unrestricted Subsidiary, paid in cash, to the Company or any Restricted Subsidiary, plus (vii) any property (other than cash) distributed to the Company or any Restricted Subsidiary in respect of shares of capital stock of any Unrestricted Subsidiary, for this purpose valued at the lesser of the fair market value or book value. Any exchange of Preferred Stock for Subordinated Debentures shall not be deemed to be a Restricted Payment for purposes of this Section 10.7. Notwithstanding the provisions of this Section 10.7, the Company may take any of the following actions, provided that at the time thereof, and after giving effect thereto, no Event of Default shall then exist: (i) pay any dividend or make any distribution on its capital stock or to its stockholders if on the date of declaration thereof such dividend or distribution would comply with the terms of this Section 10.7 and such dividend or distribution is paid not more than sixty (60) days after the date of declaration thereof; (ii) purchase, redeem or otherwise acquire or retire for value Redemption Debt Instruments, with the proceeds from a refinancing of such indebtedness, provided that the Subordinated Debentures may be purchased, redeemed or otherwise acquired only in compliance with Section 10.9 hereof; and (iii) purchase, redeem or otherwise acquire or retire for value capital stock (or Redemption Debt Instruments) with, or out of the proceeds of, the sale of additional shares of capital stock of the Company other than shares of capital stock of the Company that are subject to a sinking fund for redemption schedule (unless the sinking fund or redemption provisions applicable to such shares of capital stock of the Company prohibit the redemption thereof prior to the date on which the capital stock of the Company to be acquired or retired was by its terms required to be redeemed), provided that such proceeds are applied to such purchase, redemption, acquisition or retirement within sixty (60) days after the date on which the additional shares of capital stock of the Company are issued.

         Any dividend by a Restricted Subsidiary to its parent corporation shall not be deemed a Restricted Payment for purposes of this Section 10.7.

         The Company will not declare any dividend which constitutes a Restricted Payment payable more than sixty (60) days after the date of declaration thereof.

         10.8 Acquisitions. Other than any Permitted Acquisition and investments permitted under Section 10.4 hereof, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation (other than wholly-owned Subsidiaries of the Company), or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

         10.9 Prepayment or Amendment of Subordinated Debentures. Prepay, purchase, redeem or defease the Subordinated Debentures, other than Permitted Redemptions; provided that Conversion shall not be restricted by this Section 10.9; or increase the principal amount of or interest rate applicable to, or shorten the term or scheduled amortization (or increase the amount or accelerate the timing of any sinking fund payments) or make any changes to the subordination, default or remedial provisions contained in the Subordinated Debentures, except in each case with the prior written approval of the Majority Banks.

         11.     DEFAULTS

         11.1 Events of Default. Any of the following events is an "Event of Default":

         (a) non-payment of the principal or interest, when due, under any of the Notes issued hereunder, or of any Reimbursement Obligation to be paid hereunder or under any Letter of Credit Agreement in accordance with the terms hereof and thereof;

         (b) default in the payment of any money by Company or any Account Party under this Agreement in accordance with the terms hereof, other than as set forth in subsection (a), above within three (3) Business Days of the date the same is due and payable;

         (c) default is made in the due observance or performance of any term, covenant or agreement contained in Sections 9.2, 9.3,
                 9.5 through 9.8, 9.11 through 9.16, Sections 10.1 through 10.9 of this Agreement;

         (d) default is made in the due observance or performance of any other term, covenant or agreement contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after written notice of such default to Company by Agent;

         (e) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue in any material adverse respect when made;

         (f) default in the payment of any other obligation of Company or its Restricted Subsidiaries for borrowed money aggregating in excess of One Million Dollars ($1,000,000) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default shall continue for a period sufficient to permit acceleration of the indebtedness prior to its expressed maturity, whether or not such acceleration occurs;

         (g) the rendering of any judgment for the payment of money in excess of the sum of Two Million Dollars ($2,000,000) in the aggregate against Company or any of its Restricted Subsidiaries, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier and an action is pending in which an active defense is being made with respect thereto;

         (h) the occurrence of any "reportable event", as defined in ERISA, which is determined by the Pension Benefit Guaranty Corporation in a written notice to Company to constitute grounds for termination of any Pension Plan maintained by or on behalf of the Company or any Restricted Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within thirty
                 (30) days after notice thereof has been given to the plan administrator or the Company or such Restricted Subsidiary; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee to administer such Pension Plan; or the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan;

         (i) if a creditors' committee shall have been appointed for the business of Company, any of its Restricted Subsidiaries or its Material Unrestricted Subsidiaries; or if Company, any of its Restricted Subsidiaries, or its Material Unrestricted Subsidiaries shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have a creditor's petition or other petition filed against it and such petition is not dismissed within thirty (30) days of such filing; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company, its Restricted Subsidiaries or Material Unrestricted Subsidiaries) or if an order shall be entered approving any petition for reorganization of Company or any of its Subsidiaries; or

         (j) any one Person or group of Persons acting in concert, acquires or gains control, directly or indirectly, whether by ownership, proxy, voting trust or otherwise,





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                 of fifty percent (50%) or more of the issued and outstanding stock of Company.

         11.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent shall, if directed to do so by the Majority Banks, declare any commitment of the Banks (including the Swing Line
Bank) to lend hereunder immediately terminated; (b) the Agent shall, if directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (c) upon the occurrence of any Event of Default specified in subsection 11.1(i), above, and notwithstanding the lack of any declaration by Agent under preceding clause (b), the entire unpaid principal Indebtedness, including the Notes, shall become automatically due and payable; (d) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and the Company and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, and (e) the Agent shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

         11.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights of Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

         11.4 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with
Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Agent's rights or of Banks' rights by Agent. No waiver of any event of default shall extend to any other or further event of default. No forbearance on the part of the Agent in enforcing Agent's or any of Banks' rights shall constitute a waiver of any of their respective rights. Company expressly agrees that this Section may not be waived or modified by Banks or Agent by course of performance, estoppel or otherwise.





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         12.     AGENT

         12.1 Appointment of Agent. Each Bank and the holder of each Note appoints and authorizes Agent to act on behalf of such Bank or holder under the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Company, pro rata according to such Bank's Percentage, but excluding any such expenses resulting from Agent's gross negligence or willful misconduct. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

         12.2 Deposit Account with Agent. Company hereby authorizes Agent to charge its general deposit account, if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same becomes due and payable under the terms of this Agreement or the Notes.

         12.3 Exculpatory Provisions. Agent agrees to exercise its rights and powers, and to perform its duties, as Agent hereunder and under the other Loan Documents in accordance with its usual customs and practices in bank-agency transactions, but only upon and subject to the express terms and conditions of this Section 12 (and no implied covenants or other obligations shall be read into this Agreement against the Agent); neither Agent nor any of its directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith, except for its or their own willful misconduct or gross negligence, nor be responsible for any recitals or warranties herein or therein, or for the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto, or any security thereunder, or to make any inquiry respecting the performance by Company or any of its Subsidiaries of its obligations hereunder or thereunder. Agent shall not have, or be deemed to have, a fiduciary relationship with any Bank by reason of this Agreement. Agent shall be entitled to





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rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which it believes to be genuine and to have been presented by a proper person.

         12.4 Successor Agents. Agent may resign as such at any time upon at least 30 days prior notice to Company and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint a successor Agent (consisting of either Co-Agent or any other Bank or financial institution satisfactory to such Majority Banks) which shall thereupon become Agent hereunder and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Such successor Agent shall succeed to all of the rights and obligations of the retiring Agent as if originally named. The retiring Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the retiring Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the retiring agent shall be discharged from its duties and obligations hereunder, except for its gross negligence or willful misconduct arising prior to its retirement hereunder, and the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         12.5 Loans by Agent. Agent shall have the same rights and powers with respect to the credit extended by it and the Notes held by it as any Bank and may exercise the same as if it were not Agent, and the term "Bank" and, when appropriate, "holder" shall include Agent in its individual capacity.

         12.6 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Company, and its Subsidiaries and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

         12.7 Notices by Agent. Agent shall give prompt notice to each Bank of its receipt of each notice or request required or permitted to be given to Agent by Company pursuant to the terms of this Agreement and shall promptly distribute to the Banks any reports received from the Company or any of its Subsidiaries under the terms hereof, or other material information or documents received





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by Agent, in its capacity as Agent, from the Company, or its Subsidiaries.

         12.8 Agent's Fees. Commencing on November 1, 1996 and on the first day of each succeeding Fiscal Quarter until the Indebtedness has been repaid and no commitment to fund any loan hereunder is outstanding, the Company, shall pay to Agent a quarterly agency fee set forth (or to be set forth from time to time) in a letter agreement between Company and Agent. The Agent's Fees described in this Section 12.8 shall not be refundable under any circumstances.

         12.9 Nature of Agency. The appointment of Agent as agent is for the convenience of Banks, and the Company in making Advances of the Revolving Credit, the Term Loans or any other Indebtedness of Company or issuing Letters of Credit hereunder, and collecting fees and principal and interest on the Indebtedness. No Bank is purchasing any Indebtedness from Agent and this Agreement is not intended to be a purchase or participation agreement, except to the extent, with respect to Swing Line Advances and Letters of Credit, expressly provided herein.

         12.10 Actions; Confirmation of Agent's Authority to Act in Event of Default. Subject to the terms and conditions of this Agreement, Agent is hereby expressly authorized to act in all litigation by or against Agent and in all other respects as the representative of the Banks where Agent considers it to be necessary or desirable in order to carry out the purposes of this Agreement or the other Loan Documents. Without necessarily accepting service of process or designating Agent to do so in its stead, each Bank hereby agrees with each other Bank and with Agent, without intending to confer or conferring any rights on any other party, (a) that it shall be bound by any litigation brought by or against Agent by the Company, any Subsidiary, or any other party in connection with the Indebtedness or any other rights, duties or obligations arising hereunder or under this Agreement or the other Loan Documents and (b) that it now irrevocably waives the defense of procedural impediment or failure to name or join such Bank as an indispensable party. In conducting such litigation hereunder on behalf of the Banks, Agent shall at all times be indemnified by the Banks as provided in Sections 12.1 and 12.12 hereof. Agent shall undertake to give each Bank prompt notice of any litigation commenced against Agent and/or the Banks with respect to this Agreement or the other Loan Documents or any matter referred to herein or therein.

         12.11 Authority of Agent to Enforce Notes and This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to





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the Company, any of its Subsidiaries, or its creditors or affecting its properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents, but in each case only to the extent of any required approval or direction of the Majority Banks or the Banks, as applicable, obtained by or given to the Agent hereunder.

         12.12 Indemnification. The Banks agree to indemnify the Agent in its capacity as such, to the extent not reimbursed by the Company, pro rata according to their respective Percentages, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted to be taken or suffered in good faith by the Agent hereunder, provided that no Bank shall be liable for any portion of any of the foregoing items resulting from the gross negligence or willful misconduct of the Agent or any of its officers, employees, directors or agents.

         12.13 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have actual (rather than constructive) knowledge of such occurrence or shall have been notified in writing by a Bank that such Bank considers that a Default or an Event of Default has occurred and is continuing, and specifying the nature thereof. Upon obtaining actual knowledge of any Default or Event of Default as described above, the Agent shall promptly, but in any event within three (3) Business Days after obtaining knowledge thereof, notify each Bank of such Default or Event of Default and the action, if any, the Agent proposes be taken with respect thereto.

         12.14 Agent's Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action, on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder), may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice (subject to the requirement that amendments, waivers or consents under Section





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
13.10 hereof be made in writing by the Majority Banks or all the Banks, as applicable), or (ii) pursuant to the written consent of the requisite Percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

         12.15 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct. Except as otherwise expressly provided in any of the Loan Documents, Agent will not (and will not be obligated to) take any action, assert any rights or pursue any remedies under this Agreement or any of the other Loan Documents in violation or contravention of any express direction or instruction of the Majority Banks or all of the Banks, as the case may be (as provided for hereunder). Agent may refuse (and will not be obligated) to take any action, assert any rights or pursue any remedies under this Agreement or any of the other Loan Documents in the absence of the express written direction and instruction of the Majority Banks or all of the Banks, as the case may be (as provided for hereunder). In the event Agent fails, within a commercially reasonable time, to take such action, assert such rights, or pursue such remedies as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct in conformity with this Agreement, the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall have the right to take such action, to assert such rights, or pursue such remedies on behalf of all of the Banks unless the terms hereof otherwise require the consent of all the Banks to the taking of such actions (in which event all of the Banks must join in such action). Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as Agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

         12.16 Co-Agents. Each of Harris Trust and Savings Bank and Wells Fargo Bank (Texas), National Association has been designated by the Company as "Co-Agent" under this Agreement. Other than their respective rights and remedies as a Bank hereunder, neither of the Co-Agents shall have any administrative, collateral or other rights or responsibilities, provided, however, that each Co-Agent shall be entitled to the benefits afforded to Agent under Sections 12.5 and 12.6 hereof.

         13.     MISCELLANEOUS

         13.1 Accounting Principles. Except as otherwise specified herein, where the character or amount of any asset or liability or item of income or expense is required to be determined or any





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consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with generally accepted accounting principles consistently applied.

         13.2 Law of Michigan. THIS AGREEMENT AND THE NOTES HAVE BEEN DELIVERED AT DETROIT, MICHIGAN, AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         13.3 Waiver by Company of Certain Laws; WAIVER OF JURY TRIAL. To the extent permitted by applicable law, Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes. EACH OF THE COMPANY, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AGREES TO WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS IN WHICH AGENT OR THE BANKS (OR ANY OF THEM), ON THE ONE HAND, AND THE COMPANY, ON THE OTHER HAND, ARE PARTIES, WHETHER OR NOT SUCH ACTIONS OR PROCEEDINGS ARISE OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR OTHERWISE. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

         13.4 Agent's Costs and Expenses. Company shall pay all reasonable costs and expenses, including, by way of description and not limitation, outside attorney fees and out of pocket expenses and lien search fees incurred by Agent in connection with the commitment, consummation, and closing of the loans contemplated hereby and in the exercise and enforcement of its rights and prerogatives hereunder and under the Loan Documents. All of said amounts required to be paid by Company as aforesaid may, at Agent's option, be charged by Agent as an advance against the proceeds of the loans. All costs, including attorney fees, incurred by Agent in revising, protecting, exercising or enforcing any of its rights hereunder and under the Loan Documents, or otherwise incurred by Agent in connection with an Event of Default or the enforcement of the Loans, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent or any Bank which would not have been asserted were it not for Agent's or such Bank's relationship with Company hereunder or otherwise, shall also be paid by Company.





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         13.5    Notices. Except as otherwise provided herein, all notices, requests and other communications shall be in writing and mailed (sent by registered or certified mail, postage prepaid), faxed (provided that any matter transmitted by the Company by facsimile shall be promptly confirmed by a telephone call to the recipient at the number specified on Schedule 13.5 or such other telephone number as shall be designated by such party in a written notice to parties) or delivered, to the address or facsimile number specified for notices on Schedule 13.5; or, as directed by the Company or the Agent, to such other address or facsimile number as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

         13.6 Further Action. Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may be reasonably required to carry out the intent and purpose of this Agreement and the Loan Documents, and to provide for Advances under and payment of the Notes and Reimbursement Obligations, according to the intent and purpose herein and therein expressed.

         13.7    Successors and Assigns; Assignments and Participations.

         (a) This Agreement shall be binding upon and shall inure to the benefit of Company and the Banks and their respective successors and assigns.

         (b) The foregoing shall not authorize any assignment by Company, of its rights or duties hereunder, and no such assignment shall be made (or effective) without the prior written approval of the Banks.

         (c) The Company and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank's rights and obligations hereunder and under the other Loan Documents to any financial institution, the identity of which institution is approved by Company and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that

                      (i) the approval of Company shall not be required upon the occurrence and during the continuance of a Default or Event of Default; and

                      (ii) the approval of Company and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate





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                                  of an assigning Bank, any other Bank or any
                                  Federal Reserve Bank; and

                    (iii) the aggregate assignments and participation interests sold by a Bank do not exceed fifty percent (50%) of its original interest therein unless (x) such Bank's interest is sold, transferred or assigned in its entirety or (y) subparagraph (i) or (ii) above shall apply, in which event, compliance with said 50% hold level shall not be required.

The Company authorizes each Bank to disclose to any prospective assignee or participant, once approved by Company and Agent (if such approval is required hereunder), any and all financial information in such Bank's possession concerning the Company which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with or otherwise agree to be bound by the terms of Section 13.11 hereof.

         (d) Each assignment by a Bank of any portion of its rights and obligations hereunder and under the other Loan Documents shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit L (with appropriate insertions acceptable to Agent) and shall be subject to the terms and conditions hereof, and to the following restrictions:

                      (i) each assignment shall cover all of the Notes issued by Company hereunder to the assigning Bank (and not any particular note or notes), and shall be for a fixed and not varying percentage thereof, with the same percentage applicable to each such Note;

                     (ii) each assignment shall be in a minimum amount of Ten Million Dollars ($10,000,000) (or, if less, the entire remaining amount of an assigning Bank's rights and obligations hereunder);

                    (iii) no assignment shall violate any "blue sky" or other securities law of any jurisdiction or shall require the Company, or any other Person to file a registration statement or similar application with the United States Securities and Exchange Commission (or similar state regulatory body) or to qualify under the "blue sky" or other securities laws of any jurisdiction; and

                      (iv) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment.

In connection with any assignment, Company, and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Agent shall notify Company and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following Company's receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement, Company shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder shall be executed and delivered by the Company. Agent, the Banks and the Company acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Company, and each of the Banks a revised Schedule 1.1 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.





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
         (e) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

                       (i) such Bank shall remain the holder of its Notes hereunder, notwithstanding any such participation;

                      (ii) except as expressly set forth in this Section 13.7(e) with respect to rights of setoff and the benefits of Section 15 hereof, a participant shall have no direct rights or remedies hereunder;

                     (iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

                      (iv) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guaranties, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant, except for those matters covered by Section 13.10(B)(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Company, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder).

Company agrees that each participant shall be deemed to have the right of setoff under Section 6.4 hereof in respect of its participation interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Bank under this Agreement, shall be subject to the pro rata recovery provisions of Section 6.3 hereof and shall be entitled to the benefits of Section 5 hereof. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between the issuing Bank and the Person purchasing such participation, and none of the Company, the Agent and the other Banks shall have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Bank of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

         (f) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

         13.8 Indulgence. No delay or failure of Agent and Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and Banks hereunder are cumulative and are not exclusive of any rights or remedies which Agent and Banks would otherwise have.

         13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

         13.10 Entire Agreement; Amendment or Waiver. (A) This Agreement, the Notes, any Requests for Revolving Credit Advances, Requests for Swing Line Advances, the Letter of Credit Agreements and Letters of Credit, the other Loan Documents, and any agreements certificates, or other documents given to secure the Indebtedness, contain and will contain the entire agreement of the parties hereto, and none of the parties shall be bound by anything not expressed in writing.

                 (B) No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all Banks, do any of the following: (a) subject Banks to any additional obligations, increase the aggregate amount of principal indebtedness which may be incurred under the Notes and in connection with Letters of Credit, or change the Percentages, (b) reduce the principal of, or interest on, the Notes or Reimbursement Obligations or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) waive any Event of Default specified in Sections 11.1(a) or (b) hereof, (e) release any of the guaranties included in the Loan Documents, (f) take any action which requires the signing of all Banks pursuant to the terms of this Agreement or any Loan Document, (g) change the aggregate unpaid principal amount of Indebtedness which shall be required for Banks or any of them to take any action under this Agreement or any Loan Document, or (h) change this Section 13.10, and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all Banks, affect the rights or duties of the Agent under this Agreement or any Loan Document.

         13.11 Confidentiality. Each Bank agrees that all documentation and other information made available by Company to such Bank under the terms of this Agreement shall (except to the extent required by legal or governmental process or otherwise by law, or if such documentation and other information is publicly available or hereafter becomes publicly available other than by action of such Bank, or was therefore known or hereafter becomes known to such Bank independent of any disclosure thereto by Company) be held in the strictest confidence by such Bank and used solely in administration and enforcement of Loans from time to time outstanding from such Bank to Company and in the prosecution or defense of legal proceedings arising in connection herewith; provided that (i) such Bank may disclose such documentation and information to the Agent, any Affiliate of such Bank (so long as such Affiliate, prior to such disclosures, agrees for the benefit of Company to comply with the provisions of this Section 13.11) and/or to any other Bank which is a party to this Agreement; and (ii) such Bank may disclose such documentation and other information to any other bank or other Person to which such Bank sells or proposes to sell a participation in its Loans hereunder or assigns or proposes to assign an interest in its Loans hereunder if such other bank or Person, prior to such disclosure, agrees for the benefit of Company to comply with the provisions of this Section 13.11.

         13.12 Withholding Taxes. If any Bank is not incorporated under the laws of the United States or a state thereof, such Bank shall promptly deliver to the Agent two executed copies of (i) Internal Revenue Service Form 1001 specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form 4224 evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Company, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company with such forms, certificates or other documents as may be reasonably necessary to allow the Company to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 6.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

         13.13 Interest. It is the intention of the parties hereto that each Bank and the Agent shall conform to usury laws applicable to them, if any. Accordingly, if the transactions with any Bank or Agent contemplated hereby would be usurious under such applicable laws, then, notwithstanding anything to the contrary in the Notes or Loan Documents payable to such Bank, this Agreement or any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Indebtedness, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Bank under the Notes payable to such Bank, this Agreement, the Loan Documents or under any other agreement entered into in connection with or as security for or guaranteeing this Agreement or such Notes or Loan Documents shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited automatically, if theretofore paid, on the principal amount of the Indebtedness owed to such Bank or, if no Indebtedness to such Bank is outstanding, shall be refunded to Company by such Bank, and (ii) in the event that the maturity of any such Note or other Indebtedness is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Bank shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Bank on the principal amount of the Indebtedness owed to such Bank by the Company or, if no Indebtedness to such Bank is then outstanding, shall be refunded by such Bank to the Company. Without limiting any provision of the Notes or Loan Documents, if for any reason Texas law is applicable to this Agreement or any Note, it is expressly agreed that Tex. Rev. Civ. Stat. Ann. art. 5069, Ch. 15 (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not apply to this Agreement, such Note, such Loan Documents, the Loans or any transaction contemplated hereby, and unless changed in accordance with law, the rate ceiling applicable to any Indebtedness to which Texas law is applicable under Texas law shall be the indicated (weekly) rate ceiling from time to time in effect as provided in Tex. Rev. Civ. Stat. Ann. 5069-1.04, as amended.

         13.14 Effectiveness of Agreement. This Agreement shall become effective upon the later of the execution hereof by Banks, Agent and Company and the Effective Date, and shall remain effective until the Indebtedness has been repaid and discharged in full and no commitment to fund any Loan hereunder remains outstanding.

         13.15 Designation of Unrestricted and Restricted Subsidiaries. The Company may designate any Unrestricted Subsidiary (which was not previously designated a Restricted Subsidiary) to be a Restricted Subsidiary and any Restricted Subsidiary (except LaSalle, Michigan Seamless, and, once so designated hereunder, Piper and any Restricted Subsidiary which if designated an Unrestricted Subsidiary would be a Material Unrestricted Subsidiary) to be an Unrestricted Subsidiary by giving written notice to the Agent that the board of directors of the Company has made such designation; provided, however, that no Unrestricted Subsidiary may be designated a Restricted Subsidiary unless, at the time of such action and after giving effect thereto, the Company would be permitted to incur at least $1.00 of additional Priority Debt under the provisions of the last sentence of Section 10.2 and no Event of Default shall have occurred and be continuing, and no Restricted Subsidiary may be designated an Unrestricted Subsidiary unless, at the time of such action and after giving effect thereto, no Event of Default shall have occurred and be continuing.

         13.16 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         13.17 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default, or event which with the giving of notice or the lapse of time, or both, would become an Event of Default.

         13.18 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Guarantor in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of Company set forth in Section 5.7 hereof (together with any other indemnities of Company or any Guarantor contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 12.12 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

         WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent                    QUANEX CORPORATION



By:                                       By:
   ------------------------------            ------------------------------

Its:                                      Its:
    -----------------------------             -----------------------------



BANKS:                                    COMERICA BANK



                                          By:
                                             ------------------------------

                                          Its:
                                              -----------------------------



                                          HARRIS TRUST AND SAVINGS BANK



                                          By:
                                             ------------------------------

                                          Its:
                                              -----------------------------

                                         WELLS FARGO BANK (TEXAS),
                                         NATIONAL ASSOCIATION



                                         By:
                                            ------------------------------

                                         Its:
                                             -----------------------------



                                         NATIONSBANK OF TEXAS, N.A.



                                         By:
                                            ------------------------------

                                         Its:
                                             -----------------------------



                                         ABN AMRO BANK N.V., Houston Agency

                                         By:     ABN AMRO North America, Inc.,
                                                 as agent



                                         By:
                                            ------------------------------

                                         Its:
                                             -----------------------------


                                         By:
                                            ------------------------------

                                         Its:
                                             -----------------------------

                                  SCHEDULE 1.1

                                  PERCENTAGES



         =================================================================================================
                                 BANK                              PERCENTAGE             TOTAL COMMITMENT
         -------------------------------------------------------------------------------------------------
         Comerica Bank                                                38%                   $ 95,000,000
         -------------------------------------------------------------------------------------------------
         Harris Trust and Savings Bank                                18%                   $ 45,000,000
         -------------------------------------------------------------------------------------------------
         Wells Fargo Bank (Texas), National Association               18%                   $ 45,000,000
         NationsBank of Texas, N.A.                                   14%                   $ 35,000,000
         -------------------------------------------------------------------------------------------------
         ABN Amro Bank N.V., Houston Agency                           12%                   $ 30,000,000
         -------------------------------------------------------------------------------------------------
         Total                                                        100%                  $250,000,000
         =================================================================================================

                                  SCHEDULE 1.2

                            PRICING MATRIX - GRID I




=======================================================================================================================
          BASIS FOR PRICING      LEVEL I          LEVEL II           LEVEL III             LEVEL IV             LEVEL V
Leverage                        < 30.00%       > 30.00% But        > 40.00% But          > 50.00% But           > 60.00%
                                               -                   -                     -                      -
                                                 < 40.00%            < 50.00%              < 60.00%
- -----------------------------------------------------------------------------------------------------------------------
Commitment Fee                    .20%              .25%                .35%                  .45%                .50%
- -----------------------------------------------------------------------------------------------------------------------
Eurodollar Margin                 .50%              .625%               .75%                 1.125%              1.50%
- -----------------------------------------------------------------------------------------------------------------------
Letter of Credit Fees             .50%              .625%               .75%                 1.125%              1.50%
=======================================================================================================================



                            PRICING MATRIX - GRID II



==================================================================================================================================
    BASIS FOR PRICING               LEVEL I*              LEVEL II*              LEVEL III*                    LEVEL IV*
- ----------------------------------------------------------------------------------------------------------------------------------
 Debt Rating                   S&P         Moody's     S&P        Moody's     S&P         Moody's        S&P             Moody's
                               ---         -------     ---        -------     ---         -------        ---             -------
                             BBB+ or  or   Baal or     BBB   or   Baa2        BBB-   or   Baa3        Lower than   or   Lower than
                             higher        higher                                                        BBB-              Baa3
- ----------------------------------------------------------------------------------------------------------------------------------
 Commitment Fee                      .15%                   .20%                    .25%
- ----------------------------------------------------------------------------------------------------------------------------------
 Eurodollar Margin*                  .40%                   .50%                   .625%                   Grid I shall apply
- ----------------------------------------------------------------------------------------------------------------------------------
 Letter of Credit Fees               .40%                   .50%                   .625%
==================================================================================================================================


* NOTE:

     (1) If Company obtains only a single Debt Rating, that rating shall be used for purposes of determining the applicable Rating Level.

     (2) If, however, Company obtains a Debt Rating from S&P and Moody's, the higher of the Debt Ratings (the "Governing Rating") shall be used for purposes of determining the applicable Rating Level; provided that if the lower of the Debt Ratings is more than one level lower than the Governing Rating, then a premium of .125% shall be added to the Eurodollar Margin otherwise applicable under Grid II.

     (3) Capitalized terms used in this Schedule 1.2 shall be defined as in the Agreement.

                                  SCHEDULE 8.6

                      LIST OF SUBSIDIARIES OF THE COMPANY
                              AS OF APRIL 30, 1996


========================================================================================================================
                                                                                                         PERCENTAGE OF
                                                                                                          VOTING STOCK
                                                                                                        OWNED BY COMPANY
                                                                     JURISDICTION OF                     AND EACH OTHER
                     NAME OF SUBSIDIARY                               INCORPORATION                        SUBSIDIARY
========================================================================================================================
  1.  RESTRICTED SUBSIDIARIES:
- ------------------------------------------------------------------------------------------------------------------------
  LaSalle Steel Company                                                  Delaware                             100
  Quanex Aluminum Inc.                                                   Delaware                             100
  Nichols-Homeshield, Inc.                                               Delaware                             100
  Michigan Seamless Tube Company                                         Delaware                             100
  Quanex Bar, Inc.                                                       Delaware                             100
- ------------------------------------------------------------------------------------------------------------------------
  2.  SUBSIDIARIES (OTHER THAN RESTRICTED SUBSIDIARIES)
- ------------------------------------------------------------------------------------------------------------------------
  Quanex Manufacturing, Inc.                                             Delaware                             100
  Quanex Metals, Inc.                                                    Delaware                             100
  Quanex Steel, Inc.                                                     Delaware                             100
  Quanex Wire, Inc.                                                      Delaware                             100
  Quanex Foreign Sales Corporation                                  U.S. Virgin Islands                       100
========================================================================================================================

                                 SCHEDULE 8.12

                              MATERIAL LITIGATION


         None

                                 SCHEDULE 8.14

                                 PENSION PLANS


============================================================================================================
                                                                                UNFUNDED (OVERFUNDED)
                                                                           ACTUARIAL ACCRUED LIABILITY (A)
- ------------------------------------------------------------------------------------------------------------
  Quanex Corporation
  ------------------
     .     Pension Plan for Salaried Employees of Quanex Corporation                              $1,486,107

     .     Gulf States Tube Division Hourly Rate Employees' Pension
           Plan                                                                                    1,315,988

     .     MacSteel Michigan Division Hourly Rate Employees' Pension
           Plan                                                                                      855,295

     .     MacSteel Arkansas Division Operations Personnel Pension
           Plan
                                                                                                      92,812
     .     Hourly Employees' Pension Plan
                                                                                                     212,005
                                                                                                  ----------
                   Quanex Total                                                                   $3,962,207
- ------------------------------------------------------------------------------------------------------------
  LaSalle Steel Company
  ---------------------
     .     LaSalle Steel Company Pension Plan for Hourly Employees                                 2,072,786
- ------------------------------------------------------------------------------------------------------------
  Michigan Seamless Tube Company
  ------------------------------
     .     Michigan Seamless Tube Division Hourly Rate Employees'
           Pension Plan                                                                            1,221,456
                                                                                                  ----------
                   Combined Total                                                                 $7,256,449
                                                                                                  ==========
============================================================================================================



(A)      The Wyatt Company Actuarial Valuation as of November 1, 1995

                                 SCHEDULE 8.16

                             ENVIRONMENTAL MATTERS


         None

                                 SCHEDULE 10.1

                           LIENS SECURING FUNDED DEBT


Liens securing Funded Debt and Capitalized Leases outstanding on April 30, 1996 were as follows:

(a)      Notes, Bonds and other Securities:

         None

(b)      Capitalized Leases:

         None

                                 SCHEDULE 10.2

                             PERMITTED INDEBTEDNESS



Funded Debt of the Company and its Restricted Subsidiaries outstanding on July 19, 1996 was as follows:

(a)      Notes, Bonds and other Securities.

         (1) $50,000,000 borrowings were outstanding under the revolving credit portion of the Quanex Corporation $75 Million Revolving Credit and Letter of Credit Agreement dated as of December 4, 1990 among Comerica Bank, Wells Fargo Bank of Texas, N.A., Harris Trust and Savings Bank, NationsBank of Texas, N.A. and Comerica Bank as agent (the "Banks").

         (2) $1,610,000 pursuant to the City of Davenport,Iowa 8-3/8% Pollution Control Revenue Refunding Bonds (Nichols-Homeshield, Inc. Project) Series 1989.

         (3) $1,665,000 pursuant to the City of Huntington, Indiana, Economic Development Refunding Revenue Bonds, Series 1996 (Quanex Corporation Project).

         (4) $84,920,000 pursuant to 6.88% Quanex Convertible Subordinated Debentures due June 30, 2007.

(b)      Guaranteed Obligations:

         (1) Guarantees of Quanex Corporation, Nichols-Homeshield, Inc., Michigan Seamless Tube Company and LaSalle Steel Company to the Banks regarding the obligation described in (a)(1) above.

(c)      Capitalized Leases:

 None

                                 SCHEDULE 13.5

                             Addresses For Notices



===========================================================================================================
                                                                           TELEPHONE               FAX
                                                                             OFFICE               OFFICE
===========================================================================================================
  Quanex Corporation                           Wayne M. Rose              713-961-4600         713-877-5333
  1900 West Loop South                     Vice President & Chief
  Suite 1500                                 Financial Officer
  Houston, TX 77027
- -----------------------------------------------------------------------------------------------------------
  Comerica Bank                               Kim A. Uhlemann             214-818-2545         214-818-2550
  4100 Spring Valley                           Vice President
  Suite 900
  Dallas, TX 75244

  cc:      Comerica Bank                     William B. Murdock           313-222-5594         313-222-9434
           Syndications Group             Assistant Vice President
           500 Woodward Avenue
           Mail Code 3289
           Detroit, MI 48275-3289
- -----------------------------------------------------------------------------------------------------------
  Harris Trust and Savings Bank               James H. Colley             312-461-6876         312-461-2591
  111 W. Monroe - 2W                           Vice President
  Chicago, IL 60690
- -----------------------------------------------------------------------------------------------------------
  Wells Fargo Bank                           Valerie B. Carlson           713-250-4307         713-250-7029
  1000 Louisiana                               Vice President
  Third Floor
  P.O. Box 3326
  Houston, TX 77253-3326
- -----------------------------------------------------------------------------------------------------------
  NationsBank of Texas, N.A.               Forest Scott Singhoff          713-247-6961         713-247-6719
  700 Louisiana                            Senior Vice President
  Eighth Floor
  P.O. Box 2518
  Houston, TX 77252-2518
- -----------------------------------------------------------------------------------------------------------
  ABN AMRO N.A., Inc.                       Timothy M. Schneider          713-964-3352         713-629-7533
  Three Riverway                                  Officer
  Suite 1700
  Houston, TX 77056
===========================================================================================================

                                  EXHIBIT A-1


                      REQUEST FOR REVOLVING CREDIT ADVANCE


No.                                               Dated:
   --------------------                                 --------------------


To:      Comerica Bank - Agent

Re: Revolving Credit and Term Loan Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and Quanex Corporation ("Company") dated as of July 23, 1996 (as amended from time to time, the "Agreement").


         Pursuant to the Agreement, the Company requests an Advance from Banks as follows:

         A.      Date of Advance:
                                 -------------------------

         B.      Amount of Advance:

                 $
                  ---------------

                 [ ]      Comerica Bank Account No.
                                                   --------------------

                 [ ]      Other:
                                ---------------------------------------

                                ---------------------------------------

         C.      Type of Activity:

                 1.       Advance                  [ ]
                 2.       Refunding                [ ]
                              of a Revolving Credit Advance     [ ]
                              of a Swing Line Advance           [ ]
                 3.       Conversion               [ ]

         D.      Interest Rate:

                 1.       Prime-based Rate                  [ ]
                 2.       Eurodollar-based Rate             [ ]

         E.      Interest Period (for Eurodollar-based Advances only):

                 1.       One (1) Month            [ ]
                 2.       Two (2) Months           [ ]
                 3.       Three (3) Months         [ ]
                 4.       Six (6) Months           [ ]

    The Company certifies to the matters specified in Section 2.3(g) of the Agreement.

         Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Agreement.


                                           QUANEX CORPORATION



                                           By:
                                              ------------------------------

                                           Its:
                                               -----------------------------



Agent Approval:
               ------------------------------

                                  EXHIBIT A-2


                         REQUEST FOR SWING LINE ADVANCE


No.                                              Dated:
   -------------------------                           -------------------------

To:      Comerica Bank, Swing Line Bank

Re: Revolving Credit and Term Loan Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and Quanex Corporation ("Company") dated as of July 23, 1996 (as amended from time to time, the "Agreement").


         Pursuant to the Agreement, the Company requests a Swing Line Advance from the Swing Line Bank as follows:

         A.      Date of Advance:
                                 ------------------------------

         B.      Amount of Advance:

                 $
                  --------------------


                 [ ]      Comerica Bank Account No.
                                                   ------------------

                 [ ]      Other:
                                --------------------------------------

                                --------------------------------------

         C.      Interest Rate:

                 1.       Prime-based Rate                  [ ]
                 2.       Quoted Rate                       [ ]

         D.      Interest Period:

                 1.                   days(1)
                     -----------------





                 ____________________

                 (1) Insert up to 30 days.

   The Company certifies to the matters specified in Section 3A.3(f) of the Agreement.


                                             QUANEX CORPORATION



                                             By:
                                                ------------------------------

                                             Its:
                                                 -----------------------------

Swing Line Bank Approval:
                         --------------------

                                   EXHIBIT B


                             REVOLVING CREDIT NOTE

$                                                                       , 1996
 --------------------                                -------------------


         On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Quanex Corporation, a Delaware corporation ("Company") promises to pay to the order of [insert Bank] ("Bank") at Detroit, Michigan, in care of Agent, in lawful money of the United States of America, the sum of [Insert Amount derived from Percentages] Dollars ($____________), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to the Quanex Corporation Revolving Credit and Term Loan Agreement dated as of July 23, 1996, made by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan (without regard to its conflict of laws principles).

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

        Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                               QUANEX CORPORATION



                                               By:
                                                  -----------------------------

                                               Its:
                                                   ----------------------------

                                   EXHIBIT C


                                SWING LINE NOTE

$10,000,000                                                             , 1996
                                                    --------------------


         On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Quanex Corporation, a Delaware corporation ("Company") promises to pay to the order of Comerica Bank ("Bank") at 500 Woodward Avenue, Detroit, Michigan in lawful money of the United States of America, the sum of Ten Million Dollars ($10,000,000), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to Article 3A of the Quanex Corporation Revolving Credit and Term Loan Agreement dated as of July 23, 1996, executed by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

         The unpaid principal indebtedness from time to time outstanding under this Note shall be due and payable on the last day of the Interest Period applicable thereto or as otherwise set forth in the Agreement, provided that no Swing Line Advance may mature or be payable on a day later than the Revolving Credit Maturity Date.

         Each of the Swing Line Advances made hereunder shall bear interest at the Prime-based Rate or the Quoted Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances, repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan (without regard to its conflict of laws provisions).

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

        Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                               QUANEX CORPORATION



                                               By:
                                                  -----------------------------

                                               Its:
                                                   ----------------------------

                                   EXHIBIT D


                                    FORM OF
                   SWING LINE LOAN PARTICIPATION CERTIFICATE


                                                                          ,19
                                                      --------------------   --

[Name of Bank]

- ------------------------------

- ------------------------------


Ladies and Gentlemen:

         Pursuant to subsection 3A.5 of the Revolving Credit and Term Loan Agreement dated as of July 23, 1996, among Quanex Corporation, the Banks named therein and Comerica Bank, as Agent, the undersigned hereby acknowledges receipt from you of $___________________ as payment for a participating interest in the following Swing Line Loan:


         Date of Swing Line Loan:
                                 ----------------------------------------

         Principal Amount of Swing Line Loan:
                                             ----------------------------

The participation evidenced by this certificate shall be subject to the terms and conditions of the Revolving Credit and Term Loan Agreement including without limitation Section 3A.5(b) thereof.



                                           Very truly yours,

                                           COMERICA BANK, as Agent


                                           By:
                                              ------------------------------

                                           Its:
                                               -----------------------------

                                   EXHIBIT E


                       FORM OF LETTER OF CREDIT AGREEMENT


                                [to be provided]

                                   EXHIBIT F


                               FORM OF TERM NOTE


$
 --------------------                                    --------------------



         On or before [date selected by Company] (the "Term Loan Maturity Date"), FOR VALUE RECEIVED, Quanex Corporation, a Delaware corporation ("Company") promises to pay to the order of [insert bank] ("Bank") at Detroit, Michigan, care of Agent, in lawful money of the United States of America, the sum of [insert amount derived from Percentages] Dollars ($__________) as may have been advanced and then be outstanding hereunder pursuant to the Quanex Corporation Revolving Credit and Term Loan Agreement dated as of July 23, 1996 (as amended, or otherwise modified from time to time, the "Agreement"), made by and among the Company, certain banks, including the Bank, and Comerica Bank, a Michigan banking corporation, as Agent for such banks, together with interest thereon as hereinafter set forth.

         Until the Term Loan Maturity Date, when the entire unpaid principal balance of this Note and all accrued interest and other sums outstanding thereon shall be paid in full, the principal Indebtedness evidenced by this Note shall be repaid in accordance with the Term Loan Permitted Amortization Schedule on the following dates and in the following amounts:


           [to be inserted based on Term Loan Permitted Amortization
                         Schedule selected by Company]


There shall be no readvance or reborrowing of any principal reductions of this Note.

         Each of the Advances made hereunder shall bear interest at the Eurodollar-based Rate or the Prime-based Rate as selected by Company or as otherwise determined under the Agreement and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which refundings and conversions may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made, and was funded on the basis of the Company's Term Loan Initial Request dated ____________________ with respect to the applicable Term Loan. Definitions and terms of the Agreement are hereby incorporated herein.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

        Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                            QUANEX CORPORATION



                                            By:
                                               ------------------------------

                                               Its:
                                                   --------------------------

                                   EXHIBIT G


                           TERM LOAN INITIAL REQUEST

No.                                                Dated:
   --------------------                                  --------------------

To:      Comerica Bank - Agent

Re: Quanex Corporation Revolving Credit and Term Loan Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and Quanex Corporation ("Company") dated as of July 23, 1996 (as amended from time to time, the "Agreement").

         Pursuant to the Agreement, the Company requests a Term Loan from Banks as follows:

         A.      Date of funding of Term Loan:

         B.      Amount of Term Loan:

                 $
                  --------------------


                 [ ]      Comerica Bank Account No.
                                                   --------------------

                 [ ]      Other:
                                -----------------------------------

                                -----------------------------------

         C. The Term Loan Maturity Date for the requested Term Loan shall be ________________.(1)

         D. The proposed Term Loan Permitted Amortization Schedule is attached hereto as Schedule 1.

         The Company certifies to the matters specified in Section 3B.5.


                                           QUANEX CORPORATION




                                           By:
                                              ------------------------------

                                           Its:
                                               -----------------------------
Agent Approval:
               -------------------------



- --------------------

     (1) Insert a date not more than seven years from the date of proposed funding of the Term Loan.

                                   EXHIBIT H

                         FORM OF TERM LOAN RATE REQUEST


To:      Comerica Bank ("Agent")

A.       Request

         The undersigned authorized officer of Quanex Corporation in accordance with Section 3B.4 of the Quanex Corporation Revolving Credit and Term Loan Agreement dated as of July 23, 1996 (as amended, or otherwise modified, the "Agreement"), among Quanex Corporation ("Company"), certain Banks and Comerica Bank, as Agent for the Banks, hereby requests the Agent under the Agreement to fund an initial Term Loan, or refund or convert, as applicable, a (an) _______________(1) Advance of the Term Loan to the undersigned on __________, 19__,(2) in the amount of $__________ under the Term Notes ("Notes") dated _______________, 1996 to be made, or made by Company to said Banks.

         If this Request involves a Eurodollar-based Advance, the first Interest Period is ______________________________________________________.(3)

B.       Certification

         The undersigned hereby certifies to the matters specified in Section 3B.5 of the Agreement.

C.       Defined Terms

         Capitalized terms used herein, unless specifically defined to the contrary herein, have the meanings given them in the Agreement.

Dated this ____ day of ________________, 1996.

                                             QUANEX CORPORATION



                                             By:
                                                ------------------------------

                                             Its:
                                                 -----------------------------






- --------------------

     (1)  Insert, as applicable, "Eurodollar-based" or "Prime-based."

     (2) Insert date at least three (3) Business Days after the date of Request, if Request involves a Eurodollar-based Advance.

     (3)  Insert first Interest Period, if applicable.

                                   EXHIBIT I

                            LETTER OF CREDIT NOTICE


TO:      Members of the Bank Group

RE: Issuance of Letter of Credit pursuant to Article 3 of the Quanex Corporation ("Company") Revolving Credit and Term Loan Agreement (as amended or otherwise modified from time to time, "Agreement") dated July 23, 1996 among Company, Agent and the Banks.


         On ______________________, 19__,(1) Agent, in accordance with Article 3 of the Agreement, issued its Letter of Credit number ______________, in favor of ____________________(2) for the account of Company [and _____________________
________________________ ______].(3) The face amount of such Letter of Credit is $____________. The amount of each Bank's participation in the Letter of Credit is as follows:(4)

         Comerica Bank                             $
                                                    ------------------
                                                   $
         --------------------------                 ------------------
                                                   $
         --------------------------                 ------------------
                                                   $
         --------------------------                 ------------------
                                                   $
         --------------------------                 ------------------

         This notification is delivered this ___ day of ___________, 19___, pursuant to Section 3.3 of the Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Agreement.

                                          Signed:

                                          COMERICA BANK



                                          By:
                                             ------------------------------

                                          Its:
                                              -----------------------------




- --------------------

     (1)  Date of Issuance

     (2)  Beneficiary

     (3)  Other Account Party (i.e. Affiliate of Company), if any

     (4)  Amounts based on Percentages

                                   EXHIBIT J

                     FORM OF RESTRICTED SUBSIDIARY GUARANTY

                          [NAME OF GUARANTOR] GUARANTY



         [Name of Guarantor], a _________________ corporation ("Guarantor") desires to see the success of Quanex Corporation, a Delaware corporation ("Company") and Account Parties (as defined below) and furthermore, Guarantor shall receive direct and/or indirect benefits from loans and extensions of credit to Company and Account Parties in connection with the transactions contemplated under the Credit Agreement and the Loan Documents (as defined below).

         To induce each of the Banks (as defined below), to enter into and perform its obligations under that certain $250,000,000 Revolving Credit and Term Loan Agreement dated as of July 23, 1996 among Company, Comerica Bank, as Agent, ("Agent") and the Banks, as the same may be amended from time to time (the "Credit Agreement"), the Guarantor has executed and delivered this guaranty ("Guaranty").

         1. Definitions. Unless otherwise provided herein, all capitalized terms in this Guaranty shall have the meanings specified in the Credit Agreement. The term "Banks" as used herein shall include any successors or assigns of the Banks, in accordance with the Credit Agreement.

         2. Guaranty. The Guarantor hereby guarantees to the Banks the due and punctual payment to the Banks when due, whether by acceleration or otherwise, of all amounts due and owing under:

                 (a)      the Credit Agreement;

                 (b) any and all Revolving Credit Notes, any and all Term Loan Notes, and the Swing Line Note made or to be made to the order of the Banks (or any of them, including the Swing Line Bank); and

                 (c) any and all Reimbursement Obligations and other amounts owing under or in connection with any and all Letters of Credit issued for any Account Party from time to time pursuant to the Credit Agreement;

all of the foregoing payable with interest thereon and otherwise in accordance with the terms of such Notes and the Credit Agreement, as well as all extensions, renewals, and amendments of or to the Credit Agreement, the Notes or Letters of Credit or Letter of Credit Agreements or such other Indebtedness (as defined in the

Credit Agreement, or any replacements or substitutions therefor), and hereby agrees that if the Company, any Account Party, or any other Person who is or becomes primarily liable therefor, shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Notes, the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or any of the other Loan Documents, the Guarantor will forthwith pay to Agent on behalf of the Banks an amount equal to any such amount or cause the Company and any other Person then primarily liable therefor to perform and discharge any such covenant, representation or warranty, as the case may be, and will pay any and all damages that may be incurred or suffered in consequence thereof by Agent and all reasonable expenses, including reasonable attorneys fees, that may be incurred by Agent in enforcing such covenant, representation or warranty of the Company, and in enforcing the covenants and agreements of this Guaranty.

         3. Unconditional Character of Guaranty. The obligations of Guarantor under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Notes, the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or action to enforce the same, any failure or delay in the enforcement of the obligations of the Company under the Notes, the Credit Agreement, or the obligations of Company or any other Account Party under the Letters of Credit, the Letter of Credit Agreements, or of the obligations of any Person under any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination. Guarantor hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Notes, the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or any of the other Loan Documents, any right to require a proceeding first against the Company, any Account Party, or any other guarantor or surety, or to exhaust any security for the performance of the obligations of the Company or any Account Party, any protest, presentment, notice or demand whatsoever, and Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released except upon payment in full of all amounts due and to become due from the Company and all Account Parties, as and to the extent described above, and only to the extent of any such payment, performance and discharge or upon the release of Guarantor pursuant to the terms of Section 5.6 hereof. Guarantor further covenants that no security now or subsequently held by the Agent or the Banks for the payment of the Indebtedness evidenced by the Notes, or incurred under the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or otherwise evidenced or incurred, whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of Agent or the Banks in respect of such security, shall affect in any manner whatsoever the unconditional obligation of this Guaranty, and that the Agent and each of the Banks, in their respective sole discretion and without notice to Guarantor, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligation of this Guaranty. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby irrevocably waives any and all rights it may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Banks) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from the Company and the Account Parties or any other party liable for payment of any or all of the Indebtedness for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

         Without limiting the generality of the foregoing, such obligations, and the rights of the Agent on behalf of the Banks to enforce the same by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Company, any Account Party, the Guarantor or others or (ii) any change in the ownership of any of the capital stock of the Company or any of the Company's Subsidiaries, or any of their respective Affiliates.

         The Guarantor hereby waives to the fullest extent possible under applicable law:

                 (a) any defense based upon the doctrine of marshalling of assets or upon an election of remedies by Agent or the Banks, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Company or any Account Party for reimbursement, or both;

                 (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                 (c) any duty on the part of Agent or any of the Banks to disclose to the Guarantor any facts Agent or the Banks may now or hereafter know about the Company or any Account Party, regardless of whether Agent or any Bank has reason to believe that any such facts materially increase the risk beyond that which the Guarantor intends to assume or has reason to believe that such facts are unknown to the Guarantor or has a reasonable opportunity to communicate such facts to the Guarantor, since the Guarantor acknowledges that it is fully responsible for being and keeping informed of the financial condition of Company and Account Parties and of all circumstances bearing on the risk of non-payment of any Indebtedness hereby guaranteed;

                 (d) any defense arising because of Agent's or the Banks' election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code;

                 (e) any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which the Guarantor may have or obtain against the Company, by reason of the existence of this Guaranty, or by reason of the payment by the Guarantor of any Indebtedness or the performance of this Guaranty or of any other Loan Documents, until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit under the Credit Agreement or any of the Loan Documents (whether optional or obligatory), or any Letter of Credit, remains outstanding, and any amounts paid to the Guarantor on account of any such claim at any time when the obligations of the Guarantor under this Guaranty shall not have been fully and finally paid shall be held by the Guarantor in trust for Agent and the Banks, segregated from other funds of the Guarantor, and forthwith upon receipt by the Guarantor shall be turned over to Agent in the exact form received by the Guarantor (duly endorsed to Agent by the Guarantor, if required), to be applied to the Guarantor's obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine; and

                 (f) any other event or action (excluding Guarantor's compliance with the provisions hereof) that would result in the discharge by operation of law or otherwise of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

         The Agent and each of the Banks may deal with the Company and Account Parties and any security held by them, for the obligations of the Company or any Account Party (as aforesaid) in the same manner and as freely as if this Guaranty did not exist and the Agent on behalf of the Banks shall be entitled without notice to Guarantor, among other things, to grant to the Company and Account Parties such extension or extensions of time to perform any act or acts as may seem advisable to the Agent on behalf of the Banks at any time and from time to time, and to permit the Company or any Account Party to incur additional indebtedness to Agent, the Banks, or either or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of Guarantor hereunder.

         The Agent may proceed, either in its own name (on behalf of the Banks) or in the name of the Guarantor, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantor. Each and every remedy of the Agent on behalf of the Banks shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

         No waiver or release shall be deemed to have been made by the Agent or the Banks of any of its rights hereunder unless the same shall be in writing and signed by or on behalf of the Banks, and any such waiver shall be a waiver or release only with respect to the specific matter involved and shall in no way impair the rights of the Agent or the Banks or the obligations of Guarantor under this Guaranty in any other respect at any other time.

         At the option of the Agent, Guarantor may be joined in any action or proceeding commenced by the Agent against the Company, and/or any Account Party or Account Parties, or any other Person in connection with or based upon the Notes, the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against Guarantor in such action or proceeding or in any independent action or proceeding against Guarantor, without any requirement that the Agent or the Banks first assert, prosecute or exhaust any remedy or claim against the Company, any Account Party, or any other Person.

         4. Representations and Warranties. Guarantor represents, warrants and agrees, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Guaranty, that:

                 (a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. To the best of its knowledge, Guarantor is duly qualified or licensed to do business as a foreign corporation, and is in good standing in each jurisdiction where the nature of the business conducted by it or the properties owned or leased by it makes such qualification or licensing necessary and where failure to be so qualified would have a material adverse effect on its business.

                 (b) Execution, delivery and performance of this Guaranty, all of the other Loan Documents to which Guarantor is a party, and all other documents and instruments executed and delivered under or in connection with this Guaranty or the other Loan Documents by Guarantor (or to be so executed and delivered) are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Guarantor's articles of incorporation or bylaws, and do not require the consent or approval, material to the transactions contemplated by the Loan Documents, of any court, governmental body, agency or authority not previously obtained and delivered to Agent under the Credit Agreement.

                 (c) This Guaranty and each of the Loan Documents to which Guarantor is a party and all other certificates, agreements, documents and instruments executed and delivered by Guarantor under or in connection therewith have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of Guarantor, enforceable in accordance with their respective terms, except as the validity or enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or other equitable principles (regardless of whether enforcement is considered in proceedings in law or equity).

                 (d) The execution, delivery and performance of the Guaranty and each of the Loan Documents to which Guarantor is a party and any other documents and instruments required under or in connection with this Guaranty by Guarantor are not in contravention of the terms of any indenture, agreement or undertaking to which Guarantor is a party or by which it is bound, except to the extent such terms have been waived or are not material to the transactions contemplated by the Loan Documents.

                 (e) There is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or affecting Guarantor or its Subsidiaries (other than any suit, action or proceeding in which Guarantor or its Subsidiaries is the plaintiff and in which no counterclaim or cross-claim against Guarantor or its Subsidiaries has been filed) nor has Guarantor or its Subsidiaries or any of their respective officers or directors been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer or director is or may be entitled to indemnification by Guarantor or its Subsidiaries, except as otherwise disclosed in the appropriate exhibit to the Credit Agreement and except for miscellaneous suits, actions and proceedings (other than suits, actions or proceedings commenced by any government or governmental authority or seeking specific performance or other equitable or injunctive relief) involving less than $100,000 which suits would not in the aggregate, if resolved adversely to Guarantor, have a material adverse effect on Guarantor. Except as so disclosed, there is not outstanding against Guarantor or its Subsidiaries any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is Guarantor or its Subsidiaries in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such violation would have a material adverse affect on Guarantor.

                 (f) There are no security interests in, liens, mortgages, or other encumbrances on any of the assets or properties of the Guarantor, that are prohibited by the provisions of the Credit Agreement.

                 (g) Guarantor's financial statements dated ___________, 1996 delivered to the Agent prior to the date of this Guaranty, are complete and correct, prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition of Guarantor as of each date thereof. To the best knowledge of the Guarantor, Guarantor has no contingent obligation (including any liability for taxes) which was not disclosed by or reserved against in the financial statements; and at the present time there are no material unrealized or anticipated losses from any present commitment or obligation of Guarantor.

                 (h) All factual information heretofore or contemporaneously furnished in writing by or on behalf of Guarantor to Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Guarantor to Agent or any Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified and, to the best of its knowledge, is not incomplete by omitting to state any material fact necessary to make such information not misleading.

         5.      Miscellaneous.

                 5.1 Governing Law. THIS GUARANTY SHALL BE DEEMED DELIVERED IN MICHIGAN AND SHALL BE INTERPRETED AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE DETERMINED UNDER THE LAWS OF, AND BE ENFORCEABLE IN, THE STATE OF MICHIGAN, GUARANTOR HEREBY CONSENTING TO THE JURISDICTION OF SUCH STATE AND ALL FEDERAL COURTS SITTING IN SUCH STATE.

                 5.2 Severability. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

                 5.3 Notice. All notices and other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given in conformity with Section 13.5 of the Credit Agreement.

                 5.4 Right of Offset. Guarantor acknowledges the rights of the Agent and of each of the Banks to offset against the indebtedness of Guarantor to the Banks under this Guaranty, any amount owing by the Agent or the Banks, or either or any of them to the Guarantor, whether represented by any deposit of Guarantor with the Agent or any of the Banks or otherwise.

                 5.5 Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement.

                 5.6 Release. Upon (a) the termination of the commitment of the Banks to make Loans or Advances to Company and the satisfaction by Guarantor of its obligations hereunder, or (b) the time at which Guarantor is no longer subject to any obligation hereunder or the time at which the Guarantor is designated an Unrestricted Subsidiary pursuant to and in accordance with the terms of the Credit Agreement, whichever first occurs, the Guarantor shall be deemed released from this Guaranty and, the Agent shall deliver to Guarantor, upon written request therefor, a written release of this Guaranty; provided that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event that any payment received or credit given by the Agent or the Banks is returned, disgorged or rescinded as an avoidable preference, impermissible setoff, fraudulent conveyance or otherwise under any applicable state or federal law, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against Guarantor as if such returned, disgorged or rescinded payment or credit had not been received or given by the Agent or the Banks, and whether or not the Agent or any Bank relied upon such payment or credit or changed its position as a consequence thereof.

                 5.7 Consent to Jurisdiction. The Guarantor and each of the Agent and the Banks (by accepting the benefits hereof) hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty and the Guarantor and the Agent and the Banks hereby irrevocably agree that claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. The Guarantor irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to the Guarantor at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by the Guarantor in a notice to the other parties that complies as to delivery with the terms of Section 5.3. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against the Guarantor or any of its property in the courts of any other jurisdiction. The Guarantor hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

         5.8 WAIVER OF JURY TRIAL. THE BANKS (BY ACCEPTING THE BENEFITS HEREOF), THE AGENT (BY ACCEPTING THE BENEFITS HEREOF) AND THE GUARANTOR AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR THE GUARANTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR THE GUARANTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

         5.9 Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantor, Agent and the Banks that the amount of the Guarantor's obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that the Guarantor's obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor's obligations hereunder shall be limited to the largest amount which, after effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor's respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 5.9, then the amount of such excess shall, from and after the time of payment by the Guarantor (or any of them), be reimbursed by the Banks upon demand by the

Guarantor. The foregoing proviso is intended solely to preserve the rights of the Agent and the Banks hereunder against the Guarantor to the maximum extent permitted by Applicable Insolvency Laws and neither Company nor the Guarantor nor any other Person shall have any right or claim under this Section 5.9 that would not otherwise be available under Applicable Insolvency Laws.

         IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of ________________, 1996.

                                               [NAME OF GUARANTOR]



                                               By:
                                                  ------------------------------

                                               Its:
                                                   -----------------------------


ACCEPTED BY:

COMERICA BANK, as Agent,
on behalf of the Banks



By:
   ------------------------------

Its:
    ------------------------------

                                   EXHIBIT K

                            FORM OF COMPANY GUARANTY

                                    GUARANTY



         Quanex Corporation, a Delaware corporation ("Guarantor") desires to see the success of the Account Parties (as defined below) and furthermore, Guarantor, as the parent corporation of the Account Parties, shall receive direct and/or indirect benefits from extensions of credit to Account Parties in connection with the transactions contemplated under the Credit Agreement and the Loan Documents (as defined below).

         To induce each of the Banks (as defined below), to enter into and perform its obligations under that certain $250,000,000 Revolving Credit and Term Loan Agreement dated as of July 23, 1996 among Guarantor, Comerica Bank, as Agent, ("Agent") and the Banks, as the same may be amended from time to time (the "Credit Agreement"), the Guarantor has executed and delivered this guaranty ("Guaranty").

         1. Definitions. Unless otherwise provided herein, all capitalized terms in this Guaranty shall have the meanings specified in the Credit Agreement. The term "Banks" as used herein shall include any successors or assigns of the Banks, in accordance with the Credit Agreement.

         2. Guaranty. The Guarantor hereby guarantees to the Banks the due and punctual payment to the Banks when due, whether by acceleration or otherwise, of all Reimbursement Obligations of the Account Parties and other amounts owing by the Account Parties, or any of them under or in connection with Letters of Credit issued for from time to time pursuant to the Credit Agreement, payable with interest thereon and otherwise in accordance with the terms of the Credit Agreement and the Letter of Credit Agreements related to such Letters of Credit, as well as all extensions, renewals, and amendments of Letters of Credit or Letter of Credit Agreements or such other Indebtedness (as defined in the Credit Agreement, or any replacements or substitutions therefor), and hereby agrees that if any Account Party, or any other Person who is or becomes primarily liable therefor, shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or any of the other Loan Documents, the Guarantor will forthwith pay to Agent on behalf of the Banks an amount equal to any such amount or cause the applicable Account Party or other Person then primarily liable therefor to perform and discharge any such covenant, representation or warranty, as the case may be, and will pay any and all damages that may be incurred or suffered in consequence thereof by Agent and all reasonable expenses, including reasonable attorneys fees, that may be incurred by Agent in enforcing such covenant, representation or warranty, and in enforcing the covenants and agreements of this Guaranty.

         3. Unconditional Character of Guaranty. The obligations of Guarantor under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Notes, the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or action to enforce the same, any failure or delay in the enforcement of the obligations of any other Account Party under the Letters of Credit, the Letter of Credit Agreements, or of the obligations of any Person under or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination. Guarantor hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Letters of Credit, the Letter of Credit Agreements, or any of the other Loan Documents, any right to require a proceeding first against any Account Party, or any other guarantor or surety, or to exhaust any security for the performance of the obligations of any Account Party, any protest, presentment, notice or demand whatsoever, and Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released except upon payment in full of all amounts due and to become due from all Account Parties, as and to the extent described above, and only to the extent of any such payment, performance and discharge. Guarantor further covenants that no security now or subsequently held by the Agent or the Banks for the payment of the Indebtedness evidenced by the Notes or incurred under the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or otherwise evidenced or incurred, whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of Agent or the Banks in respect of such security, shall affect in any manner whatsoever the unconditional obligation of this Guaranty, and that the Agent and each of the Banks, in their respective sole discretion and without notice to Guarantor, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligation of this Guaranty. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby irrevocably waives any and all rights it may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Banks) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from the Account Parties or any other party liable for payment of any or all of the Indebtedness for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

         Without limiting the generality of the foregoing, such obligations, and the rights of the Agent on behalf of the Banks to enforce the same by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting any Account Party, the Guarantor or others or
(ii) any change in the ownership of any of the capital stock of the Guarantor or any of the Guarantor's Subsidiaries, or any of their respective Affiliates.

         The Guarantor hereby waives to the fullest extent possible under applicable law:

                 (a) any defense based upon the doctrine of marshalling of assets or upon an election of remedies by Agent or the Banks, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Company or any Account Party for reimbursement, or both;

                 (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                 (c) any duty on the part of Agent or any of the Banks to disclose to the Guarantor any facts Agent or the Banks may now or hereafter know about any Account Party, regardless of whether Agent or any Bank has reason to believe that any such facts materially increase the risk beyond that which the Guarantor intends to assume or has reason to believe that such facts are unknown to the Guarantor or has a reasonable opportunity to communicate such facts to the Guarantor, since the Guarantor acknowledges that it is fully responsible for being and keeping informed of the financial condition of the Account Parties and of all circumstances bearing on the risk of non-payment of any Indebtedness hereby guaranteed;

                 (d) any defense arising because of Agent's or the Banks' election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code;

                 (e) any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which the Guarantor may have or obtain against any Account Party, by reason of the existence of this Guaranty, or by reason of the payment by the Guarantor of any Indebtedness or the performance of this Guaranty or of any other Loan Documents, until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit under the Credit Agreement or any of the Loan Documents (whether optional or obligatory), or any Letter of Credit, remains outstanding, and any amounts paid to the Guarantor on account of any such claim at any time when the obligations of the Guarantor under this Guaranty shall not have been fully and finally paid shall be held by the Guarantor in trust for Agent and the Banks, segregated from other funds of the Guarantor, and forthwith upon receipt by the Guarantor shall be turned over to Agent in the exact form received by the Guarantor (duly endorsed to Agent by the Guarantor, if required), to be applied to the Guarantor's obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine; and

                 (f) any other event or action (excluding Guarantor's compliance with the provisions hereof) that would result in the discharge by operation of law or otherwise of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

         The Agent and each of the Banks may deal with the Account Parties and any security held by them, for the obligations of or any Account Party (as aforesaid) in the same manner and as freely as if this Guaranty did not exist and the Agent on behalf of the Banks shall be entitled without notice to Guarantor, among other things, to grant to the Account Parties such extension or extensions of time to perform any act or acts as may seem advisable to the Agent on behalf of the Banks at any time and from time to time, and to permit any Account Party to incur additional indebtedness to Agent, the Banks, or either or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of Guarantor hereunder.

         The Agent may proceed, either in its own name (on behalf of the Banks) or in the name of the Guarantor, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantor. Each and every remedy of the Agent on behalf of the Banks shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

         No waiver or release shall be deemed to have been made by the Agent or the Banks of any of its rights hereunder unless the same shall be in writing and signed by or on behalf of the Banks, and any such waiver shall be a waiver or release only with respect to the specific matter involved and shall in no way impair the rights of the Agent or the Banks or the obligations of Guarantor under this Guaranty in any other respect at any other time.

         At the option of the Agent, Guarantor may be joined in any action or proceeding commenced by the Agent against any Account Party or Account Parties, any other Person in connection with or based upon the Credit Agreement, the Letters of Credit, the Letter of Credit Agreements, or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against Guarantor in such action or proceeding or in any independent action or proceeding against Guarantor, without any requirement that the Agent or the Banks first assert, prosecute or exhaust any remedy or claim against any Account Party, or any other Person.

         4.      Miscellaneous.

                 4.1 Governing Law. THIS GUARANTY SHALL BE DEEMED DELIVERED IN MICHIGAN AND SHALL BE INTERPRETED AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE DETERMINED UNDER THE LAWS OF, AND BE ENFORCEABLE IN, THE STATE OF MICHIGAN, GUARANTOR HEREBY CONSENTING TO THE JURISDICTION OF SUCH STATE AND ALL FEDERAL COURTS SITTING IN SUCH STATE.

                 4.2 Severability. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

                 4.3 Notice. All notices and other communications to be made or given pursuant to this Guaranty shall be sufficient if made or in accordance with Section 13.5 of the Credit Agreement.

                 4.4 Right of Offset. Guarantor acknowledges the rights of the Agent and of each of the Banks to offset against the indebtedness of Guarantor to the Banks under this Guaranty, any amount owing by the Agent or the Banks, or either or any of them to the Guarantor, whether represented by any deposit of Guarantor with the Agent or any of the Banks or otherwise.

                 4.5 Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement.

                 4.6 Release. Upon the termination of the commitment of the Banks to make Loans or Advances to Company and the satisfaction by Guarantor of its obligations hereunder, or when Guarantor is no longer subject to any obligation hereunder, the Agent shall deliver to Guarantor, upon written request therefor, a written release of this Guaranty; provided that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event that any payment received or credit given by the Agent or the Banks is returned, disgorged or rescinded as an avoidable preference, impermissible setoff, fraudulent conveyance or otherwise under any applicable state or federal law, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against Guarantor as if such returned, disgorged or rescinded payment or credit had not been received or given by the Agent or the Banks, and whether or not the Agent or any Bank relied upon such payment or credit or changed its position as a consequence thereof.

         IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of July 23, 1996.


                                                QUANEX CORPORATION



                                                By:
                                                   ----------------------------

                                                Its:
                                                    ---------------------------



ACCEPTED BY:

COMERICA BANK, as Agent,
on behalf of the Banks



By:
   ----------------------------

Its:
    ---------------------------

                                   EXHIBIT L

                                    FORM OF
                              ASSIGNMENT AGREEMENT


                                                       Date:
                                                            --------------------
To:      QUANEX CORPORATION

                 and

         COMERICA BANK, AS AGENT ("Agent")

Re: QUANEX CORPORATION $250,000,000 Revolving Credit and Term Loan Agreement dated as of July 23, 1996 (as amended or otherwise modified from time to time, the "Agreement"), among Quanex Corporation, ("Company"), Agent and certain Banks

Gentlemen and Ladies:

         Reference is made to Section 13.7(c), (d) and (e) of the Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Agreement.

         This Agreement constitutes notice to each of you of the proposed
assignment and delegation by  [insert assignor Bank]    (the "Assignor") to
[insert proposed assignee]   (the "Assignee") of a _____% undivided interest in
Assignor's Revolving Credit Note and Term Loan Note under the Agreement (together, the "Note"), such that after giving effect to the assignment and assumption hereafter provided the Assignee's interest in the Note shall equal $_____________(1) and its Percentage shall equal ___% under the Loan Documents.

         Assignor does hereby sell, assign and transfer to Assignee effective on the "Effective Date" (as hereafter defined) _______% of Assignor's right, title and interest in, to and under the Assignor's Note, the Agreement and the other Loan Documents. It is acknowledged that Assignor, immediately after this Assignment, shall hold ______ percentage (____%) interest in Assignor's Note.

         The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and





- --------------------

     (1)  Such amount shall not be less than a minimum amount of $10,000,000.

delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

         The Assignee hereby confirms that it has received a copy of the Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Company without the intervention of the Agent, the Assignor or any other bank; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Company, or any other party to the Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

         Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.7(c) of the Agreement. Assignor and Assignee represent and warrant that this assignment shall not violate any "blue sky" or other securities law of any jurisdiction or require the Company or any other Person to file a registration statement with the United States Securities and Exchange Commission or apply to qualify any loans or any interest in any thereof, under the "blue sky" or other securities laws of any jurisdiction.

         Except as otherwise provided in the Agreement, effective as of the Effective Date:

         (a) the Assignee: (i) shall be deemed automatically to have become a party to the Agreement, to have assumed all of the Assignor's obligations thereunder to the extent of the Assignee's percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Agreement, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the

                 Agreement as if it were an original signatory thereto; and

         (b) the Assignor's obligations under the Agreement shall be reduced by the percentage referred to in the second paragraph of this Assignment Agreement.

         As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

         (1) the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

         (2) the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Agreement;

         (3) the payment to the Agent of the $3,500 processing fee referred to in Section 13.7(d) (iv) of the Agreement; and

         (4)     all other restrictions and items noted in Sections 13.7(c),
                 (d) and (e) of the Agreement have been satisfied.

The Agent shall notify the Assignor and the Assignee of the Effective Date.

         The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

                 (A)      Address for Notices:

                          Institution Name:

                          Address:

                          Attention:

                          Telephone:

                          Facsimile:

                 (B)      Payment Instructions:

                 (C)      Proposed effective date of assignment.

         The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 13.12 of the Agreement, other forms reasonably requested by the Agent, and the original of each Note held by the Assignor under the Agreement.

         Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.


                                            [ASSIGNOR]


                                            By:
                                               ------------------------------

                                            Its:
                                                -----------------------------



                                            [ASSIGNEE]


                                            By:
                                               ------------------------------

                                            Its:
                                                -----------------------------


ACCEPTED AND CONSENTED TO
this     day of         , 199
     ---        --------     -


COMERICA BANK, Agent


By:
   ------------------------------

Its:
    -----------------------------



QUANEX CORPORATION


By:
   ------------------------------

Its:
    -----------------------------